Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
SXC HEALTH SOLUTIONS CORP.,
SXC HEALTH SOLUTIONS, INC.,
COMET MERGER CORPORATION
and
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
Dated as of February 25, 2008

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 25, 2008, is by and among SXC Health Solutions Corp. (“Parent”), a corporation organized under the laws of Yukon Territory, Canada, SXC Health Solutions, Inc., a Texas corporation and wholly-owned subsidiary of Parent (“US Corp.”), Comet Merger Corporation (“Merger Sub”), a newly-formed Delaware corporation that is wholly-owned by US Corp. and is an indirect, wholly-owned subsidiary of Parent, and National Medical Health Card Systems, Inc. (the “Company”), a Delaware corporation.
     WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has determined that it is advisable and in the best interests of the Company and the stockholders of the Company that the Company be acquired by Parent;
     WHEREAS, Merger Sub has agreed to commence an exchange offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), in which Offer each share of Company Common Stock validly tendered and not properly withdrawn would be exchanged for (a) $7.70 in cash, without interest and (b) such amount of a fully paid and non assessable common share of Parent (“Parent Common Stock”) equal to the Exchange Ratio (such amount of cash and Parent Common Stock, or any higher amount per share offered in Merger Sub’s sole and absolute discretion pursuant to the Offer in accordance with the terms of this Agreement, and subject to adjustment pursuant to Section 1.1(i) or 1.1(j), the “Offer Price”), on the terms and subject to the conditions set forth herein;
     WHEREAS, following the consummation of the Offer, the parties intend that, in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub and the Company shall consummate a merger pursuant to which Merger Sub shall be merged with and into the Company (the “Second Step Merger”), and the Company shall continue as the surviving corporation of the Second Step Merger, and each share of Company Common Stock that is not validly tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive the Offer Price, on the terms and subject to the conditions set forth herein;
     WHEREAS, the parties have agreed that upon certain conditions, Merger Sub would terminate the Offer and the parties would instead seek to consummate the acquisition of the Company by Parent by a merger of Merger Sub with and into the Company (the “One Step Merger”, the One Step Merger or the Second Step Merger are each sometimes referred to as the “Merger”) whereby each issued and outstanding share of Company Common Stock as of the effective time of the One Step Merger would be converted into the right to receive the Merger Consideration, following adoption of this Agreement by the stockholders of the Company, all on the terms and subject to the conditions set forth herein;
     WHEREAS, the Company Board of Directors has (a) determined that it is in the best interests of the Company and the stockholders of the Company, and has adopted and approved, and declared it advisable for the Company to enter into, this Agreement with Parent, US Corp. and Merger Sub providing for the Offer, the Second Step Merger and the One Step Merger, upon the terms and subject to the conditions set forth herein, and (b) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock in the Offer and adopt this Agreement;
     WHEREAS, the Boards of Directors of Parent, US Corp. and Merger Sub have each adopted and approved and declared it advisable to enter into this Agreement upon the terms and conditions set forth herein; and

     WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each of New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P. (each, a “Stockholder Party”) is entering into an agreement in the form of Annex C (each, a “Stockholder Agreement”); and
     WHEREAS, the Company, Parent, US Corp. and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the other transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
     Section 1. The Offer.
          Section 1.1 The Offer
          (a) Provided that the Company shall have complied with its applicable obligations under Section 1.2 (other than clause (e)), Parent shall use its reasonable best efforts to cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price no later than March 24, 2008 (and in any event as promptly as practicable after the date hereof). For the avoidance of doubt, Parent may consummate the Offer through Merger Sub, its indirect wholly-owned Subsidiary.
          (b) The obligation of Merger Sub (and Parent’s obligation to cause Merger Sub) to accept for exchange, and exchange the Offer Price for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer (other than shares of Company Common Stock tendered by guaranteed delivery where actual delivery has not occurred), prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of shares of Company Common Stock that, together with any shares of Company Common Stock then directly or indirectly owned by Merger Sub, represents more than 9,600,000 shares of Company Common Stock (the “Minimum Condition”) and (ii) the other conditions set forth in Annex B (the Minimum Condition and such other conditions collectively referred to herein as the “Offer Conditions”). Parent, US Corp. and Merger Sub expressly reserve the right in their sole and absolute discretion to waive any of the Offer Conditions and to modify the terms of the Offer; provided, that unless previously approved in writing by the Company in the Company’s sole and absolute discretion, (i) the Minimum Condition may not be amended nor may it be waived if such waiver would result in Merger Sub purchasing less than a majority of the outstanding shares of Company Common Stock (for purposes of this clause (i) treating each share of the Company’s Series A 7% Convertible Preferred Stock, par value $0.10 per share (“Company Convertible Preferred Stock” and, together with the Company Common Stock, the “Company Stock”), as having been converted into a share of Company Common Stock pursuant to the Certificate of Designations), (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer or reduces the ratio of cash to Parent Common Stock, decreases the Offer Price or the number of shares of Company Common Stock sought in the Offer, amends or adds to the Offer Conditions, or otherwise modifies the Offer in any manner adverse to the stockholders of the Company, and (iii) except as set forth in Section 1.1(c), the Offer may not be extended nor may any change be made to the Offer that would require an extension of or delay in the then current expiration date of the Offer. Holders of shares of Company Common Stock will not be able to tender such shares by guaranteed delivery unless Merger Sub otherwise elects in its sole and absolute discretion to permit guaranteed delivery. For purposes of this Agreement, including for purposes of determining whether the Minimum Condition has been met, the shares of Company Common Stock issuable upon conversion of the Company Convertible Preferred Stock shall be deemed to have been validly tendered in the Offer and not withdrawn if the Tender

Documents referred to in Section 2.1 of each of the Stockholder Agreements are delivered to the depositary for the Offer in accordance with such Section 2.1 and not withdrawn.
          (c) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at 10:00 a.m., New York City time, on the twenty-first (21st) business day (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced (the “Initial Offer Period”). Subject to the provisions of Section 1.5, and subject to the parties’ respective termination rights under Section 9 (if applicable), (i) if, at the scheduled or extended expiration date of the Offer, any Offer Condition has not been satisfied in Parent’s reasonable discretion or waived (if such waiver is permitted hereunder), Merger Sub shall extend the Offer until the earlier to occur of (x) the satisfaction or waiver of all of the Offer Conditions and (y) the End Date, and (ii) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Market (including any successor exchange, “Nasdaq”) applicable to the Offer or any period required by applicable Law. Following the expiration of the Offer, Merger Sub may elect to provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act and in compliance with all other provisions of applicable Law. Subject to the foregoing, including the requirements of Rule 14d-11 of the Exchange Act, and upon the terms and subject to the conditions of the Offer, Merger Sub shall as promptly as practicable following expiration of the Offer accept for payment and pay for all shares of Company Common Stock (A) validly tendered and not withdrawn pursuant to the Offer and/or (B) validly tendered in any such Subsequent Offering Period. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash and shares of Parent Common Stock, subject to reduction for any applicable withholding Taxes.
          (d) Subject to the foregoing and applicable Law and upon the terms of and subject to the conditions of the Offer, Merger Sub shall accept for payment, as promptly as permitted under applicable securities Law, and pay for (after giving effect to any required withholding Tax), as promptly as practicable after the date on which Merger Sub first accepts shares of Company Common Stock for payment pursuant to the Offer (the date and time of such first acceptance, regardless of whether Parent and Merger Sub elect to provide for one or more Subsequent Offering Periods pursuant to Rule 14d-11 of the Exchange Act, the “Acceptance Date”), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
          (e) No fraction of a share of Parent Common Stock shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such stockholder) shall, upon surrender of his or her Certificate or Certificates or Book-Entry Shares (each as defined below), be entitled to receive an amount of cash (without interest) rounded to the nearest whole cent determined by multiplying (i) the closing price of a share of Parent Common Stock as reported on the Nasdaq on the Acceptance Date by (ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.
          (f) The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

          (g) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall contain the Preliminary Prospectus, an offer to exchange, a form of related letter of transmittal and summary advertisement in respect of the Offer (collectively, together with any amendments or supplements thereto, the Registration Statement and such other ancillary documents as may be required, the “Offer Documents”) and (ii) a registration statement on Form F-4 (or Form S-4) to register the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) of the Exchange Act (the “Preliminary Prospectus”). Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be disseminated to the Company’s stockholders as and to the extent required by applicable federal securities Laws. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, its directors, officers and affiliates as may be required by applicable securities Law or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO, the Registration Statement or the other Offer Documents. Parent and Merger Sub shall use their reasonable best efforts to cause the Schedule TO, the Registration Statement and the other Offer Documents to comply in all material respects with applicable securities laws and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO, the Registration Statement and the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO and the Registration Statement as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the other Offer Documents each time before any such document is filed with the SEC or disseminated to the Company’s stockholders, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO, the Registration Statement or the other Offer Documents promptly after receipt of such comments or other communications, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).
          (h) Parent and/or US Corp. shall provide or cause to be provided to Merger Sub on a timely basis the funds and shares of Parent Common Stock necessary to accept for payment, and pay for, any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.
          (i) If, between the date hereof and the date on which any share of Company Common Stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Company Stock are changed (or a record date for such change occurs) into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

          (j) If, between the date hereof and the date on which any share of Company Common Stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Parent Common Stock are changed (or a record date for such change occurs) into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.
          (k) Subject to Section 1.5, unless this Agreement is terminated pursuant to Section 9, Merger Sub shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion, except that in the event this Agreement is terminated pursuant to Section 9, Merger Sub shall promptly (and in any event within twenty-four (24) hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of shares of Company Common Stock in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered shares of Company Stock to the tendering stockholders.
          Section 1.2 Company Actions.
          (a) The Company hereby represents and warrants that the Company Board of Directors, at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable to and in the best interests of the Company and its stockholders, (ii) approving this Agreement, the Stockholder Agreements and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock in the Offer and, if required by applicable Law in order to consummate the Merger or in connection with the One Step Merger, adopt this Agreement (such recommendation, the “Company Recommendation”).
          (b) Provided that no Change in Recommendation shall have occurred in accordance with Section 6.2(c) or 6.2(d), the Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents in a form and manner reasonably determined by the Company to be acceptable. The Company shall instruct its transfer agent to promptly furnish Parent with a true and correct list, as of the most recent practicable date, of the Company’s stockholders and their addresses, as well as mailing labels containing such names and addresses, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request for purposes of communicating the Offer to the Company’s stockholders. Parent and Merger Sub shall hold all information furnished in accordance with this Section 1.2(b) in confidence in accordance with the terms and conditions of the confidentiality agreement, dated as of October 18, 2007, as amended or supplemented, between Parent and the Company (the “Confidentiality Agreement”), and shall use such information solely in connection with the communication and implementation of the Offer.
          (c) On the date the Schedule TO is first filed with the SEC, the Company shall file with the SEC and disseminate to the Company’s stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, unless a Change in Recommendation in accordance with Section 6.2(c) or 6.2(d) shall have occurred, shall contain the Company Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable Law or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall promptly provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).
          (d) The Company agrees (i) to promptly upon Parent’s request provide all information about the Company required to be disclosed in the Offer Documents, (ii) to use reasonable best efforts to cause the Company’s accountants to promptly deliver to Parent a duly executed consent of the Company’s accountants to allow Parent to include in the Registration Statement the Company’s financial statements and such accountants’ report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) to promptly correct any information provided by the Company for the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.
          (e) Prior to the Acceptance Date, to the extent necessary, the Company (acting through the entire Company Board of Directors or a special committee of the Company Board of Directors comprised solely of “independent directors” determined in accordance with Rule 14d-10(d)(2) of the Exchange Act) will take all steps that may be necessary or reasonably advisable to cause any employee agreement, plan or arrangement (whether in existence prior to or after the date hereof) pursuant to which consideration is or becomes payable to any officer, director or employee to be unanimously approved by the entire Company Board of Directors (or by such special committee) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) of the Exchange Act and to take all actions otherwise necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
          Section 1.3 Directors.
          (a) Effective upon the acceptance for payment of shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board of Directors that equals the product of (x) the total number of directors on the Company Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3(a)), and (y) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock beneficially owned by Merger Sub (including shares of Company Common Stock purchased pursuant to the Offer) and a denominator equal to the total number of shares of Company Common Stock then outstanding. At Parent’s request on or after the Acceptance Date, the Company shall cause Parent’s designees to be elected or appointed to the Company Board of Directors as promptly as possible, including increasing the number of directors and seeking and accepting resignations of incumbent directors. In connection with the designation by Parent of individuals to serve on the Company Board of Directors, the Company shall, at Parent’s request, cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the

Company Board of Directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board of Directors, in each case subject to any limitation imposed by applicable Law (including Nasdaq rules).
          (b) The Company’s obligations to appoint Parent’s designees to the Company Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3, so long as Parent has timely provided to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Parent shall promptly supply to the Company in writing, and shall be solely responsible for the accuracy and completeness of, all such information.
          (c) In the event that Parent’s designees are elected or appointed to the Company Board of Directors pursuant to Section 1.3(a), until the Effective Time, the Company Board of Directors shall have at least three (3) directors who are directors of the Company on the date hereof and who are neither officers of the Company nor stockholders, Affiliates, or associates (within the meaning of the federal securities Law) of Parent (“Continuing Directors”); provided that in such event, if the number of Continuing Directors shall be reduced below three (3), the remaining Continuing Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement or, if no other Continuing Director then remains, the other directors shall be entitled to (and shall be directed by Parent to) designate directors to fill such vacancies who shall not be officers of the Company or stockholders, Affiliates or associates of Parent, and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.
          (d) Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent’s designees to the Company Board of Directors pursuant to Section 1.3(a) and until the Effective Time, any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or its stockholders (other than Parent, Merger Sub or their Affiliates), officers, directors or employees, or of any right of the Company under this Agreement, any amendment of the Company’s certificate of incorporation or bylaws, any amendment or change to or any other consent or action by the Company Board of Directors with respect to this Agreement, the Offer or the Merger or any other transaction contemplated hereby or in connection herewith shall only be effected if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office (or by the sole Continuing Director if there shall be only one Continuing Director). The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.
          Section 1.4 Top-Up Option.
          (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top Up Option”), exercisable only upon the terms and conditions set forth in this Section 1.4, to purchase that number of shares of Company Common Stock (the “Top Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the aggregate number of shares of Company Common Stock owned by Merger Sub at the time of such exercise, shall constitute one (1) share of Company Common Stock more than ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the filing of the certificate of ownership and merger to effect the Second Step Merger (giving effect to the issuance of the Top Up Option Shares), at a price per share equal to $11.00.
          (b) Merger Sub may exercise the Top Up Option, in whole but not in part, at any time on or following the Acceptance Date and prior to the tenth (10th) business day after the later of (i) the Acceptance Date or (ii) the expiration of the Subsequent Offering Period; provided, however, that Merger Sub agrees that it will exercise the Top Up Option if doing so would allow it to consummate the Merger pursuant to Section 253 of the DGCL. The obligation of Merger Sub to exercise the Top Up Option and of the Company to deliver the Top Up Option Shares on the exercise of the Top Up Option is subject to the conditions that (i) immediately prior to the filing of the certificate of ownership and merger to effect the Second Step Merger, the aggregate number of shares owned directly or indirectly by Merger Sub will constitute one (1) share of Company Common Stock more than ninety percent (90%) of the outstanding shares of Company Common Stock at such time (giving effect to the issuance of the Top Up Option Shares) and (ii) the number of Top Up Option Shares issued pursuant to the Top Up Option does not exceed the aggregate number of shares of Company Common Stock that are then authorized and unissued or held as treasury shares by the Company.
          (c) In the event Merger Sub wishes to exercise the Top Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (the “Top-Up Exercise Notice”): (i) the aggregate number of outstanding shares of Company Common Stock that will be owned by Merger Sub immediately preceding the purchase of the Top Up Option Shares (provided the Company has provided Merger Sub with the number of outstanding shares of Company Common Stock as of the applicable date), and (ii) the place and time for the closing of the purchase of the Top Up Option Shares, which may be the same day as, but shall not be more than five (5) business days after, delivery of such notice (the “Top Up Closing”). At the Top Up Closing, Merger Sub shall pay the Company the aggregate purchase price for the Top Up Option Shares (calculated by multiplying the number of such Top Up Option Shares by $11.00) by wire transfer of same day funds to a bank designated by the Company in an amount equal to the aggregate par value of the Top Up Option Shares and a promissory note, bearing interest at a rate of five percent (5%) per annum, for the balance of the purchase price, and the Company shall cause to be issued to Merger Sub a certificate representing such Top Up Option Shares.
          (d) Parent and Merger Sub acknowledge that the Top Up Option Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub agrees that the Top Up Option and the Top Up Option Shares to be acquired upon exercise of the Top Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
          (e) Upon the delivery by Merger Sub to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 1.4(c), Merger Sub shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the bank account described in Section 1.4(c).
          Section 1.5 Change in Structure Event. At the earlier to occur of (a) the parties so agreeing in writing or (b) unless a Change in Recommendation shall have occurred, the date ten (10) business days after the expiration of the Initial Offer Period (or such later date as the parties agree in writing) if the Minimum Condition or the Short Form Condition is not then satisfied (a “Change in Structure Event”), (i) Merger Sub shall promptly (and in any event within twenty-four (24) hours) following such Change in Structure Event irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto, (ii) Parent shall promptly amend the Registration Statement to reflect the Change in Structure Event and file as soon as practicable with the SEC the amended Registration Statement, (iii) the Company shall promptly prepare the Proxy Statement and file as soon as practicable with the SEC the Proxy Statement and (iv) the parties shall otherwise, upon the conditions and subject to the conditions of this Agreement, proceed to consummate a One Step Merger as contemplated by this Agreement. If the Offer is terminated in accordance with this Section 1.5 prior to the purchase of shares of Company Common Stock in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered shares of Company Stock to the tendering stockholders.
     Section 2. The Merger.
     The Merger described in this Section 2 shall govern the Second Step Merger or, if a Change in Structure Event has occurred, the One Step Merger. The parties acknowledge that in the event of a Second Step Merger, the Company Convertible Preferred Stock shall have been converted into shares of Company Common Stock no later than immediately prior to the Acceptance Date and such shares of Company Common Stock, if the Stockholder Parties comply with the tendering procedures set forth in the Stockholder Agreements, shall have been validly tendered and not withdrawn in connection with the Offer. Notwithstanding anything in this Agreement to the contrary, if following the Offer and any Subsequent Offering Period and the exercise, if any, of the Top Up Option, the requirements of Section 253 of the DGCL are satisfied such that the Merger may be effected without a vote of stockholders of the Company, the parties hereto shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable on such basis and in any event within one (1) business day after the Acceptance Date.
          Section 2.1 The Merger; Effects of the Merger
          (a) At the Closing, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and other applicable Delaware Law, the Company and Merger Sub shall file a certificate of merger or certificate of ownership and merger, as the case may be, in such form as required by, and executed and acknowledged by the necessary parties in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is agreed to by the parties hereto and specified in the Certificate of Merger, such time referred to herein as the “Effective Time.” Parent, Merger Sub and the Company shall make all other filings or recordings required under the DGCL or other applicable Delaware Law in connection with the Merger.
          (b) The Merger shall have the effects set forth in the Certificate of Merger and in the applicable provisions of the DGCL and this Agreement. The Company shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). Without limiting the generality of the foregoing, at the Effective Time: (i) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Delaware; (iii) the corporate existence of the Surviving Corporation with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          (c) The certificate of incorporation of the Company immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by the DGCL or other applicable Law.

          (d) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; provided, however, that such bylaws shall be amended as necessary to comply with the obligations of the Surviving Corporation set forth in Section 7.5.
          Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, such date to be no later than the second business day (or in the case of a Second Step Merger, one business day or such earlier time as determined by Parent) after satisfaction or waiver of all of the conditions set forth in Section 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Sidley Austin LLP, One South Dearborn St., Chicago, Illinois 60603, unless another time, date and/or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
          Section 2.3 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
     Section 3. Conversion of Securities.
          Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any shares of outstanding Company Common Stock and Company Convertible Preferred Stock, the following shall occur:
          (a) Conversion of Shares of Company Stock. Each issued and outstanding share of Company Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(c) and Dissenting Shares (collectively, “Excluded Shares”)) shall be cancelled and converted into the right to receive (i) $7.70 in cash (the “Cash Consideration”) and (ii) 0.217 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of Parent Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration” provided that if the Offer Price is changed and shares of Company Common Stock are accepted for purchase pursuant to the Offer, a corresponding change shall be made to the Merger Consideration).
          (b) Merger Sub Common Stock. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only issued and outstanding capital stock of the Surviving Corporation.
          (c) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock and Company Convertible Preferred Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Company, or Merger Sub or any of their Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          Section 3.2 Dissenting Shares
          (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of

Company Stock who are entitled to demand and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Company Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive, subject to Section 3.5 and Section 3.6, the Merger Consideration as set forth in this Section 3.
          (b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
          Section 3.3 Company Options and Restricted Shares. Except to the extent otherwise agreed in writing by the Company and Parent prior to the Effective Time:
          (a) The Company shall use reasonable best efforts to ensure that, (i) immediately prior to the Effective Time, each outstanding option to acquire shares of Company Common Stock (“Company Options”) granted under the Company’s 1999 Stock Option Plan, as amended, and the Amended and Restated 2000 Restricted Stock Grant Plan (collectively, the “Equity Incentive Plans”), shall become fully vested and exercisable (without regard to whether the Company Options are then vested or exercisable) and (ii) at the Effective Time, all Company Options not theretofore exercised shall be cancelled and, in exchange therefor, converted into the right to receive a payment of the Merger Consideration calculated as follows: The excess, if any, of (A) the sum of (x) the Cash Consideration and (y) an amount equal to the Exchange Ratio multiplied by the closing price of a share of Parent Common Stock as reported on the Nasdaq on the last trading day immediately prior to the Effective Time (such sum, the “Company Share Value”) over (B) the exercise price of a Company Option will be multiplied by the number of shares subject to such Company Option and such product will be divided by the Company Share Value. Such quotient, rounded to the nearest whole number, is referred to herein as the “Option Share Equivalent.” Each Option Share Equivalent shall be entitled to receive the Merger Consideration. Any Company Option with an exercise price equal to or greater than the Company Share Value shall not receive any Merger Consideration.
          (b) The Company shall use reasonable best efforts to ensure that, immediately prior to the Effective Time, each share of Company Common Stock subject to vesting or other lapse restrictions pursuant to any Equity Incentive Plan (collectively, “Restricted Shares”) which was granted prior to the date hereof and is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions.
          (c) The Company shall use reasonable best efforts to ensure that, as of the Effective Time, (i) the Equity Incentive Plans remain in full force and effect and (ii) no person shall have any right under the Equity Incentive Plans, except as set forth herein.
          (d) At or promptly after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, deliver the applicable Merger Consideration to holders of Company Options without interest. Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient funds and shares of Parent Common Stock to satisfy its obligations to holders of Company Options in respect of the amounts payable pursuant to this Section 3.3.
          Section 3.4  Exchange Procedures; Exchange Agent.

          (a) Not less than three (3) business days prior to the earlier of the Acceptance Date and the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time represented shares of Company Stock (the “Certificates”) or shares of Company Stock represented by book-entry (“Book-Entry Shares”) for the Merger Consideration.
          (b) Exchange Fund. At or immediately following the Effective Time, Parent and US Corp. shall or shall cause Merger Sub to deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 3.4 and such other matters as may be appropriate and the terms of which shall be reasonably acceptable to Parent and the Company, an amount in cash and certificates representing shares of Parent Common Stock sufficient to effect the conversion of each share of the Company Stock (other than Excluded Shares) into the Merger Consideration. In addition, Parent and US Corp. shall or shall cause Merger Sub to deposit with the Exchange Agent, as necessary, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.8 and any dividends or distributions to which holders of Company Stock become entitled pursuant to Section 3.4(d). All cash and shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Stock shall be entitled under this Section 3, Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional cash and certificates with the Exchange Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.
          (c) Exchange of Certificates. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each (i) record holder, as of the Effective Time, of an outstanding Certificate or (ii) holder, as of the Effective Time, of Book-Entry Shares, a form of letter of transmittal (which shall be in customary form and agreed to by Parent and the Company prior to the Effective Time, shall contain instructions for wire transfer at the expense of such holder of the cash portion of the Merger Consideration, and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the duly executed transmittal materials, such other documents as may customarily be required by the Exchange Agent and, as applicable, any Certificates to the Exchange Agent). Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or applicable book-entry shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered for cancellation as contemplated by this Section 3.4(c), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 3.
          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock issuable with respect to the shares of Company Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Section 3. Upon surrender, there shall be issued and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.
          (e) Lost Certificates. If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate (subject to the provisions of Section 3.2) the Merger Consideration with respect thereto without interest.
          (f) Transfer Books; No Further Ownership Rights in Shares of Company Stock. At the Effective Time, the stock transfer books of the Company with respect to the Company Common Stock and Company Convertible Preferred Stock will be closed and thereafter there will be no further registration of transfers of shares of Company Common Stock or Company Convertible Preferred Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock and Company Convertible Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall (subject to the provisions of Section 3.2) be cancelled against delivery of the Merger Consideration as provided in this Section 3 without interest.
          (g) Termination of Exchange Fund. At any time following the date that is one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed (or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors thereof with respect to the Merger Consideration, cash in lieu of fractional shares and any dividends or distributions payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon.
          (h) No Liability. None of Parent, US Corp., the Surviving Corporation or the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          Section 3.5 Withholding. Each of Parent, US Corp., and the Surviving Corporation is entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Stock (including Restricted Shares) or Company Options such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
          Section 3.6 Transfer Taxes. If payment of the Merger Consideration payable to a holder of shares of Company Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered (or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable).
          Section 3.7 Adjustments to Prevent Dilution.
          (a) In the event that the Company changes (or establishes a record date for changing) the number of shares of Company Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Company Stock at any time during the period from the date hereof to the Effective Time, then the Merger Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.
          (b) In the event that Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Parent Common Stock at any time during the period from the date hereof to the Effective Time, then the Merger Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.
          Section 3.8 No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in respect of shares of Company Stock that are to be converted in the Merger into the right to receive the Merger Consideration. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) or Book-Entry Share shall be entitled to receive in lieu of any fractional share of Parent Common Stock to which such holder would otherwise have been entitled pursuant to Section 3.1 an amount in cash (without interest), rounded to the nearest whole cent, equal to the fractional share interest to which such holder would otherwise be entitled by the closing price on the Nasdaq for a share of Parent Common Stock on the last trading day immediately preceding the Effective Time.
          Section 3.9 Tax Treatment.
     The parties agree that the Merger, together with (if applicable) the acceptance of Company Stock pursuant to the Offer, shall be treated for U.S. federal income tax purposes, and for applicable state, local, foreign and other income tax purposes, as a taxable purchase by US Corp. of the Company Stock converted in the Merger or accepted pursuant to the Offer, in exchange for the Merger Consideration or the Offer Price, as applicable. The separate corporate existence of Merger Sub, the promissory note delivered as consideration for the Top Up Option Shares and the Top Up Option Shares, for such purposes shall be disregarded. Each of the parties shall not, and shall not cause or permit its respective Affiliates to, take any tax position inconsistent with the treatment described in this Section 3.9.
     Section 4. Representations and Warranties of the Company.
          The Company hereby makes the representations and warranties to Parent, US Corp. and Merger Sub set forth in this Section 4, except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”); provided, however, that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection only if the relevance of such item is reasonably apparent on the face of such disclosure, or (ii)

as disclosed in any Company SEC Report filed prior to the date hereof and available on the Electronic Data Gathering, Analysis and Retrieval System of the SEC; provided, however, that all disclosures under “Business – Government Regulation,” “Risk Factors” and “Forward-Looking Statements” and similar forward looking disclosure shall not be deemed to qualify the representations and warranties in this Section 4; provided, further, that any disclosures in such Company SEC Reports that are not the subject of the first proviso of this clause (ii) shall only be deemed to qualify a representation or warranty if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.3.
          Section 4.1 Organization and Qualification.
          (a) Each of the Company and each subsidiary of the Company (collectively, the “Company Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets it purports to own and to carry on its business as now being conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary are qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions where the nature of their business or the ownership, leasing or operation of their properties make such qualification or authorization necessary, except for jurisdictions in which the failure to be so qualified or authorized would not, individually or in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is, or would be, materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (A) the announcement of the execution of this Agreement (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships) but only, in each case, to the extent caused by the announcement of the execution of this Agreement) or any litigation brought by any holder of Company Stock (other than any Stockholder Party) arising or resulting therefrom, (B) changes in the national or world economy or national or foreign securities, credit or financial markets or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries, or their customers, conduct their business (but only, in each case, to the extent that such changes do not disproportionately affect the Company, its Subsidiaries or their customers as compared to other companies in the industries in which the Company and its Subsidiaries operate), (C) any change in applicable Law or GAAP or interpretation thereof (but only, in each case, to the extent that such changes do not disproportionately affect the Company or its Subsidiaries as compared to other companies in the industries in which the Company and its Subsidiaries operate), (D) any failure by the Company to meet any published or internally prepared budgets or estimates of revenues, earnings or financial projections prepared prior to the date of this Agreement (it being understood and agreed that any events, circumstances, developments, changes and effects which cause the failure to meet such budgets, estimates or projections may, except as provided in subsections (A), (B), (C), (E), (F), (G), (H) or (I) of this definition, constitute or be taken into account in determining whether there has been or would be a Company Material Adverse Effect), (E) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof (but only if, in each case, such matters do not disproportionately affect the Company or its Subsidiaries as compared to other companies in their industries), (F) any earthquake, hurricane or natural disaster (but only, in each case, to the extent that such changes do not disproportionately affect the Company or its Subsidiaries as compared to other companies in such industries), (G) a decline in the price, or a change in the trading volume, of the Company Common Stock on the Nasdaq (it being understood and agreed that any events, circumstances, developments, changes and effects which cause such decline or change may, except as provided in subsections (A), (B), (C), (D), (E), (F), (H) or (I) of this definition, constitute or be taken into account in determining whether there has been or would be a Company Material Adverse Effect), (H) taking or not taking any actions with the prior written consent of Parent or (I) compliance with the terms of, and taking any action required by, this Agreement (other than with respect to Section 4.17, the lead in to Section 6.1 and Section 6.1(a)). For purposes of this Agreement, (i) “Laws” means any federal, state, local or foreign laws, statutes, rules, orders, decrees or regulations of any Governmental Entity and (ii) “Governmental Entity” means any nation, government (foreign, supranational or domestic), state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any self regulating authority.
          (b) The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws, or other organizational documents, of the Company and each Company Subsidiary. The Company is not in violation of its certificate of incorporation or bylaws. The Company Subsidiaries are not in violation, in any material respect, of their respective certificates of incorporation or bylaws or other organizational documents.
          Section 4.2 Authority. On or prior to the date hereof, the Company Board of Directors has unanimously (a) declared this Agreement, the Offer and the Merger advisable and fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Stockholder Agreements in accordance with the DGCL, (c) made the Company Recommendation and (d) approved this Agreement, the Stockholder Agreements and the Offer and the Merger and the other transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL such that no stockholder approval (other than, if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger, the Company Stockholder Approval) shall be required to consummate the Merger or the other transactions contemplated by this Agreement and the Stockholder Agreements or to permit the Company and the Stockholder Parties to perform their respective obligations hereunder and thereunder, which resolutions have not (unless the Company Board of Directors or a committee thereof has made a Change in Recommendation in accordance with Section 6.2(c) or 6.2(d)) been subsequently rescinded, modified or withdrawn in any way. The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement, the Stockholder Agreements and each instrument required hereby or thereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby, including the Offer and the Merger, subject in the case of performing the Merger if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger, to obtaining the approval and adoption of this Agreement by the requisite vote of the Company Common Stock and Company Convertible Preferred Stock by the Company Requisite Vote (the “Company Stockholder Approval”). The execution, delivery and performance of this Agreement, the Stockholder Agreements and each instrument required hereby or thereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the Offer and Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stockholder Agreements or to consummate the Offer and the Merger and the other transactions contemplated hereby (other than with respect to the Merger, the Company Stockholder Approval (if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL) or thereby. This Agreement and the Stockholder Agreements have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The affirmative vote of a majority of outstanding Company Common Stock and Company Convertible Preferred Stock (with each share of Company Convertible Preferred Stock deemed to represent 0.8364 of a share of Company Common Stock) voting together as a single class (collectively, the “Company Requisite Vote”) is required to approve and adopt this Agreement if Parent and Merger Sub do not own ninety percent (90%) of the outstanding shares of Company Common Stock immediately prior to the Merger. No other vote of the holders of any securities of the Company or any of the Company Subsidiaries is required by Law, the terms of such securities, the by-laws of the Company, or the certificate of incorporation of the Company for the Company to consummate the Offer or the Merger and the other transactions contemplated hereby. On or prior to the date hereof, the Company Board of Directors and the holders of the Company Convertible Preferred Stock have adopted and approved the Amendment to the Certificate of Designations, Preferences and Rights of the Company Convertible Preferred Stock as set forth on Annex D hereto (the “Certificate of Amendment”).
          Section 4.3 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock, of which, as of the close of business on February 25, 2008, 5,863,713 shares (including an aggregate of 304,842 Restricted Shares for which the restrictions have not lapsed) were issued and outstanding and 4,639,900 shares were held in the treasury of the Company, and (ii) 15,000,000 shares of preferred stock of the Company, of which, as of the close of business on February 25, 2008, 6,956,522 were designated Company Convertible Preferred Stock, 6,956,522 shares of which were issued and outstanding and no shares of which were held in the treasury of the Company. All of the issued and outstanding shares of such Company Common Stock and Company Convertible Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and, other than as set forth in the Company’s certificate of incorporation (including the Designations, Preferences and Rights of the Company Convertible Preferred Stock, as amended (the “Certificate of Designations”)), were issued free of any preemptive (or similar) rights. No shares of Company Stock have been issued in violation of any preemptive (or similar) rights.
          (b) As of the close of business on February 25, 2008, the Company has reserved 5,550,000 shares of Company Common Stock for issuance pursuant to all of the Equity Incentive Plans, of which Company Options to purchase 881,357 shares of Company Common Stock were outstanding as of February 25, 2008, and 1,727,805 shares remained available for grant as of such date. Section 4.3(b) of the Company Disclosure Schedule contains a true, complete and accurate list as of the date of this Agreement of (i) each outstanding Company Option, including the holder, date of grant, exercise price, number of shares of Company Common Stock subject thereto and vesting schedule and (ii) each Restricted Share award, including the holder, date of grant, number of shares of Company Common Stock subject thereto and vesting schedule. All shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and will not be issued subject to any preemptive (or similar) rights. The Equity Incentive Plans are the only Plans under which securities of the Company or any Company Subsidiary may be issued.
          (c) Except for (i) shares of Company Common Stock indicated in Section 4.3(a) as issued and outstanding as of February 25, 2008, and (ii) shares issued upon the exercise of Company Options indicated in Section 4.3(b) as outstanding as of the close of business on February 25, 2008 or upon the conversion of the

Company Convertible Preferred Stock outstanding as of the close of business on February 25, 2008, as of the date hereof there are not any shares of Company Stock or other equity or voting securities of the Company issued and outstanding, reserved for issuance pursuant to outstanding equity or other awards or, except for the shares of Company Common Stock indicated in Section 4.3(b) as being reserved for issuance pursuant to Equity Incentive Plans, reserved for issuance. Except for (i) shares of Company Common Stock (including Restricted Shares) indicated in Section 4.3(a) as issued and outstanding as of February 25, 2008, (ii) Restricted Stock Units of the Company under its Equity Incentive Plans which will be granted by the Company in accordance with Section 6.1(b), and (iii) shares issued upon the exercise of Company Options indicated in Section 4.3(b) as outstanding as of the close of business on February 25, 2008 or upon the conversion of the Company Convertible Preferred Stock outstanding as of the close of business on February 25, 2008, as of immediately prior to the Effective Time there will not be any shares of Company Stock or other equity or voting securities of the Company issued and outstanding or reserved for issuance. No Company Options or Restricted Shares or other equity awards of the Company have been issued since the close of business on February 25, 2008 to the date hereof.
          (d) Except as set forth in this Section 4.3, there are not authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, instruments, contracts, claims or commitments obligating the Company or any Company Subsidiary to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the Company Common Stock or other securities of the Company or to make payments with respect to the value of any of the foregoing or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment. There are no stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company to which the Company is a party and, to the knowledge of the Company, no other person is a party to any stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company.
          (e) Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote or is obligated to issues any such instruments.
          (f) The Company Common Stock constitutes the only class of securities of the Company registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).
          (g) As of the date of this Agreement, neither the Company nor any Company Subsidiary has any outstanding indebtedness for borrowed money.
          (h) As of the date of this Agreement, security holders whose last address as shown on the books of the Company is in Canada hold less than 10 percent of the outstanding (i) shares of Company Common Stock and (ii) shares of Company Convertible Preferred Stock and the Company reasonably believes that security holders in Canada beneficially own less than 10 percent of the outstanding (A) shares of Company Common Stock and (B) shares of Company Convertible Preferred Stock.
          (i) Each of (i) the Loan and Security Agreement, dated as of January 29, 2002, as amended, between NMHC Funding, LLC, a Delaware limited liability company, and HFG Healthco-4 LLC, a Delaware limited liability company and (ii) the Receivables Purchase and Transfer Agreement, dated as of January 29, 2002, as amended, between the Company, the other providers named therein and NMHC Funding, LLC, as purchaser, has been terminated and is no longer in full force and effect and there are no outstanding liabilities or other obligations of the Company or any of its Affiliates thereunder.
          (j) As of December 31, 2007, the amount of accrued and unpaid dividends on the Company Convertible Preferred Stock was $2,847,918.09.
          (k) As of the date hereof and as of immediately prior to the earlier of the Acceptance Date or the Closing Date, the aggregate amount owed by the Company and its Subsidiaries pursuant to the Contract set forth on Section 4.3(k) of the Company Disclosure Schedule is and shall be less than the amount set forth in Section 4.3(k) of the Company Disclosure Schedule.
          Section 4.4 Company Subsidiaries.
          (a) Section 4.4(a) of the Company Disclosure Schedule sets forth a complete list of the name and jurisdiction of organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any pledges, charges, liens, encumbrances, restrictions on transfer, voting or dividend rights, rights of first offer or first refusal, security interests or adverse rights or claims (“Liens”), except for Permitted Liens. None of the Company Subsidiaries own any shares of Company Common Stock or Company Convertible Preferred Stock.
          (b) There are no authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, instruments, claims, contracts or commitments obligating the Company or any Company Subsidiary to issue, transfer, deliver, sell, register, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of any Company Subsidiary or to make payments with respect to the value of any of the foregoing or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement.
          (c) Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any capital stock or equity interest in any other Person.
          Section 4.5 SEC Filings; Financial Statements; Undisclosed Liabilities.
          (a) The Company has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by the Company to, the SEC for all periods beginning on or after July 1, 2004 (the “Company SEC Reports”). The Company SEC Reports complied in all material respects with the requirements of, and were prepared in accordance with, the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC. To the knowledge of the Company, as of the date hereof, none of the Company or any Company SEC Reports is the subject of ongoing SEC review. No Company Subsidiary is required to file or furnish any form, report, registration, statement or other document with the SEC.
          (b) The consolidated financial statements contained in the Company SEC Reports (including the related notes, where applicable) (the “Financial Statements”) (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows and statements of stockholders equity of the Company and its consolidated Subsidiaries as of and for the periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), (ii) have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise indicated therein or, in the case of the unaudited quarterly financial statements, as permitted by Form 10-Q, and (iii) when filed complied as to form in all material respects with the rules and regulations of the SEC with respect thereto. Since June 30, 2007, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s Financial Statements in accordance with GAAP. The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a, 15(f) and 15d, 15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Reports, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. As of the date hereof, neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.
          (c) Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet, other than liabilities and obligations (i) to the extent reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2007 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, (ii) incurred in connection with the transactions expressly contemplated herein that, individually or in the aggregate, would not have a Company Material Adverse Effect or (iii) incurred since June 30, 2007 in the ordinary course of business that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.
          (d) Neither the Company nor any Company Subsidiary is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Reports.

          Section 4.6 Absence of Certain Changes or Events. Since June 30, 2007, there have not been any events, circumstances, developments, changes or effects of which the Company has knowledge that, individually or in the aggregate, has had or would have a Company Material Adverse Effect. Since June 30, 2007 through the date hereof, (i) the Company and each Company Subsidiary have conducted their respective businesses in the ordinary course of business in all material respects and (ii) neither the Company or any Company Subsidiary has taken any action that if taken after the date hereof would be prohibited by Section 6.1(b)(iv), (b)(vii), (b)(viii), (b)(xiii) or (b)(xiv) nor have any of them resolved to, agreed to or otherwise obligated any of them to take any such actions.
          Section 4.7 Compliance with Laws.
          (a) The Company and the Company Subsidiaries have each federal, state, local or foreign governmental consent, license, permit, registration, order, grant or other authorization of a Governmental Entity (collectively referred to herein as, the “Permits”) that is required for the operation of the business of the Company or any of the Company Subsidiaries or the ownership or leasing of any interest in any of their respective properties, except where the failure to have, or the suspension or cancellation of, any such Permit would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all of such Permits are valid and in full force and effect and neither the Company nor any Company Subsidiary has violated the terms of such Permits, and (ii) no proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any such Permit.
          (b) The Company and the Company Subsidiaries are, and since July 1, 2004, have been, in compliance with all applicable Laws, including, to the extent applicable, (i) rules and regulations of the Medicare and Medicaid programs; and any other federal health care program; (ii) federal and state Laws relating to health care fraud and abuse; (iii) state Laws relating to Medicaid or any other state health care or health insurance programs; (iv) federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (v) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (vi) state Laws relating to insurance and risk sharing products, services and arrangements; and (vii) Laws with respect to matters relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder, except where any failure to be in compliance, individually or in the aggregate, would not have a Company Material Adverse Effect. Since July 1, 2004, no third-party payment program has imposed a fine, penalty or other sanction on the Company or the Company Subsidiaries, except where any such imposition would not have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) Since January 1, 2006 and, to the knowledge of the Company, at any time from January 1, 2001 and prior to January 1, 2006, neither the Company, any Company Subsidiary, nor any director or executive officer of the Company or any Company Subsidiary with respect to actions taken on behalf of the Company or any Company Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), or (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance.
          (d) The Company has made available to Parent a summary of all material complaints or concerns made since July 1, 2006 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board of Directors or the Company Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or in any Company policy contemplating such reporting, including in instances not required by those rules.
          Section 4.8 Claims, Actions and Proceedings. There are no outstanding orders, writs, judgments, injunctions, decrees or other requirements of any Governmental Entity against the Company, any Company Subsidiary or any of their securities, assets or properties (“Existing Orders”) that, individually or in the aggregate, would have a Company Material Adverse Effect or prevent or materially delay the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement. There are no actions, suits, claims, arbitrations, investigations or proceedings (collectively, “Actions”) or, to the knowledge of the Company, any governmental investigations or inquiries pending or overtly threatened against the Company or any Company Subsidiary or any of their assets or properties that, individually or in the aggregate, would have a Company Material Adverse Effect or would prevent or materially delay the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement (provided that no representation or warranty is being made in this Agreement as to any Existing Orders issued, or any Actions commenced, after the date hereof challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Offer or the Merger).
          Section 4.9 Contracts and Other Agreements.
          (a) Except for this Agreement, none of the Company nor any Company Subsidiary is a party to or bound by any note, bond, mortgage, indenture, contract, agreement, arrangement, understanding, Permit, lease or other instrument or obligation (each, a “Contract”): (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on Form 8-K; (ii) that would obligate the Company or any Company Subsidiary to file a registration statement under the Securities Act, which filing has not yet been made; (iii) relating to (A) indebtedness for borrowed money, guarantees of indebtedness for borrowed money, lines of credit (whether or not drawn), letters of credit or (B) capitalized leases or surety bonds having an outstanding principal amount in excess of $500,000 in the aggregate; (iv) that involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company that involves continuing or contingent obligations of the Company or the Company Subsidiaries; (v) under which the Company or any Company Subsidiary has advanced or loaned any funds in excess of $500,000 or has guaranteed any obligations of another Person in excess of $500,000, other than extensions of credit to customers or vendors in the ordinary course of business consistent with past practice, (vi) that relates to any single or series of related capital expenditures by the Company in excess of $500,000 (other than purchase orders for the purchase of inventory or real property leases in the ordinary course of business consistent with past practice); (vii) evidencing the formation of a general or limited partnership, a limited liability company or a joint venture (whether limited liability or other organizational form) or alliance or similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole; (viii) that (1) materially limits or restricts where the Company or any of its Affiliates may conduct business or the right of the Company or any of its Affiliates to sell or distribute any products or services to any Person, (2) (A) individually or in the aggregate with all other Contracts of the type described in this clause (2) (x) is material to the operations or the business of the Company or any Company Subsidiary and/or (y) may subject the Company or any Company Subsidiary to a material claim, action or lawsuit if a breach or default occurred thereunder and (B) contains any covenant or provision prohibiting the Company or any of its Affiliates from engaging in any line or type of business, (3) (A) individually or in the aggregate with all other Contracts of the type described in this clause (3) (x) is material to the operations or the business of the Company or any Company Subsidiary and/or (y) may subject the Company or any Company Subsidiary to a material claim, action or lawsuit if a breach or default occurred thereunder and (B) grants any exclusive rights to make, sell or distribute the Company’s or any of its Affiliates’ products or services, (4) (A) individually or in the aggregate with all other Contracts of the type described in this clause (4) (x) is material to the operations or the business of the Company or any Company Subsidiary and/or (y) may subject the Company or any Company Subsidiary to a material claim, action or lawsuit if a breach or default occurred thereunder and (B) grants “most favored nation” status to any other Person, (5) contains “requirements” provisions or other provisions obligating the Company or any Company Subsidiary to purchase or obtain a minimum or specified amount of any product or service from any Person in excess of $500,000 in any fiscal year, (6) contains minimum sales or volume provisions in excess of $500,000 in any fiscal year; or (ix) that involves the obligation or potential obligation of the Company or any Company Subsidiary to make any “earn-out” or similar payments to any Person. Each Contract required to be described in any of clauses (i) through (ix) or any Contract with a Person referenced in the letter referred to in Section 4.21 is referred to herein as a “Material Contract.”
          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Material Contracts is in full force and effect and is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
          (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, and (ii) to the Company’s knowledge, no other party to any Material Contract to which the Company or any Company Subsidiary is a party is in breach or violation of, or default under, such Material Contract. A complete and correct copy of each Material Contract has previously been made available by the Company to Parent or filed by the Company with the SEC.
          Section 4.10 Intellectual Property. “Intellectual Property” means all U.S. and foreign (i) patents and all patent applications, (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs and all rights associated therewith and the underlying works of authorship, (iv) inventions, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, technology, know-how, software, discoveries, ideas and improvements, (v) registrations of any of the foregoing and applications therefor, and (vi) other proprietary rights and confidential information and materials. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable and adequate rights to use, all Intellectual Property used in their respective businesses as currently conducted (the “Company Intellectual Property”), (b) the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property or any of the Company’s and the Company Subsidiaries’ rights therein, (c) except for Company Intellectual Property that is licensed to the Company or any Company Subsidiary by a third party, there are no restrictions on the disclosure, use, license or transfer by the Company or any Company Subsidiary of the Company Intellectual Property (d) there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of the Company, overtly threatened by any person alleging infringement, misappropriation or violation by the Company or any of the

Company Subsidiaries for their use of Intellectual Property, (e) the conduct of the business of the Company and the Company Subsidiaries does not infringe, misappropriate or violate any Intellectual Property of any person, and (f) neither the Company nor any of the Company Subsidiaries has made any written claim of infringement, misappropriation or violation by others of its rights to or in connection with the Company Intellectual Property in the last three (3) years. To the knowledge of the Company, no person is infringing, misappropriating or violating any Intellectual Property owned by or licensed exclusively to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries take commercially reasonable actions to protect the confidentiality of the Company Intellectual Property and the security of their software, systems and networks. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries have commercially reasonable procedures in place designed to provide that all Intellectual Property conceived by their employees as a result of performing their duties for the Company and the Company Subsidiaries and third parties performing research and development for them have been assigned or are required to be assigned to the Company or any of the Company Subsidiaries. To the knowledge of the Company, the Company and the Company Subsidiaries are in compliance in all material respects with all confidentiality agreements and other protective agreements to which they are a party that protect the Intellectual Property of third parties.
          Section 4.11 Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Company Subsidiary owns and has good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (other than (i) Liens for current Taxes not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary for sums not yet delinquent or being contested in good faith by appropriate proceedings, (iv) Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities or other indebtedness, (v) Liens with respect to tenant personal property, fixtures and/or leasehold improvements at the subject premises arising under state statutes and/or principles of common law and Liens otherwise imposed by applicable Law and (vi) Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect (collectively, “Permitted Liens”)).
          Section 4.12 Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”) are (a) except for policies that have expired under their terms, in full force and effect, and (b) to the knowledge of the Company, valid and enforceable in accordance with their terms, (iii) neither the Company nor any Company Subsidiary is in breach or default with respect to any provision contained in any such policy or binder and (iv) neither the Company nor any Company Subsidiary has (a) received notice of actual or threatened modification or termination of any material Company Insurance Policy, or (b) received notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.
          Section 4.13 Tax Matters. For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, stamp, alternative or add-on minimum, recapture, environmental, capital gain, withholding taxes and any other taxes, fees, assessments, levies, charges, customs, duties, tariffs, impositions or assessments in the nature of taxes, together with all interest, penalties, fines and additions imposed on or with respect to such amounts. “Tax Return” (and, with correlative meaning, “Tax

Returns”) means any return, declaration, report, claim for refund or information return or similar statement filed or required to be filed with any taxing authority or any other Governmental Entity in connection with Taxes, including any attachments thereto and any amendments thereof.
          (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:
          (i) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been or will be timely filed with the appropriate Tax authority. All such Tax Returns are true, correct and complete and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been timely paid except for Taxes being contested in good faith and for which adequate reserves have been established on the Financial Statements, in accordance with GAAP, or, if arising after the date of the most recent Financial Statements, on the Company’s or the appropriate Company Subsidiary’s books and records.
          (ii) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than Permitted Liens.
          (iii) No audit, assessment, examination, dispute, investigation or judicial or administrative proceeding is currently pending with respect to any Taxes of the Company or, to the Company’s knowledge, the Company Subsidiaries with respect to which the Company or a Company Subsidiary has been notified in writing. No deficiency for any Taxes has been proposed or assessed in writing against the Company or the Company Subsidiaries, except for deficiencies which have been paid, settled or withdrawn or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements, in accordance with GAAP, or if arising after the date of the most recent Financial Statements, on the Company’s or the appropriate Company Subsidiary’s books and records.
          (iv) Neither the Company nor any of the Company Subsidiaries is a party to any indemnification, allocation, sharing or similar agreement with respect to Taxes that would give rise to a material payment or indemnification obligation, other than agreements among the Company and the Company Subsidiaries, customary Tax indemnities contained in credit or other commercial agreements the primary purpose of which do not relate to Taxes and agreements with customers, vendors, lessors or similar persons entered into in the ordinary course of business.
          (b) There are no material outstanding requests, agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period.
          (c) All withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Tax authority and to comply with associated reporting and record keeping requirements) have been satisfied or accrued.
          (d) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person (other than the Company and the Company Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of Law) or as a transferee or successor.

          (e) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company or relevant Company Subsidiary.
          (f) The Company has delivered or made available to Parent complete copies of all material Tax Returns of the Company and the Company Subsidiaries with respect to the Company’s tax years ended June 30, 2005 and June 30, 2006.
          (g) Neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355(a)(1)(A) or Section 361 of the Code in a transaction occurring within the past five years.
          Section 4.14 Employee Benefit Plans.
          (a) With respect to each pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other material plan, program or arrangement for the benefit of any current or former employee, director or officer of the Company or any Company Subsidiary, or their beneficiaries, including each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), that is sponsored or maintained by Company and/or by one or more Company Subsidiaries or to which the Company and/or one or more Company Subsidiaries has any present or future liability or contingent liability (each, a “Plan”), the Company has delivered or made available to Parent current, accurate and complete copies of each of the following together with, when applicable, all amendments: (i) the Plan, or, if the Plan has not been reduced to writing, a written summary of its material terms, (ii) if the Plan is subject to the disclosure requirement of Title I of ERISA, the summary plan description, and in the case of each other Plan, any similar employee summary, (iii) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter upon which the Company is entitled to rely) issued by the Internal Revenue Service (“IRS”), (iv) if the Plan is subject to the requirement that a Form 5500 series annual report/return be filed, the three most recently filed annual reports/returns, (v) all related trust agreements, group annuity contracts and administrative services agreements, (vi) for each Plan that is funded, the three most recent financial statements and actuarial reports for each such Plan, and (vii) any correspondence with the IRS, the Department of Labor or any governmental entity with respect to any audit or examination of any Plan since June 30, 2005. The Company Disclosure Schedule sets forth a list of all material Plans.
          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Plan has been established and administered in accordance with its terms and the provisions of applicable Law, including ERISA and the Code (and the rules and regulations thereunder), (ii) none of the Plans is currently under examination by the IRS or the U.S. Department of Labor, (iii) all contributions, premiums and expenses, if any, due under each Plan have been timely made, (iv) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter upon which the Company may rely) from the IRS that it is so qualified, and to the knowledge of the Company nothing has occurred since the date of such letter that adversely affected the qualified status of such Plan, (v) each trust created under any such Plan is exempt from tax under Section 501(a) of the Code, (vi) no Plan nor any other plan maintained by a member of the Company’s “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414 (b), (c), (m) or (o) of the Code) is or has been subject to Section 302 of ERISA or Section 412 of the Code, and (vii) to the knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any member of their Controlled Group, to any Tax or other liability imposed by ERISA, the Code or other applicable Laws.
          (c) Except for continuation of health coverage described in Section 4980B of the Code or Section 601 et seq. of ERISA, no Plan provides for medical, dental, life insurance coverage or any other welfare benefits after termination of employment or for other post-employment welfare benefits.
          (d) No Action (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, overtly threatened against any Plan (including any audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other governmental agencies), except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) Neither the Company nor any member of the Company’s Controlled Group has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA, including without limitation any multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063(a) of ERISA.
          (f) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition on the Company of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code, which would have, individually or in the aggregate, a Company Material Adverse Effect.
          (g) Except as required by applicable Law, no Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement, would (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) except as contemplated by Section 3.3 with respect to Company Options and Restricted Shares, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any Plan, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Plans. Neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “parachute payments” within the meaning of Section 280G of the Code.
          (h) The Company has delivered to Parent a letter dated the date hereof and identified as being the letter referred to in this Section 4.14(h), which letter contains a list as of the date hereof of each employee of the Company and the Company Subsidiaries, his or her name, start date and present salary.
          Section 4.15 Labor Matters. The Company and each Company Subsidiary are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not engaged, and are not engaging, in any unfair labor practice with respect to employees of the Company or any of the Company Subsidiaries except in each case where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other similar agreement or understanding with a labor union or labor organization. Neither the Company nor any of the Company Subsidiaries is subject to a dispute, strike or work stoppage except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries. Since July 1, 2006, there have been no material labor or employment claims or proceedings between the Company or any of the Company Subsidiaries and any of such applicable entity’s employees.
          Section 4.16 Environmental Matters.
          (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of the Company Subsidiaries is in violation of any Environmental Law, (ii) to the knowledge of the Company, there is and has been no Release by the Company or any Company Subsidiary of Hazardous Substances that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by the Company or any of the Company Subsidiaries or, during the period of the Company’s or the Company Subsidiaries’ ownership, lease or operation thereof, that would reasonably be expected to result in a liability to the Company or any of the Company Subsidiaries; (iii) the Company and the Company Subsidiaries possess and are in compliance with all required Environmental Permits; and (iv) there are no actions, orders, written claims or written notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Company Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the Release or management of Hazardous Substances.
          (b) For purposes of this Agreement:
          (i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Entity, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.
          (ii) “Environmental Permits” means any permit, consent, license, registration, approval, notification or any other authorization pursuant to Environmental Law.
          (iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.
          (iv) “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

          Section 4.17 No Breach. The execution, delivery and performance by the Company of this Agreement, the Stockholder Agreements and the consummation by the Company of the transactions contemplated hereby and thereby and compliance with the terms hereof do not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any Company Subsidiary, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract, (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound or (iv) except for (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (b) filings pursuant to the DGCL as contemplated herein, (c) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (d) filings and approvals required by the Nasdaq rules and regulations, require any registration or filing with, notice to, or Permit, order, authorization, consent or approval of, any Governmental Entity, excluding in the case of clause (ii), violations, conflicts, breaches, accelerations, rights or entitlements, and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Offer or the Merger or the consummation of the other transactions contemplated by this Agreement.
          Section 4.18 Financial Advisor.
          (a) The Company Board of Directors has received the oral opinion of J.P. Morgan Securities Inc. substantially to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A signed copy of the written opinion will be delivered to the Company and a copy thereof will be shown to Parent promptly after it is available following the date hereof. It is agreed and understood that such opinion is for the benefit of the Company Board of Directors and may not be relied on by Parent or Merger Sub.
          (b) Other than J.P. Morgan Securities Inc., whose engagement letter has been provided to Parent, no broker, investment banker, financial advisor, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no other brokerage commissions, finders’ fees, financial advisor’s fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement, commitment or understanding with the Company or any Company Subsidiary, or any action taken by or on behalf of the Company or any Company Subsidiary.
          Section 4.19 Disclosure Documents.
          (a) None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the Schedule TO or the Registration Statement, including the Prospectus, will, at the time they are filed with the SEC, and the Offer Documents at the time they are distributed or disseminated, and at the time of the consummation of the Offer, and, in the case of the Registration Statement, including the Prospectus, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the prospectus included in the Registration Statement relating to the issuance of shares of Parent Common Stock in connection with the Offer and the Merger (together with any amendments or supplements thereto, the “Prospectus”), and if applicable, the proxy statement relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement” (it being understood and agreed that if a Change in Structure Event occurs, the Prospectus and Proxy Statement shall be combined in one document and shall be referred to as the Proxy Statement) will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, at the time mailed, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.19 will not apply to statements included in or omissions from the Proxy Statement based upon information furnished in writing to the Company by Parent or Merger Sub for inclusion in the Proxy Statement.
          (b) The Schedule 14D-9, at the time filed with the SEC and at the time distributed or disseminated, and the Information Statement, as supplemented or amended, if applicable, at the time filed with the SEC and at the time mailed to stockholders of the Company and at the time such stockholders vote, or otherwise act, on adoption of this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination, and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule 14D-9 and the Information Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.
          Section 4.20 Affiliate Transactions. No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock or the Company Convertible Preferred Stock or, to the Company’s knowledge, any affiliate or family member of any such officer, director or owner is a party to any Contract with or binding upon the Company or any Company Subsidiary or has any material interest in any property or assets owned by the Company or any Company Subsidiary or has engaged within the last twelve (12) months in any transaction (other than those related to employment or incentive arrangements) with the Company, in each case, that is material to the Company or is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          Section 4.21 Customers and Suppliers. The Company has delivered to Parent a letter dated as of the date hereof and identified as being the letter referred to in this Section 4.21, which letter contains a list of the Company’s and Company Subsidiaries’ current ten (10) largest customers (measured by gross profit), pharmacy manufacturers (measured by rebates paid) and pharmacy suppliers (measured by pharmacy sales) for the fiscal year ended June 30, 2007 and, with respect to customers only, the five largest (measured by gross profit) for the six month period ended December 31, 2007. Since June 30, 2007, there has been no actual, or to the knowledge of the Company, threatened termination, cancellation, material limitation of, or material adverse modification or change in, the business relationship of the Company and its Subsidiaries with any one or more of such customers, brokers or suppliers.
          Section 4.22 State Takeover Statutes. Assuming the accuracy of the representations and warranties made by Parent and Merger Sub in Section 5.15, the Company Board of Directors has taken all action necessary to exempt Parent, its Subsidiaries and Affiliates, this Agreement, the Stockholder Agreements, the Offer and the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreements from the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL. To the knowledge of the Company, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation, other than Section 203 of the DGCL (collectively, “Takeover Laws”), is applicable to this Agreement, the

Stockholder Agreements, the Merger or the other transactions contemplated hereby or by the Stockholder Agreements.
          Section 4.23 No Other Representations or Warranties; Investigation by Parent and Merger Sub. Parent and Merger Sub each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the Company, (b) it has had full access to the books and records of the Company and the Company Subsidiaries, (c) it has been afforded the opportunity to ask questions of and receive answers from the Company and (d) except for the representations and warranties contained in Section 4, the letter described in Section 4.14(h) and 4.21 (the “Company Letter”) and the certificate described in Section 8.3(a) (collectively, the “Company Representations”) the Company makes no representations or warranties. Moreover, neither the Company nor any Company Subsidiary will have or be subject to any liability or obligation to Parent, Merger Sub or any Parent Subsidiary resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly included in the Company Representations.
          Section 4.24 Good Faith. The Company and its Affiliates have acted and will act in good faith in the negotiation, delivery and performance of this Agreement and the Stockholder Agreements and in connection with the transactions contemplated hereby and thereby.
     Section 5. Representations and Warranties of Parent, US Corp. and Merger Sub. Parent, US Corp. and Merger Sub hereby make the representations and warranties to the Company set forth in this Section 5, except (i) as set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”); provided, however, that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection only if the relevance of such item is reasonably apparent on the face of such disclosure, or (ii) as disclosed in any Parent SEC Report filed prior to the date hereof and available on the Electronic Data Gathering, Analysis and Retrieval System of the SEC; provided, however, that all disclosures under “Business — Government Regulation,” “Risk Factors” and “Forward-Looking Statements” and similar forward looking disclosure shall not be deemed to qualify the representations and warranties in this Section 5; provided, further, that any disclosures in such Parent SEC Reports that are not the subject of the first proviso of this clause (ii) shall only be deemed to qualify a representation or warranty if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Parent SEC Reports shall not be deemed to qualify any representations or warranties made in Section 5.3
          Section 5.1 Organization.
          (a) Each of Parent and each significant subsidiary of Parent (as determined under Rule 1-02(w) of Regulation S-X) (all such Parent subsidiaries being, collectively, the “Parent Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets it purports to own and to carry on its business as now being conducted, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each Parent Subsidiary are qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions where the nature of their business or the ownership, leasing or operation of their properties make such qualification or authorization necessary, except for jurisdictions in which the failure to be so qualified or authorized would not, individually or in the aggregate, have a Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is, or would be, materially adverse to the business, assets, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Parent Material Adverse Effect: (A) the announcement of the execution of this Agreement (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including, the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships) but only, in each case, to the extent caused by the announcement of the execution of this Agreement) or any litigation brought by any holder of Parent Common Stock arising or resulting therefrom, (B) changes in the national or world economy or national or foreign securities, credit or financial markets or changes in general economic conditions that affect the industries in which Parent and its Subsidiaries, or their customers, conduct their business (but only, in each case, to the extent that such changes do not disproportionately affect Parent, its Subsidiaries or their customers as compared to other companies in such industries), (C) any change in applicable Law or GAAP or interpretation thereof (but only, in each case, to the extent that such changes do not disproportionately affect Parent or its Subsidiaries as compared to other companies in such industries), (D) any failure by Parent to meet any published or internally prepared budgets or estimates of revenues, earnings or other financial projections, prepared prior to the date of this Agreement (it being understood and agreed that any events, circumstances, developments, changes and effects which cause the failure to meet such budgets, estimates or projections may, except as provided in subsections (A), (B), (C), (E), (F), (G), (H) or (I) of this definition, constitute or be taken into account in determining whether there has been or would be a Parent Material Adverse Effect), (E) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof (but only if, in each case, such matters do not disproportionately affect Parent or its Subsidiaries as compared to other companies in their industries), (F) any earthquake, hurricane or natural disaster (but only, in each case, to the extent that such changes do not disproportionately affect Parent or its Subsidiaries as compared to other companies in such industries), (G) a decline in the price, or a change in the trading volume, of the Parent Common Stock on the Nasdaq (it being understood and agreed that any events, circumstances, developments, changes and effects which cause such decline or change may, except as provided in subsections (A), (B), (C), (D), (E), (F), (H) or (I) of this definition, constitute or be taken into account in determining whether there has been or would be a Parent Material Adverse Effect), (H) taking or not taking any actions with the prior written consent of the Company or (I) compliance with the terms of, and taking any action required by, this Agreement (other than with respect to Section 5.5, the lead in to Section 7.6 and Section 7.6(a)).
          (b) Parent has made available to the Company true, correct and complete copies of the certificate of incorporation and bylaws, or other organizational documents, of Parent and each Parent Subsidiary. Parent is not in violation of its certificate of incorporation or bylaws. The Parent Subsidiaries are not in violation, in any material respect, of their respective certificates of incorporation or bylaws or other organizational documents.
          Section 5.2 Authority to Execute and Perform Agreement. Parent and Merger Sub have the necessary corporate power and authority to enter into, execute and deliver this Agreement, the Stockholder Agreements and each instrument required hereby to be executed and delivered by Parent and/or Merger Sub at the Closing and to perform their obligations hereunder and thereunder and consummate the transactions contemplated hereby including the Offer and the Merger. The execution, delivery and performance of this Agreement, the Stockholder Agreements and each instrument required hereby to be executed and delivered by Parent and/or Merger Sub at the Closing by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the respective boards of directors of Parent and Merger Sub, and immediately following the execution and delivery of this Agreement will be duly authorized by all necessary corporate action on the part of Parent as the sole stockholder of Merger Sub. This

Agreement and the Stockholder Agreements have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Stockholder Agreements, the Offer, the Merger and the other transactions contemplated hereby. The Board of Directors of Parent has approved the issuance of shares of Parent Common Stock in connection with the Offer and the Merger (the “Parent Share Issuance”).
          Section 5.3 Capitalization.
          (a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which, as of the close of business on February 25, 2008, 20,994,108 shares were issued and outstanding. All of the issued and outstanding shares of such Parent Common Stock are, and all shares of Parent Common Stock that may be issued pursuant to this Agreement will, when issued in accordance with the terms hereof, be, duly authorized, validly issued, fully paid and nonassessable, and were or will be issued free of any preemptive (or similar) rights. No shares of Parent Common Stock have been issued in violation of any preemptive (or similar) rights.
          (b) As of the close of business on February 25, 2008, Parent has reserved 4,037,500 shares of Parent Common Stock for issuance pursuant to all of its equity plans (including Parent’s employee stock purchase plan), of which options to purchase 1,978,427 shares of Parent Common Stock were outstanding as of February 25, 2008, and 456,311 shares remained available for grant as of such date. All shares of Parent Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and will not be issued subject to any preemptive (or similar) rights.
          (c) Except for shares of Parent Common Stock indicated in Section 5.3(a) as issued and outstanding as of February 25, 2008 and as set forth in Section 5.3(b), as of the date hereof there are not any shares of Parent Common Stock or other equity or voting securities of Parent issued and outstanding or reserved for issuance. No options to purchase shares of Parent Common Stock have been issued or granted since the close of business on February 25, 2008 to the date hereof.
          (d) Except with respect to equity securities under Parent equity plans (including Parent’s employee stock purchase plan), as of the date hereof there are not authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, instruments, contracts, claims or commitments obligating Parent to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the Parent Common Stock or other securities of Parent or to make payments with respect to the value of any of the foregoing or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such agreement or commitment.
          Section 5.4 Parent Subsidiaries. All issued and outstanding shares or other equity interests of each Parent Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Liens, except for Permitted Liens.
          Section 5.5 No Conflict; Required Filings and Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance with the terms hereof will not (whether with or without notice or lapse of time, or both), (i) violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable organization documents of any Parent Subsidiary, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Parent Material Contract, (iii) violate any Law applicable to Parent or the Parent Subsidiaries or by which any of Parent’s or the Parent Subsidiaries’ assets or properties is bound or (iv) except for (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state, provincial, federal or Canadian securities laws, (b) filings pursuant to the DGCL as contemplated herein, (c) the filing of a pre-merger notification report under the HSR Act and (d) filings and approvals required by the Nasdaq or Toronto Stock Exchange rules and regulations, require any registration or filing with, notice to, or Permit, order, authorization, consent or approval of, any Governmental Entity, excluding violations, conflicts, breaches, accelerations, rights or entitlements, and defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Offer or the Merger or the consummation of the other transactions contemplated by this Agreement.
          Section 5.6 SEC Filings; Financial Statements.
          (a) Parent has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by Parent to, the SEC for all periods beginning on or after June 22, 2006 (the “Parent SEC Reports”). The Parent SEC Reports complied in all material respects with the requirements of, and were prepared in accordance with, the applicable requirements of the Exchange Act and the Securities Act, and did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC. To the knowledge of Parent, as of the date hereof, none of Parent or any Parent SEC Reports is the subject of ongoing SEC review. No Parent Subsidiary is required to file or furnish any form, report, registration, statement or other document with the SEC.
          (b) The consolidated financial statements contained in the Parent SEC Reports (including the related notes, where applicable) (the “Parent Financial Statements”) (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows and statements of stockholders equity of Parent and its consolidated Subsidiaries as of and for the periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), (ii) have been prepared in all material respects in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) or GAAP (as applicable) applied on a consistent basis throughout the periods involved, except as otherwise indicated therein or, in the case of the unaudited quarterly financial statements, as permitted by Form 10-Q or other applicable filing, and (iii) when filed complied as to form in all material respects with the rules and regulations of the SEC with respect thereto. Since December 31, 2006, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in the Parent Financial Statements in accordance with Canadian GAAP or GAAP (as applicable). Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) the management of Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including the consolidated Parent Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (ii) Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Board of Directors of Parent (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect Parent’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent’s principal executive officer and principal financial officer have made, with respect to Parent SEC Reports, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, Parent has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. As of the date hereof, neither Parent nor any of Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of Parent within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.
          (c) Neither Parent nor any Parent Subsidiary has any liabilities, whether accrued, absolute, contingent or otherwise, that would be required by Canadian GAAP to be reflected on a balance sheet, other than liabilities and obligations (i) to the extent reflected or reserved against on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2006 (including the notes thereto) included in Parent’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006, (ii) incurred in connection with the transactions expressly contemplated herein or (iii) incurred since December 31, 2006 in the ordinary course of business that, individually or in the aggregate, have not had and would not have a Parent Material Adverse Effect.
          (d) Neither the Parent nor any Parent Subsidiary is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Parent or the Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any Parent Subsidiary in the Parent’s published financial statements or other Parent SEC Reports.
          Section 5.7 Absence of Certain Changes or Events. Since December 31, 2006, there have not been any events, circumstances, developments, changes or effects of which Parent has knowledge that would, individually or in the aggregate, have a Parent Material Adverse Effect. Since December 31, 2006 through the date hereof, (i) Parent and each Parent Subsidiary have conducted their respective businesses in the ordinary course of business except when the failure to do so would not have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date hereof, would be prohibited by Section 7.6(b)(iii) nor have any of them resolved to, agreed to or otherwise obligated any of them to take any such actions.
          Section 5.8 Compliance with Laws.
          (a) Parent and the Parent Subsidiaries have each Permit that is required for the operation of the business of Parent or any of the Parent Subsidiaries or the ownership or leasing of any interest in any of their respective properties, except where the failure to have, or the suspension or cancellation of, any such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) all of such Permits are valid and in full force and effect and neither Parent nor any Parent Subsidiary has violated the terms of such Permits, and (ii) no proceeding is pending or, to the knowledge of the Parent, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any such Permit.

          (b) Parent and the Parent Subsidiaries are, and since December 31, 2004, have been, in compliance with all applicable Laws, including, to the extent applicable, (i) rules and regulations of the Medicare and Medicaid programs and any other federal health care program; (ii) federal and state Laws relating to health care fraud and abuse; (iii) state Laws relating to Medicaid or any other state health care or health insurance programs; (iv) federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (v) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (vi) state Laws relating to insurance and risk sharing products, services and arrangements, and (vii) Laws with respect to matters relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder, except where any failure to be in compliance, individually or in the aggregate, would not have a Parent Material Adverse Effect. Since December 31, 2004, no third-party payment program has imposed a fine, penalty or other sanction on Parent or the Parent Subsidiaries, except where any such imposition would not have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) Since January 1, 2006 and, to the knowledge of Parent, at any time from January 1, 2001 and prior to January 1, 2006, neither Parent, any Parent Subsidiary, nor any director or executive officer of Parent or any Parent Subsidiary with respect to actions taken on behalf of Parent or any Parent Subsidiary, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), or (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance.
          (d) Parent has made available to the Company a summary of all material complaints or concerns made since December 31, 2006 through Parent’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors of Parent or the Board of Directors of Parent pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or in any Parent policy contemplating such reporting, including in instances not required by those rules.
          Section 5.9 Claims, Actions and Proceedings. There are no outstanding orders, writs, judgments, injunctions, decrees or other requirements of any Governmental Entity against Parent, any Parent Subsidiary or any of their securities, assets or properties that, individually or in the aggregate, would have a Parent Material Adverse Effect. There are no Actions or, to the knowledge of Parent, any governmental investigations or inquiries pending or overtly threatened against the Parent or any Parent Subsidiary or any of their assets or properties that, individually or in the aggregate, would have a Parent Material Adverse Effect (provided that no representation or warranty is being made in this Agreement as to any Actions commenced after the date hereof challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Offer or Merger).
          Section 5.10 Contracts and Other Agreements.
          (a) “Parent Material Contract” means Contracts to which Parent or any Parent Subsidiary is a party or by which any of them is bound that (i) would be required to be filed by Parent as a “material” Contract pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (ii) is with one of Parent’s ten (10) largest customers (based on revenue to Parent) for the fiscal year ended December 31, 2007 or Parent’s ten (10) largest vendors (based on expense incurred by Parent).
          (b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of the Parent Material Contracts is in full force and effect and is valid and binding on the Parent and each Parent Subsidiary party thereto and, to the knowledge of the Parent, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
          (c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has breached, is in default under, or has received written notice of any breach of or default under, any Parent Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any Parent Subsidiary, and (ii) to Parent’s knowledge, no other party to any Parent Material Contract to which Parent or any Parent Subsidiary is a party is in breach or violation of, or default under, such Parent Material Contract. A complete and correct copy of each Parent Material Contract has previously been made available by Parent to the Company or filed by Parent with the SEC.
          Section 5.11 Intellectual Property. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) there are no claims pending or, to the knowledge of Parent, overtly threatened by any person alleging infringement by Parent or any of the Parent Subsidiaries for their use of the Intellectual Property of Parent or any of the Parent Subsidiaries, (ii) to the knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither Parent nor any of the Parent Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of the Parent Subsidiaries in the last five (5) years, (iv) to the knowledge of the Parent, no person is infringing any Intellectual Property of Parent or any of the Parent Subsidiaries and (v) Parent takes reasonable actions to protect the security of its software, systems and networks.
          Section 5.12 Tax Matters.
          (a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:
          (i) All Tax Returns required to be filed by or with respect to the Parent and the Parent Subsidiaries have been or will be timely filed with the appropriate Tax authority. All such Tax Returns are true, correct and complete and all Taxes owed by the Parent or the Parent Subsidiaries, whether or not shown on any Tax Return, have been timely paid except for Taxes being contested in good faith and for which adequate reserves have been established on the Parent Financial Statements, in accordance with Canadian GAAP, or, if arising after the date of the most recent Parent Financial Statements, on the Parent’s or the appropriate Parent Subsidiary’s books and records.
          (ii) There are no Liens with respect to Taxes upon any of the assets or properties of the Parent or the Parent Subsidiaries, other than Permitted Liens.

          (iii) No audit, assessment, examination, dispute, investigation or judicial or administrative proceeding is currently pending with respect to any Taxes of the Parent or, to the Parent’s knowledge, the Parent Subsidiaries with respect to which the Parent or a Parent Subsidiary has been notified in writing. No deficiency for any Taxes has been proposed or assessed in writing against the Parent or the Parent Subsidiaries, except for deficiencies which have been paid, settled or withdrawn or which are being contested in good faith and for which adequate reserves have been established on the Parent Financial Statements, in accordance with Canadian GAAP, or if arising after the date of the most recent Parent Financial Statements, on the Parent’s or the appropriate Parent Subsidiary’s books and records.
          (iv) Neither the Parent nor any of the Parent Subsidiaries is a party to any indemnification, allocation, sharing or similar agreement with respect to Taxes that would give rise to a material payment or indemnification obligation, other than agreements among the Parent and the Parent Subsidiaries, customary Tax indemnities contained in credit or other commercial agreements the primary purpose of which do not relate to Taxes and agreements with customers, vendors, lessors or similar persons entered into in the ordinary course of business.
          (v) All withholding and payroll Tax requirements required to be complied with by the Parent and the Parent Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Tax authority and to comply with associated reporting and record keeping requirements) have been satisfied or accrued.
          (b) Neither the Parent nor any Parent Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355(a)(1)(A) or Section 361 of the Code in a transaction occurring within the past five years.
          Section 5.13 Disclosure Documents.
          (a) None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in (i) the Schedule 14D-9 will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Schedule TO, at the time filed, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Schedule TO at the time it is filed, and the Registration Statement at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.13 will not apply to statements included in or omissions from the Schedule TO or the Registration Statement based upon information furnished to Parent in writing by the Company for inclusion in the Registration Statement.
          (b) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company specifically for use by the Company in the Schedule 14D-9 or the Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (i) in the case of the Schedule 14D-9, at the time of the filing of the Schedule 14D-9 and at the time of any distribution or dissemination thereof and at the consummation of the Offer and (ii) in the case of the Information Statement, as supplemented or amended, if applicable, at the time of the filing of such Information Statement or any amendment or supplement thereto or at the time it is first mailed to stockholders of the Company and at the time such stockholders vote, or otherwise act, on adoption of this Agreement.
          Section 5.14 Brokers. Other than Houlihan Lokey Howard & Zukin, no broker, finder, agent or similar intermediary has acted on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent or Merger Sub or any of their respective affiliates, or any action taken by Parent or Merger Sub or any of their respective affiliates.
          Section 5.15 Parent and Merger Sub.
          (a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
          (b) As of the date hereof and through and including the Effective Time, Parent shall directly own all of the equity of US Corp. and Parent shall indirectly own all of the equity securities of Merger Sub.
          (c) As of immediately prior to entering into this Agreement and the Stockholder Agreements, none of Parent, US Corp. or Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” under the applicable provisions of the DGCL or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger or any of the transactions contemplated hereby. None of Parent, US Corp. or Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement or the Stockholder Agreements).
          (d) To the knowledge of Parent, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Offer or Merger or the other transactions contemplated hereby which would require action by the Board of Directors of Parent.
          Section 5.16 Solvency. Assuming the accuracy of the representations and warranties of the Company (without giving effect to any qualifications as to knowledge of the Company, materiality, Company Material Adverse Effect or similar qualifications or any disclosures in the Company SEC Reports or the Company Disclosure Schedule) as of the earlier of the Acceptance Date or the Closing, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the payment of the aggregate Cash Consideration and payment of all related fees and expenses, the Surviving Corporation and Parent will be Solvent. For purposes of this Section 5.16, the term “Solvent” with respect to the Surviving Corporation and Parent means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Parent and the Surviving Corporation and their respective Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of Parent and the Surviving Corporation and their respective Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with the applicable Delaware, Canadian or federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Parent and the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date; (c) Parent and the Surviving Corporation will be able to pay their respective liabilities, including contingent and other liabilities, as they mature in the ordinary course of business; and (d) any other solvency requirement set forth in the DGCL or pursuant to Delaware or Canadian or federal Laws applicable to Parent or the Surviving Corporation has been satisfied.
          Section 5.17 Financing. Parent has delivered to the Company a true and complete copy of the executed commitment letter (the “Debt Commitment Letter”) from GE Capital Corporation (the “Lender”) to provide debt financing in an aggregate amount set forth therein (the “Debt Financing”). Other than as permitted pursuant to Section 7.9, the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and, as of the date hereof, the commitments contained in such letter have not been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in the Debt Commitment Letter (the “Disclosed Conditions”), and no Person has any right to impose, and none of Parent, US Corp. or Merger Sub has any obligation to accept, (i) any condition precedent to such funding other than the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Debt Commitment Letter below an amount that when combined with Parent’s other cash and/or cash equivalents will be sufficient to pay the Transaction Amount on the earlier of the Acceptance Date or the Closing (or any term or condition not included in the Debt Commitment Letter which would have the effect of reducing the aggregate amount under the Debt Commitment Letter below an amount that when combined with Parent’s other cash and/or cash equivalents will be sufficient to pay the Transaction Amount on the earlier of the Acceptance Date or the Closing). Parent, US Corp. or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof and, as of the date hereof, the Debt Commitment Letter (or, if applicable, any alternative debt commitment letter entered into pursuant to Section 7.9) is in full force and effect and is the valid, binding and enforceable obligation of US Corp. and, to the knowledge of Parent, the other parties thereto. The Debt Commitment Letter may, in accordance with the provisions of this Agreement, be superseded at the option of Parent after the date of this Agreement but prior to the earlier of the Acceptance Date or the Effective Time by an instrument (the “New Debt Commitment Letter”) replacing the existing Debt Commitment Letter, provided that the terms of the New Debt Commitment Letter shall not (A) expand upon the conditions precedent to the Debt Financing set forth in the Debt Commitment Letter as of the date hereof, (B) delay the earlier of the Acceptance Date or the Closing or (C) reduce the aggregate amount available under the Debt Commitment Letter below an amount that when combined with Parent’s other cash and/or cash equivalents will be sufficient to pay the Transaction Amount on the earlier of the Acceptance Date or the Closing (or include any term or condition not in the Debt Commitment Letter which would have the effect of reducing the aggregate amount under the Debt Commitment Letter below an amount that when combined with Parent’s other cash and/or cash equivalents will be sufficient to pay the Transaction Amount on the earlier of the Acceptance Date or the Closing). In such event, the term “Debt Commitment Letter” as used herein shall be deemed to be to the New Debt Commitment Letter to the extent then in effect. Assuming the Debt Financing is funded and assuming the accuracy of the representations and warranties set forth in Section 4.3 and compliance with Section 6.1(b) in all material respects, the net proceeds contemplated by the Debt Commitment Letter together with Parent’s other cash and/or cash equivalents will in the aggregate be sufficient for Parent, US Corp. and Merger Sub to pay the aggregate cash to be paid pursuant to the Offer, the Cash Consideration and any other payments contemplated in this Agreement to be paid by Parent on the Acceptance Date and the Closing Date and to pay all fees and expenses of Parent and the Parent Subsidiaries and the Company and the Company Subsidiaries related to the Debt Financing, the Merger or any other transactions contemplated by this Agreement (such amount, the “Transaction Amount”). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under the Debt Commitment Letter, and, as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent, US Corp. or Merger Sub on the earlier of the Acceptance Date or the Closing.
          Section 5.18 No Other Representations or Warranties; Investigation by the Company. The Company acknowledges and agrees that (a) it has had an opportunity to discuss the business of Parent, US Corp. and Merger Sub with Parent, (b) it has had full access to the books and records of Parent, US Corp. and Merger Sub, (c) it has been afforded the opportunity to ask questions of and receive answers from Parent and (d) except for the representations and warranties contained in this Section 5, Parent, US Corp. and Merger Sub make no representations and warranties. Moreover neither Parent, US Corp., Merger Sub nor any other person will have or be subject to any liability or obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in diligence or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 5.
          Section 5.19 Good Faith. Parent and its Affiliates have acted and will act in good faith in the negotiation, delivery and performance of this Agreement and the Stockholder Agreements and in connection with the transactions contemplated hereby and thereby.
     Section 6. Conduct of Business Pending the Merger; No Solicitation; Employee Matters.
          Section 6.1 Conduct of Business. During the period from the date of this Agreement until the earlier of the Acceptance Date, the Closing Date or the termination of this Agreement, the Company and each Company Subsidiary shall, except as required by Law, as expressly contemplated by this Agreement, as set forth on Section 6.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed), conduct its business in all material respects in the ordinary course of its business as currently conducted. Without limiting the generality of the foregoing, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the Acceptance Date, the Closing Date or the termination of this Agreement, the Company shall and shall cause the Company Subsidiaries to observe the following covenants, in each case, except as required by Law or as expressly contemplated by this Agreement or as set forth on Section 6.1 of the Company Disclosure Schedule:
          (a) Affirmative Covenants Pending Closing. The Company shall and shall cause its Subsidiaries to:
          (i) Preservation of the Business; Maintenance of Properties, Material Contracts. To the extent consistent with Section 6.1 above and not otherwise prohibited by this Agreement, use reasonable best efforts to (A) preserve the business of the Company and its Subsidiaries, keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations, (B) advertise, promote and market the Company’s products, (C) keep the Company’s and its Subsidiaries’ material properties substantially intact, preserve their goodwill and business, and maintain all physical properties in good repair and condition, ordinary wear and tear excepted, (D) perform and comply in all material respects with the terms of its Material Contracts, and (E) maintain, and comply in all material respects with, all material Permits; and

          (ii) Insurance. Use reasonable best efforts to keep in effect general liability, casualty, product liability, workers compensation, directors’ and officers’ liability and other material insurance policies in coverage scope and amounts substantially similar to those in effect at the date hereof.
          (b) Negative Covenants Pending Closing. The Company shall not and shall cause its Subsidiaries not to:
          (i) Compensation. (1)(A) Change the compensation payable to any officer, employee, agent or consultant or (B) enter into or amend any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any officer, employee, agent or consultant of the Company or a Subsidiary, or adopt, or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan or agreement or otherwise, except (x) in each case, as required by Law or in accordance with existing Contracts or Plans, and (y) in the case of compensation for officers (other than executive officers), employees, agents or consultants, in the ordinary course of business consistent with past compensation practices, or (2) make any prohibited loans or advances to any of its officers, employees, agents or consultants, or make any material change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Plan or otherwise; provided, however, that the foregoing clause (1) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;
          (ii) Capital Stock. Split, combine or reclassify any of its capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding or grant, encumber, dispose of, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation into, shares of its capital stock or any other voting security, declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or acquire, redeem or otherwise repurchase any shares of its capital stock or any rights, warrants or options to purchase any of its capital stock, or any securities convertible into or exchangeable for any such shares; provided, however, that the foregoing clause shall not restrict: (1) the issuance of shares of Company Common Stock as required by Company Options upon the exercise of such Company Options, (2) the repurchase or cancellation of Restricted Shares or other shares of Company Common Stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of Restricted Shares or the exercise of Company Options, (3) the conversion of Company Convertible Preferred Stock in accordance with the Certificate of Designations, (4) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options in accordance with the terms of the applicable award agreements, or (5) the payment of quarterly cash dividends and cash dividends that have been accrued but not paid on the Company Convertible Preferred Stock in accordance with the Certificate of Designations;

          (iii) Certificate of Incorporation and By Laws. Except as required by Law or the rules and regulations of the Nasdaq, amend, or otherwise alter or modify in any respect, the certificate of incorporation or bylaws or comparable organizational documents of the Company or any Subsidiary;
          (iv) Disposition of Assets. Transfer, lease, license, sell, mortgage, pledge, or otherwise dispose of or encumber any tangible or intangible asset or related assets of the Company or any of its Subsidiaries with a value in excess of $200,000 individually or $500,000 in the aggregate, other than sales and non-exclusive licenses of products and services by the Company and its Subsidiaries in the ordinary course of business consistent with past practice;
          (v) Acquisitions. (A) Acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any Person or division thereof or (B) acquire any other assets, other than such other assets acquired in the ordinary course of business consistent with past practice or permitted pursuant to clause (vi);
          (vi) Capital Expenditures. Authorize or make any capital expenditures in any fiscal quarter that are greater than $2 million in the aggregate;
          (vii) Indebtedness. Incur any indebtedness for borrowed money, guaranty any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and any wholly-owned Subsidiary of the Company;
          (viii) Accounting Policies. Except as may be required as a result of a change in Law, changes in GAAP or Regulation S-X of the SEC or as required by a Governmental Entity, change any of the accounting practices or principles used by it;
          (ix) Writing Up or Down Assets. Write up, write down or write off the book value of any material assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business or (ii) as may be required by GAAP, the Financial Accounting Standards Board or Regulation S-X;
          (x) Settlements. Settle or compromise any pending or threatened Action which (a) is material to the Company and its Subsidiaries taken as a whole, (b) requires payment to or by the Company or any Subsidiary (exclusive of attorneys’ fees, including success fees) in excess of $300,000, (c) involves material restrictions on the business activities of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Closing), or (d) would involve the issuance of securities of the Company or any Company Subsidiary;
          (xi) Contracts. (A) Except in the ordinary course of business consistent with past practice, enter into, amend, modify, terminate or extend the term of a Material Contract that is a Material Contract because of any of clauses (i) through (vii) of Section 4.9(a) or (B) enter into, amend, modify, terminate or extend the term of any Material Contract that is a Material Contract (or would after such amendment or modification be a Material Contract) in whole or in part because of clause (viii) or (ix) of Section 4.9.
          (xii) Obligations. Except as set forth in subsection (x) or as required by Law or any judgment by a court of competent jurisdiction, waive or release any right or claim or pay,

discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their respective terms, of liabilities reflected or reserved against in the most recent Company SEC Reports filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice;
          (xiii) Tax Filings, Elections. Prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods.
          (xiv) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of its Subsidiaries (other than this Agreement and the Merger or in compliance with Section 6.2);
          (xv) Plans. Except as required by Law (including Section 409A of the Code) or Contracts (including Plans) in existence on the date hereof or as otherwise expressly permitted by this Agreement, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any Subsidiary, pay any discretionary bonuses to any employee of the Company or any Subsidiary, except for matching under the Company’s 401(k) plan; or
          (xvi) Obligations. Resolve to, agree to or otherwise obligate itself to do any of the foregoing.
          (c) No Control of the Company’s Business. Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the earlier of the Acceptance Date or Effective Time, (ii) prior to the earlier of the Acceptance Date or the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 6.1 to the extent the requirement of such consent would be inconsistent with applicable Law.
          Section 6.2 No Solicitation.
          (a) Upon execution and delivery of this Agreement, the Company will cease and cause to be terminated all existing solicitations, discussions and negotiations by the Company or any of its Subsidiaries or any of their Representatives with any persons with respect to any Acquisition Proposal or any offer or proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal. Except as provided in Section 6.2(b) or (c), the Company shall not, shall not permit any of its Subsidiaries to, and shall use its reasonable best efforts to ensure that any affiliates, officers, directors, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents (collectively, “Representatives”) of the Company or any of its Subsidiaries do not, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement or other agreement relating to an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (iii) participate or enter into or engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or Representatives in their capacity as such) relating to any Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal. “Acquisition Proposal” means (1) an offer or proposal from any Person or group other than Parent or any of its affiliates to acquire, directly or indirectly, pursuant to any transaction or series of related transactions (including pursuant to any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction) (A) twenty percent (20%) or more of the outstanding shares of equity or voting securities of the Company or (B) twenty percent (20%) or more of the consolidated assets of the Company (including stock of Subsidiaries of the Company), (2) any tender or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding shares of equity or voting securities of the Company or (3) any merger, consolidation, business combination, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries (other than a merger, consolidation, business combination, recapitalization, liquidation or similar transaction involving solely the Company and/or one or more wholly owned Subsidiaries.).
          (b) Notwithstanding the foregoing, prior to the earlier of (A) the Acceptance Date and (B) obtaining the Company Stockholder Approval (such date and time, the “Relevant Date”), the Company (i) may, and may authorize and permit its Representatives to, pursuant to a confidentiality agreement with terms no less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (except for such changes as are necessary to allow the Company to comply with the terms of this Agreement), furnish information concerning, and provide access to, its business, properties, employees and assets to any Person (and its Representatives acting in such capacity) that makes, after the date hereof, an Acquisition Proposal (and the potential financing sources of such Person in their capacity as such), provided that any such information must be provided to Parent prior to or substantially concurrent with the time of its provision to such third party to the extent not previously made available to Parent, and (ii) may, and may authorize and permit its Representatives to, participate, engage or assist in discussions and negotiations with any Person (and its Representatives acting in such capacity) that makes, after the date hereof, an Acquisition Proposal (and the potential financing sources of such Person in their capacity as such) with respect to such Acquisition Proposal if, but only if, in the case of both clause (i) and clause (ii): (x) such Acquisition Proposal was not solicited in violation of Section 6.2(a) and the Company Board of Directors (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal; and (y) the Company Board of Directors (or any committee thereof) determines in good faith, after consultation with its outside counsel, that the failure to take such action is or would reasonably likely be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law. “Superior Proposal” means a written Acquisition Proposal (substituting “seventy percent (70%) or more” for each reference to “twenty percent (20%) or more” in the definition thereof) that the Company Board of Directors (or any committee thereof) determines (i) is reasonably likely to be consummated and (ii) if consummated would result in a transaction more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and this Agreement (including any written proposal from Parent to amend the terms of this Agreement). The Company shall as promptly as practicable, and in any event within the earlier of (i) one business day or (ii) 48 hours after receipt of any Acquisition Proposal or any offer, proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal or after any request for information is sought or initiated, notify Parent orally and in writing and disclose the material terms of such Acquisition Proposal, proposal, offer or inquiry, including the identity of the Person or Persons making such Acquisition Proposal, proposal, offer or inquiry and provide a copy thereof if in writing and any related available material documentation or correspondence from such Person or Persons or any of their respective Representatives to the Company, any Company Subsidiary or any of their respective Representatives and from the Company, any Company Subsidiary or any of their respective Representatives to such Person or Persons or their respective Representatives (it being understood that delivery of such notice to Parent in accordance with the notice provisions of this Agreement, shall not, in and of itself, entitle Parent to terminate this Agreement pursuant to Section 9.1). The Company will keep Parent informed on a prompt basis of the status and any material discussions, negotiations and developments (including material amendments and proposed material amendments) relating to any Acquisition Proposal or any such offer, proposal or inquiry. The Company agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.
          (c) Except as set forth in this subsection (c) or subsection (d), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Company Board of Directors of this Agreement, the Offer or the Merger, the Stockholder Agreements or the transactions contemplated hereby or thereby or the Company Recommendation (any such action under this clause (i), a “Change in Recommendation”), (ii) approve, recommend or adopt (or publicly propose to approve, recommend or adopt) any Acquisition Proposal, or (iii) approve, recommend, adopt or allow the Company to enter into any letter of intent, memorandum of understanding, option agreement or similar arrangement with respect to any Acquisition Proposal (other than the confidentiality agreement referred to in Section 6.2(b)). Notwithstanding the foregoing if after the date hereof and prior to the Relevant Date the Company receives an Acquisition Proposal, then prior to the Relevant Date, (x) the Company Board of Directors (or any committee thereof) shall be permitted to make a Change in Recommendation if it determines in good faith, after consultation with its outside counsel, that the failure to take such action is or would reasonably likely be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law and (y) the Company may enter into a definitive agreement with respect to such Acquisition Proposal and/or recommend or approve such Acquisition Proposal, in the case of each of clause (x) and clause (y), if the Company Board of Directors (or a committee thereof) determines in good faith, after consultation with its outside counsel, that the failure to take such action is or would reasonably likely be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law, determines in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal and, concurrently with entering into such definitive agreement, making such Change in Recommendation or recommending or approving such Acquisition Proposal terminates this Agreement pursuant to Section 9.1(f) and pays the applicable termination fee to Parent concurrently with such termination. The Company shall not be entitled to terminate this Agreement pursuant to Section 9.1(f) or make a Change in Recommendation in response to such Superior Proposal or enter into an agreement with respect to such Superior Proposal or recommend or approve such Superior Proposal (A) until after the second (2nd) business day following the Company’s delivery to Parent of a written notice (a “Notice of Superior Proposal”) advising Parent that the Company intends to take such action and specifying the terms and conditions of the Superior Proposal that is the basis of such action and providing Parent with a copy of all agreements and proposed agreements and all material correspondence and other documentation from such Person or Persons or any of their respective Representatives to the Company, any Company Subsidiary or any of their respective Representatives and from the Company, any Company Subsidiary or any of their respective Representatives to such Person or Persons or their respective Representatives relating to such Superior Proposal (it being understood and agreed that (1) in determining whether to cause or permit the Company to so terminate this Agreement or take such other actions, the Company Board of Directors (or a committee thereof) shall take into account any changes to the terms of this Agreement proposed by Parent to the Company in any written proposal in response to a Notice of Superior Proposal or otherwise, and (2) any material amendment to the terms of such Superior Proposal (it being agreed that any amendment to the financial terms thereof is a material amendment) shall require a new Notice of Superior Proposal and a new two (2) business day period), (B) unless during the applicable notice period after providing the Notice of Superior Proposal, the Company has, and has caused its Representatives to, negotiate with Parent and its Representatives in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would no longer constitute a Superior Proposal, (C) unless the Company has complied in all material respects with this Section 6.2 and (D) unless and until the Company has paid, or concurrently pays, to Parent the termination fee due Parent pursuant to Section 9.2.
          (d) In addition, and notwithstanding the foregoing, at any time prior to the Relevant Date the Company Board of Directors (or a committee thereof) may, other than in response to an Acquisition Proposal, make a Change in Recommendation if the Company Board of Directors (or a committee thereof) determines in good faith, after consultation with its outside counsel, that the failure to make a Change in Recommendation is or would reasonably likely be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, neither the Company Board of Directors (nor any committee thereof) shall be entitled to exercise its right to make a Change in Recommendation pursuant to this sentence unless the Company has provided to Parent at least two business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor in reasonable detail.
          (e) Any Change in Recommendation shall not change the approval of this Agreement, the Stockholder Agreements or any other approval of the Company Board of Directors in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.
          (f) Nothing contained in this Section 6.2 or any other provision of this Agreement shall prohibit the Company or the Company Board of Directors (or any committee thereof) from taking and disclosing to the Company’s stockholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders, if in any such case the Company Board of Directors (or any committee thereof) determines in good faith (after consultation with its outside counsel) that it is required to do so under applicable Law; provided, however, that nothing in this Section 6.2(f) nor the taking of any action in accordance with this Section 6.2 shall limit or modify in any way the right of Parent to terminate this Agreement pursuant to Section 9.1; provided, further however, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation, unless the Company Board of Directors expressly and concurrently with such disclosure (i) reaffirms its recommendation to its stockholders in favor of this Agreement, the Offer and the Merger and that they tender their shares in the Offer and (ii) rejects any other Acquisition Proposal.
          (g) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 9.1, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by a Change in Recommendation, (ii) in any case in which a Change in Recommendation occurs, the Company shall nevertheless submit this Agreement to a vote of its stockholders, and (iii) the Company agrees that it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.
          (h) If any Representative of the Company or any of its Affiliates takes any action that the Company is not permitted to take under this Section 6.2, it shall be deemed to be a breach of this Section 6.2 by the Company.
          Section 6.3 Employee Matters

          (a) Without limiting any additional rights that any Continuing Employee may have under any Plans, except as provided in Section 6.3(a) of the Company Disclosure Schedule, until the first year anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall pay or cause to be paid to each employee who continues as an employee of the Company, its Subsidiaries or the Surviving Corporation during the Benefits Continuation Period (the “Continuing Employees”) salary, wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans, programs and arrangements which are at least comparable in the aggregate to those provided by Parent to similarly situated employees of Parent; provided, that with respect to Continuing Employees who are subject to employment and/or change in control agreements that have not been superseded by agreements with Parent (the “Employment Agreements”), the Surviving Corporation shall expressly assume such Employment Agreements and fulfill all obligations thereunder.
          (b) The Surviving Corporation shall use reasonable best efforts to (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the relevant Plan in which such Continuing Employee participated, (ii) provide each such Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductibles or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and vacation and severance benefit accrual (but not for benefit accrual under any other plan) to the extent of such service.
          (c) Parent and Company acknowledge and agree that the provisions contained in this Section 6.3 shall not interfere with the right of Parent or the Surviving Corporation to amend, modify or terminate any Plan (subject to the provisions of Section 6.3(a) and (b) above) or to terminate the employment of any Continuing Employee for any reason, subject to the terms of applicable Employment Agreements.
          (d) Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger or the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 7. Additional Agreements.
          Section 7.1 Proxy Statement; Registration Statement.
          (a) As soon as reasonably practicable following a Change in Structure Event, each of the Company and Parent shall prepare and file with the SEC the Proxy Statement in preliminary form and Parent shall prepare and file with the SEC any amendments necessary to the Registration Statement to reflect the Change in Structure Event. Each of the Company, Parent and Merger Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. Each of Parent and Merger Sub shall use their reasonable best efforts to have the Registration Statement as so amended declared effective under the Securities Act as promptly as practicable following the filing thereof. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following the filing thereof.

Following a Change in Event Structure, as promptly as practicable after the Registration Statement shall have become effective, the Company shall distribute the Proxy Statement to its stockholders. The Company and Parent shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or Proxy Statement or for additional information and shall supply the other with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and between Parent or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement. Parent and the Company shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration Statement and the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries or with respect to other information supplied by the Company for inclusion in the Registration Statement or the Proxy Statement or (ii) any event with respect to Parent or any of its subsidiaries or with respect to information supplied by Parent for inclusion in the Registration Statement or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Registration Statement or the Proxy Statement, such event shall be so described and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement (other than Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) will be made by Parent or the Company without providing the other party the opportunity to review and comment thereon.
          (b) As soon as reasonably practicable following the Acceptance Date, if the adoption of the Agreement by the Company’s stockholders is required by applicable Law to consummate the Merger, the Company shall prepare and file with the SEC an Information Statement pursuant to Regulation 14C (the “Information Statement”) in preliminary form. The Company shall use its reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable following the filing thereof and shall respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. As promptly as practicable after filing with the SEC, the Company shall distribute the Information Statement to its stockholders. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Parent and Merger Sub shall cooperate with the Company and provide to the Company all information necessary in order to prepare the Information Statement, and shall provide promptly to the Company any information such party may obtain that could necessitate amending the Information Statement. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries or with respect to other information supplied by the Company for inclusion in the Information Statement or (ii) any event with respect to Parent or any of its Subsidiaries or with respect to other information supplied by Parent for inclusion in the Information Statement, which event is required to be described in an amendment of, or a supplement to, the Information Statement, such event shall be so described and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.
          (c) Each of Parent and the Company shall use reasonable best efforts to cause to be delivered to the other a “comfort letter” of its independent auditors, dated the date two business days prior to the date on which the Registration Statement becomes effective (whether or not after a Change in Structure Event).
          Section 7.2 Company Stockholders Meeting.

          (a) The Company shall, as soon as practicable following the earlier of (i) the Acceptance Date if the adoption of this Agreement by the Company’s stockholders is required by applicable Law in order to consummate the Merger, and (ii) the date of any Change in Structure Event, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval, provided that if the Offer shall have been consummated and the adoption of this Agreement by the Company’s stockholders is required by applicable Law in order to consummate the Merger, the Company shall seek the Company Stockholder Approval by written consent of the stockholders of the Company in lieu of at a meeting of its stockholders if Parent so requests. Unless the Company Board of Directors or a committee thereof has made a Change in Recommendation in accordance with Section 6.2(c) or 6.2(d), the Company Board of Directors (and any committee thereof) shall recommend to its stockholders that they approve and adopt this Agreement and shall include the Company Recommendation in the Proxy Statement or Information Statement, as applicable. Unless the Company Recommendation shall have been modified or withdrawn in accordance with Section 6.2(c) or 6.2(d), the Company shall use its reasonable best efforts to solicit the Company Stockholder Approval. Notwithstanding anything to the contrary in the preceding sentence and for avoidance of doubt, at any time prior to the Company Stockholder Approval, the Company may adjourn or postpone the Company Stockholders Meeting to make disclosure to the stockholders of the Company which the Company Board of Directors determines in good faith is required by the fiduciary duties of the Company Board of Directors under applicable Law following a Change in Recommendation in accordance with Section 6.2(c) or 6.2(d) or, prior to the Acceptance Date, in response to an Acquisition Proposal that the Company Board of Directors (or any committee thereof) determines in good faith after consultation with its outside counsel that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and that failure to take such action is or would reasonably likely be inconsistent with its fiduciary duties under applicable Law; provided that (A) the Company make such disclosure as promptly as practicable and (B) the Company hold the Company Stockholders Meeting as promptly as practicable after such postponement or adjournment.
          (b) Following the Acceptance Date if the approval of the stockholders of the Company is required to consummate the Merger, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent) in favor of the adoption and approval of this Agreement at the Company Stockholders Meeting and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).
          Section 7.3 Access to Information; Confidentiality. Prior to the Effective Time, except as otherwise prohibited by applicable Law, the terms of any Contract to which the Company or any Subsidiary is a party (provided that the Company has used its commercially reasonable efforts to obtain the consent of such other party to such Contract or establish a workaround to such prohibition) or as would be reasonably expected to violate the attorney-client privilege of the Company or any Subsidiary (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation), the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its directors, employees, representatives, financial advisors, lenders, legal counsel, accountants and other advisors and representatives, such access to the books and records, financial, operating and other data, assets, properties, facilities, plants, offices, auditors, authorized representatives, business and operations of the Company as is reasonably requested by Parent in connection with the transactions contemplated hereby. Any investigation and examination by Parent shall be conducted at reasonable times upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. In order that Parent may have a full opportunity to make such investigation and, provided such persons are bound by the Confidentiality Agreement, or have otherwise agreed to be bound by the provisions of such agreement applicable to representatives, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company in the Company’s possession as such representatives may reasonably request. The information and documents provided pursuant to this Section 7.3 shall be kept confidential and otherwise held in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the execution and delivery or termination of this Agreement.
          Section 7.4 Regulatory Filings; Reasonable Best Efforts.
          (a) As promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall use reasonable best efforts to make, and shall cause their affiliates or owners to use reasonable best efforts to make, all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the transactions contemplated hereby, including, without limitation: (i) the filings identified on the Company Disclosure Schedule that are required to be made with a Governmental Entity, (ii) pre-merger notification reports to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice as required by the HSR Act (which filing shall be made as promptly as practicable), and (iii) any filings required under the Securities Act, the Exchange Act, and any applicable state or provincial securities or “blue sky” laws, or any other applicable Laws or rules and regulations of any Governmental Entity relating to, and material to the consummation of, the Offer and the Merger. In the event the Company does not obtain a determination from the Delaware Commissioner of Insurance that the Company is either directly or indirectly or through its affiliates primarily engaged in a business other than the business of insurance (the “Determination”), Parent shall, as promptly as practicable after the date the Company has received notification from the Delaware Commissioner of Insurance that the Determination will not be granted, file a Form A application with the Delaware Department of Insurance. Parent shall use reasonable best efforts to obtain the approval of any Governmental Entity that requires a Form A application in connection with the transactions contemplated hereby.
          (b) Subject to restrictions required by Law, each of Parent, Merger Sub, and the Company shall promptly supply, and shall cause their affiliates promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to Section 7.4(a).
          (c) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Parent, Merger Sub and the Company shall notify the others promptly upon the receipt of: (i) any comments or questions from any officials of any Governmental Entity in connection with any filings made pursuant hereto, or pursuant to the Offer or the Merger and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to any applicable Laws, or for answers to any questions, or for the production of any documents, relating to an investigation of the Offer or the Merger by any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 7.4(a), Parent, Merger Sub or the Company, as the case may be, shall promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Without limiting the generality of the foregoing, each party shall provide to the other parties (or their respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the Offer or the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the Offer or the Merger shall include representatives of Parent, Merger Sub, and the Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Offer or the Merger by or on behalf of any party.
          (d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer and the Merger, including using its reasonable best efforts to accomplish the following: (i) the causing of all of the Offer Conditions and all of the conditions set forth in Section 8 to the other parties’ obligations to consummate the Offer and the Merger to be satisfied, (ii) the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities required by it and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) required by it, (iii) the obtaining of all necessary consents, approvals or waivers it is required to obtain from third parties; provided, however, that the Company shall not agree to make any concessions, to modify its business or operations, to make any payments or to waive any rights or to modify or amend any Contract in connection with obtaining such consents, approvals or waivers without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iv) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Merger to which it is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the Offer and the Merger and to carry out fully the purposes of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent shall use all reasonable best efforts to take, or cause to be taken, all such necessary actions. Without limiting the generality of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period provided for in the HSR Act. Notwithstanding anything herein to the contrary, Parent shall not be required to take or accept or to cause its affiliates to take or accept (and the Company shall not agree to and shall cause the Company Subsidiaries not to agree to), any action or condition that, when taken together with all other actions or conditions, would in Parent’s good faith judgment result in a Company Material Adverse Effect or a Parent Material Adverse Effect. No action taken by the Company, any Subsidiary or any of their Representatives in compliance with the express terms of this Agreement, including without limitation Section 6.2, shall be deemed to be a breach of this Section 7.4.
          Section 7.5 Directors and Officers Indemnification and Insurance.
          (a) From and after the earlier of the Acceptance Date or the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Company and the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation not less favorable than those set forth in the certificate of incorporation and bylaws of the Company as of the date hereof, which provisions shall not be, for a period of six (6) years from the Effective Time (or until such later date as any claims then still pending shall have been resolved) amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries. Until the six (6) year anniversary of the Effective Time (or until such later date as any claims then still pending shall have been resolved), Parent shall, and shall cause the Company and the Surviving Corporation to, honor and fulfill in all respects the obligations of (i) the Company and the Surviving Corporation under their respective certificates of incorporation and bylaws and (ii) the Company pursuant to indemnification agreements with the Company’s directors, officers, employees or agents existing at or prior to the Effective Time to the fullest extent permitted by applicable Law.

          (b) The Company shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless, and, from and after the earlier of the Acceptance Date or the Effective Time, the Company and the Surviving Corporation shall, and Parent shall cause the Company or the Surviving Corporation (as applicable) to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, each present and former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, investigation or inquiry, whether civil, criminal, administrative or investigative, arising out of or pertaining to (x) the fact that the Indemnified Party is or was an officer, director, employee, agent or other fiduciary of the Company or any Subsidiary of the Company or (y) any act or omission by an Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)) or (z) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Closing Date. Without limiting the generality of the foregoing, if any Indemnified Party becomes involved in any actual or threatened Action, investigation or inquiry with respect to which such Indemnified Party is seeking indemnification pursuant to this Section 7.5, the Company or the Surviving Corporation (as applicable) shall, and Parent shall cause the Company or the Surviving Corporation (as applicable) to, to the fullest extent permitted by Law, promptly (and in any event no later than twenty (20) days following any request therefor) advance to such Indemnified Party his or her reasonable legal expenses (including the reasonable cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is finally judicially determined that such person is not entitled to indemnification.
          (c) Parent shall be entitled (but shall not be obligated) to control the defense of any such Action, investigation or inquiry with counsel of its own choosing reasonably acceptable to the Indemnified Party. Parent, the Company and the Surviving Corporation shall not be liable for any settlement effected without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed). Parent, the Company and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party is seeking indemnification hereunder. The Indemnified Party shall cooperate with Parent, the Company and the Surviving Corporation in the defense of any matter for which such Indemnified Party is seeking indemnification hereunder. Neither Parent nor the Surviving Corporation shall settle any such Action, investigation or inquiry without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (i) includes an unconditional release of the Indemnified Party and (ii) includes only the payment of money.
          (d) Parent shall provide and maintain in effect, or shall cause the Surviving Corporation to provide and maintain in effect, for an aggregate period of not less than six (6) years from the Effective Time, for the benefit of the current and former directors and officers of the Company and its Subsidiaries an insurance and indemnification policy that provides coverage for acts or omissions occurring at or prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “D&O Insurance”) that is at least as favorable (with respect to coverage, amounts, limits, deductibles and conditions) as the Company’s existing policy; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such coverage (the “Company’s Current Premium”). If such premiums for such insurance would at any time exceed 250% of the Company’s Current Premium, then Parent shall maintain the maximum amount of coverage under a policy having the same deductible as is available for such 250% of the Company’s Current Premium. The Company represents and warrants to Parent that the Company’s Current Premium is as set forth on Section 7.5(d) or the Company Disclosure Schedule. Notwithstanding the foregoing, Parent shall use its reasonable best efforts to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy, provided that the cost of such tail coverage does not exceed the amount as set forth on Section 7.5(d) of the Company Disclosure Schedule. If Parent is unable to obtain such tail policy, Parent shall provide the Company with notice thereof at least five business days prior to the earlier of the Acceptance Date and the Closing. If the Company receives such notice from Parent, the Company may purchase such tail policy, provided that the cost of such tail coverage does not exceed the amount as set forth on Section 7.5(d) of the Company Disclosure Schedule. Such tail policy, whether purchased by Parent or the Company, shall satisfy Parent’s and the Surviving Corporation’s obligations under this Section 7.5(d). Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 7.5 is not in substitution for any such claims under such policies.
          (e) This Section 7.5 shall survive the consummation of the Merger at the Effective Time, is intended to benefit and provide third party rights to the Indemnified Parties, shall be binding on Parent and the Surviving Corporation and their successors and assigns and shall be enforceable by the Indemnified Parties and their respective heirs and representatives. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 7.5.
          (f) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 7.5 that is denied by Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing its claims.
          Section 7.6 Conduct of Parent’s Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Parent and each Parent Subsidiary shall, except as required by Law, as expressly contemplated by this Agreement, as set forth on Section 7.6 of the Parent Disclosure Schedule or to the extent that the Company shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed), conduct its business in all material respects in the ordinary course of its business as currently conducted except where the failure to do so would not have a Parent Material Adverse Effect or materially delay the Closing:
          (a) Affirmative Covenants Pending Closing. Parent shall and shall cause its Subsidiaries to, to the extent consistent with Section 7.6 above and not otherwise prohibited by this Agreement, use reasonable best efforts to (A) preserve the business of Parent and its Subsidiaries (B) advertise, promote and market Parent’s products, (C) keep Parent’s and its Subsidiaries’ material properties substantially intact, preserve their goodwill and business, and maintain all physical properties in good repair and condition, ordinary wear and tear excepted, (D) perform and comply in all material respects with the terms of the Parent Material Contracts, and (E) maintain, and comply in all material respects with, all material Permits.
          (b) Negative Covenants Pending Closing. Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, Parent shall not and shall cause the Parent Subsidiaries not to, in each case, except as required by Law or as expressly contemplated by this Agreement or as set forth on Section 7.6 of the Parent Disclosure Schedule:
               (i) Capital Stock. Split, combine or reclassify any of its capital stock, sell or otherwise issue any shares of capital stock or any security convertible into shares of its capital stock or declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock or acquire, redeem or otherwise repurchase any shares of its capital stock; provided, however, that the foregoing clause shall not restrict: (1) the grant of options to purchase Parent Common Stock after the date hereof, (2) the issuance of shares of Parent Common Stock upon the exercise of options to purchase Parent Common Stock, including options issued after the date hereof, (3) the grant of restricted shares of Parent Common Stock after the date hereof, (4) the repurchase or cancellation of restricted or other shares of Parent Common Stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of restricted shares of Parent Common Stock or the exercise of options to purchase Parent Common Stock, (5) the issuance of shares of Parent Common Stock in accordance with the terms of Parent’s Employee Stock Purchase Plan, or (6) the acceptance of shares of Parent Common Stock as payment of the exercise price of options to purchase Parent Common Stock or for withholding taxes incurred in connection with the exercise of options to purchase Parent Common Stock in accordance with the terms of the applicable award agreements;
               (ii) Certificate of Incorporation and By Laws. Except as required by Law or the rules and regulations of the Nasdaq or Toronto Stock Exchange, amend, or otherwise alter or modify in any respect, the certificate of incorporation or bylaws of Parent in a manner that adversely affects the rights of holders of Parent Company Stock;
               (iii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, consolidation, or recapitalization of Parent;
               (iv) Obligations. Resolve to, agree to or otherwise obligate itself to do any of the foregoing.
          Section 7.7 Public Disclosure. The initial press release concerning this Agreement or the transactions contemplated hereby shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement to any third party, except as may be required by Law or by any listing agreement with the Nasdaq or the Toronto Stock Exchange, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, except as provided in Section 6.2, Parent’s consent will not be required, and the Company need not consult with Parent, in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation; provided, further, that the Company’s consent will not be required, and Parent need not consult with the Company, in connection with any press release or public statement to be issued or made with respect to any Acquisition Proposal or with respect to any Change in Recommendation. Notwithstanding the foregoing, without prior consent of Parent, the Company (a) may communicate with employees, customers, vendors and suppliers in a manner consistent with its past practice in compliance with applicable Law (provided that, with respect to communications concerning this Agreement or the transactions contemplated hereby, such communications shall be consistent with the terms of this Agreement and information previously supplied by Parent) and (b) may disseminate the information included in a press release or other document previously approved for external distribution by Parent.

          Section 7.8 Registration Rights Agreement and other Agreements. The Company shall take all actions necessary to cause (a) the Registration Rights Agreement, dated as of March 19, 2004, by and among the Company, New Mountain Partners, L.P., New Mountain Affiliated Partners, L.P. and such other persons who become signatories thereto as provided therein and (b) (i) any obligation owed by the Company or any Company Subsidiary to New Mountain Partners, L.P., New Mountain Affiliated Partners, L.P. or any of their Affiliates and any agreement to which the Company or any Company Subsidiary, on the one hand, and New Mountain Partners, L.P., New Mountain Affiliated Partners, L.P. or any of their Affiliates, on the other hand, is a party (other than the Stockholder Agreements and this Agreement) and (ii) any of the agreements listed in Section 7.8 of the Parent Disclosure Schedule and any obligations thereunder to be terminated (in each case without any payment, obligation or liability), effective as of and contingent upon the earlier of the Acceptance Date and the Closing, such that such agreement shall be of no further force or effect immediately following the earlier of the Acceptance Date and the Closing (excluding any compensatory and indemnification arrangements with individuals who are officers or directors of the Company described in the Company Disclosure Schedules).
          Section 7.9 Financing (a) Each of Parent, US Corp. and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided that Parent , US Corp. and Merger Sub may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof, or otherwise so long as the terms would not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter as of the date hereof, (B) delay the Acceptance Date or the Closing or (C) reduce the aggregate amount available under the Debt Commitment Letter below an amount that when combined with Parent’s other cash and/or cash equivalents is sufficient to pay the Transaction Amount on the earlier of the Acceptance Date or the Closing (or include any term or condition not in the Debt Commitment Letter which would have the effect of reducing the aggregate amount under the Debt Commitment Letter below an amount that when combined with Parent’s other cash and/or cash equivalents is sufficient to pay the Transaction Amount on the earlier of the Acceptance Date or the Closing), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and cause US Corp. to enter into definitive agreements with respect thereto on terms and conditions contemplated by the Debt Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Parent, US Corp. and Merger Sub to obtain the Debt Financing and to comply with their obligations thereunder, and (iv) consummate the Debt Financing at or prior to the earlier of the Acceptance Date or the Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent, US Corp. and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less favorable to Parent, US Corp. and Merger Sub (as determined, in the good faith judgment of Parent, US Corp. and Merger Sub), than those in the Debt Commitment Letter as promptly as practicable following the occurrence of such event.
          (b) Prior to the Closing, the Company shall provide to Parent, US Corp. and Merger Sub, and shall cause its Subsidiaries to, and shall cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub cooperation as is customary and may be reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) participating in meetings and marketing presentations at times reasonably acceptable to the Company, (ii) furnishing customary information (including financial statements) for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents reasonably required in connection with the Debt Financing (provided such presentations, memoranda or other documents need not be prepared or issued by the Company or any Company Subsidiaries), (iii) cooperating in the preparation and execution and delivery of any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions and documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent; provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time, (iv) furnishing Parent, US Corp. and Merger Sub and their Debt Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, (v) obtaining customary accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance as reasonably requested by Parent and (vi) taking all actions reasonably necessary to (A) permit the lender under the Debt Commitment Letter to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; provided, however, that such access and information shall only be provided to the extent that in the reasonable judgment of the Company such access or the provision of such information would not violate applicable Law and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements will not become active or take effect until the Effective Time, and, shall be at the expense of Parent, (vii) executing a customary representation letter in respect of information provided by the Company or the Company Subsidiaries in writing expressly for use in connection with the Debt Financing or the syndication thereof, for the benefit of the arrangers of the Debt Financing and lenders and proposed lenders to Parent, US Corp. and Merger Sub in the Debt Financing; provided, that Parent, US Corp. and Merger Sub may not place, and hereby disclaim, any reliance by either of them upon such a representation letter. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment other than reasonable out-of-pocket costs or incur any other liability prior to the Effective Time or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing, unless such liability or indemnity is effective only if and when the Merger is consummated. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation, provided that the Company furnish Parent with a notice prior to incurring costs which exceed $100,000 in the aggregate. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows conducted in connection with the Debt Financing to the extent such materials include or are derived from information provided by the Company or the Company Subsidiaries for use in connection with the Debt Financing or the syndication thereof, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If this Agreement is terminated prior to the Effective Time, Parent, US Corp. and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all out of pocket losses and expenses suffered or incurred by them in connection with third-party claims arising out of or resulting from the arrangement of the Debt Financing or any alternative financing and any information utilized in connection therewith except for any matters arising out of or resulting from the gross negligence or willful misconduct of any such person. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
          Section 7.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Offer and the Merger to be approved for listing upon the Effective Time on Nasdaq and the Toronto Stock Exchange as promptly as practicable after the date hereof, but in no event later than the earlier of the Acceptance Date or the Closing Date.

          Section 7.11 Takeover Laws. The Company and the Company Board of Directors shall (1) use reasonable best efforts to ensure that no Takeover Law is or becomes applicable to this Agreement, the Stockholder Agreements, the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreements and (2) if any Takeover Law becomes applicable to this Agreement, the Stockholder Agreements, the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreements, use reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stockholder Agreements, as applicable, and otherwise to minimize the effect of such Law on this Agreement, the Stockholder Agreements, the Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements.
          Section 7.12 Notification of Certain Matters
       Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at the Closing, or would reasonably be expected to cause any condition set forth in Section 8 or Annex B not to be satisfied in any material respect at the Closing, and (ii) any failure of such party or any of its representatives to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided however that no such notification shall affect the representations, warranties, covenants or agreement of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          Section 7.13 Certificate of Amendment
        Immediately following the public announcement of the execution and delivery of this Agreement, the Company shall file the Certificate of Amendment with the Secretary of State of the State of Delaware with an effective date and time of the time of filing. The Company shall not amend, modify or terminate the Certificate of Amendment.
     Section 8. Conditions Precedent to the Obligation of the Parties to Consummate the Merger.
          Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) If required by Law to be obtained before the Merger can be consummated, the Company Stockholder Approval shall have been obtained.
          (b) There shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment or decree, preventing, prohibiting or making illegal the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”). No Governmental Entity shall have instituted any proceeding that is pending seeking any such Order.
          (c) The shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq and the Toronto Stock Exchange, subject to official notice of issuance.

          (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and all applicable blue sky securities filings, permits or approvals shall have been made or received in accordance with applicable Laws. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or any state securities administrator and no proceedings for that purpose shall be pending, or to the knowledge of Parent or the Company, threatened by the SEC or any state securities administrator.
          (e) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company and Parent shall have been made or obtained, as the case may be, except for any failure which would not, individually or in the aggregate, render the Merger or any of the transactions contemplated hereby illegal or result in a Company Material Adverse Effect or Parent Material Adverse Effect. Either (i) the Company shall have secured a determination from the Delaware Commissioner of Insurance that the Company is primarily engaged in business other than the business of insurance or (ii) the acquisition of control of NMHC Group Solutions, Inc. in connection with the transactions contemplated hereby shall have been approved by the Delaware Department of Insurance. Parent shall have received the approvals of any Governmental Entity that requires a Form A application in connection with the transactions contemplated hereby. Parent and/or the Company shall have filed a “pre acquisition notification” with the Delaware Commissioner of Insurance and the applicable waiting period shall have expired or been terminated.
          (f) If the transactions contemplated by this Agreement are being effected by means of the Offer followed by the Second Step Merger, Merger Sub shall have accepted for payment shares of Company Common Stock pursuant to the Offer.
          If the transactions contemplated by this Agreement are being effected by means of the Offer followed by the Second Step Merger, the conditions in the second sentence of Section 8.1(b), Section 8.1(c), the first sentence of Section 8.1(d) and all of Section 8.1(e) shall not be conditions to the obligation of the parties to effect the Second Step Merger.
          Section 8.2 Conditions to the Obligations of the Company to Effect the One Step Merger. The obligation of the Company to effect the One Step Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
          (a) The representations and warranties of Parent, US Corp. and Merger Sub set forth in Sections 5.2, 5.3, 5.15(c) and 5.16 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all material respects as of such specified date). The representations and warranties of Parent set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Parent Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Parent Material Adverse Effect. The Company shall have received a certificate dated the Closing Date and signed on behalf of Parent by a duly authorized officer of Parent to such effect.
          (b) Each of Parent, US Corp. and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of it to be performed and complied with by it under this Agreement. The Company shall have received a certificate dated the Closing Date and signed on behalf of Parent by a duly authorized officer of Parent to such effect.
          (c) Since the date hereof, there shall not have been any events, circumstances, development, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would have, a Parent Material Adverse Effect.
          Section 8.3 Conditions to the Obligations of Parent, US Corp. and Merger Sub to Effect the One Step Merger. The obligation of Parent, US Corp. and Merger Sub to effect the One Step Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
          (a) The representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.4 (with respect to significant Company Subsidiaries, as determined under Rule 1-02(w) of Regulation S-X), 4.18 and 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all material respects as of such specified date). The representations and warranties of the Company set forth in this Agreement, other than those listed in the preceding sentence, shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Company Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Company Material Adverse Effect or, after giving effect to the Merger, a Parent Material Adverse Effect. Parent shall have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company to such effect.
          (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement. Parent shall have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company to such effect.
          (c) Since the date hereof, there shall not have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would have, a Company Material Adverse Effect.
          (d) Parent shall have received the Debt Financing on terms consistent with the Debt Commitment Letter or if the Debt Financing contemplated by the Debt Commitment Letter is unavailable, Parent shall have received the alternative financing described in Section 7.9(a).
          (e) The total number of Dissenting Shares shall not exceed ten percent (10%) of the issued and outstanding shares of Company Stock as of the Effective Time, and Parent shall have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company to such effect.
          Section 8.4 Frustration of Closing Conditions. None of the Company, Parent, or Merger Sub may rely on the failure of any condition set forth in this Section 8 to be satisfied if such failure was caused by such party’s breach of this Agreement.
     Section 9. Termination, Amendment and Waiver.
          Section 9.1 Termination.
          This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time:
          (a) by mutual written consent of Parent and the Company authorized by Parent’s Board of Directors and by the Company Board of Directors (and, if such termination is after the Acceptance Date, by the Continuing Directors);
          (b) by either Parent or the Company, if shares of Company Common Stock have not been accepted for payment pursuant to the Offer, or, if the transactions contemplated hereby are being effected as a One Step Merger, if the Merger has not occurred by August 1, 2008 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of shares of Company Common Stock to have been accepted for payment pursuant to the Offer or the Merger to occur (as applicable) on or before the End Date;
          (c) by either Parent or the Company, if a Governmental Entity shall have issued a final, non-appealable Order; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party who has not used its reasonable best efforts to cause such Order to be lifted or otherwise taken such action as is required to comply with Section 7.4;
          (d) by Parent prior to the Relevant Date, if (i) the Company Board of Directors shall not have included the Company Recommendation in the Schedule 14D-9, in the Prospectus and/or in the Proxy Statement or a Change in Recommendation shall have occurred, (ii) the Company Board of Directors (or any committee thereof) shall have approved, recommended, or submitted to its stockholders any Acquisition Proposal or the Company or any of its Subsidiaries or Affiliates shall have entered into any agreement to effect an Acquisition Proposal, (iii) the Company Board of Directors (or any committee thereof) shall have publicly proposed to do any of the foregoing in clauses (i) or (ii), or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board of Directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 business days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) (it being understood and agreed that any “stop, look and listen” disclosure prior to the end of such period shall not be a failure to recommend against such tender offer or exchange offer);
          (e) by the Company,
               (i) prior to the Closing Date, if the transactions contemplated hereby are being effected as a One Step Merger, if there have been any breaches of, or inaccuracies in, any representations, warranties, covenants or agreements of Parent, US Corp. or Merger Sub set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would cause any of the conditions in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied; or
               (ii) prior to the Acceptance Date, if the transactions contemplated hereby are being effected by means of the Offer followed by the Second Step Merger, (A) if (1) the representations and warranties of Parent, US Corp. or Merger Sub set forth in Sections 5.2, 5.3, 5.15(c) and 5.16 shall not be true and correct in all material respects as of the date of this Agreement and as of the Acceptance Date as though made on and as of the Acceptance Date (or, to the extent any such representation and warranty expressly speaks as of a specified date, such representation and warranty shall not be true and correct in all material respects as of such specified date), or (2) if the representations and warranties of Parent set forth in this Agreement, other than those listed in clause (1) above, shall not be true and correct as of the date of this Agreement and as of the Acceptance Date as though made on and as of the Acceptance Date (or, to the extent any such representation and warranty expressly speaks as of a specified date, such representation and warranty shall not be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Parent Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Parent Material Adverse Effect or (B) if each of Parent and Merger Sub shall not have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of it to be performed and complied with by it under this Agreement, and, in the case of each of clause (A) and (B), such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent; provided that, in the case of each of clause (A) and (B), the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would cause any of the conditions in Annex B not to be satisfied;
          (f) by the Company prior to the Relevant Date in order to enter a transaction that is a Superior Proposal in accordance with, and subject to the terms and conditions of Section 6.2(c);
          (g) by Parent,
               (i) prior to the Closing Date, if the transactions contemplated hereby are being effected as a One Step Merger, if there have been any breaches of, or inaccuracies in, any representations, warranties, covenants or agreements of the Company set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Parent to the Company; provided that Parent, US Corp. and Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would cause any of the conditions in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied; or
               (ii) prior to the Acceptance Date, if the transactions contemplated hereby are being effected by means of the Offer followed by the Second Step Merger, if there have been any breaches of, or inaccuracies in, any representations, warranties, covenants or agreements of the Company set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that clause (a) or (b) of Annex B would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Parent to the Company; provided that Parent, US Corp. and Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would cause any of the conditions in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied; or
          (h) by either Parent or the Company if, at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.
          Section 9.2 Effect of Termination.
          (a) Any termination of this Agreement under Section 9.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the termination fee required pursuant to this Section 9.2. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, except for the last sentence of Section 7.3, Section 7.7, Section 7.9(b), Section 9, Section 10, the Confidentiality Agreement, dated as of January 23, 2008, between the Company and Parent (the “Parent Confidentiality Agreement”) and the Confidentiality Agreement, each of which shall remain in full force and effect in accordance with the terms thereof and survive any termination of this Agreement, provided, however, that, nothing herein shall relieve a party from liability for damages for any willful breach hereof occurring prior to such termination. If a party brings a claim after the termination of this Agreement for a willful breach hereof occurring prior to such termination, the party that is determined by a final and non appealable order to have lost such claim shall pay the reasonable legal fees and expenses of the other party.
          (b) If the Company terminates this Agreement pursuant to Section 9.1(f), the Company shall pay to Parent a termination fee of $5,000,000.00 (the “Termination Fee”) concurrently with the termination of this Agreement by the Company.
          (c) If Parent terminates this Agreement pursuant to Section 9.1(d), the Company shall pay to Parent the Termination Fee no later than one business day following such termination.
          (d) If Parent or the Company terminates this Agreement pursuant to Section 9.1(b), and if (i) after the date hereof and prior to the End Date, an Acquisition Proposal was disclosed to the Company, is publicly announced or generally made known to the Company’s stockholders, or any Person or group of Persons informs the Company or publicly announces or makes generally known to the Company’s stockholders that it intends to make an Acquisition Proposal subject to this Agreement being terminated, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is consummated, the Company shall pay to Parent the Termination Fee concurrently with the earlier of the entry into such definitive agreement or consummation of any Acquisition Proposal; provided, that, solely for purposes of this Section 9.2(d), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 6.2(a), except that all references to twenty percent (20%) or more therein shall be changed to a majority or more.
          (e) If Parent or the Company terminates this Agreement pursuant to Section 9.1(h), and if (i) after the date hereof and prior to the Company Stockholders Meeting, an Acquisition Proposal was disclosed to the Company, is publicly announced or generally made known to the Company’s stockholders, or any Person or group of Persons informs the Company or publicly announces or makes generally known to the Company’s stockholders that it intends to make an Acquisition Proposal subject to this Agreement being terminated, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to any

Acquisition Proposal or an Acquisition Proposal is consummated, the Company shall pay to Parent the Termination Fee concurrently with the earlier of the entry into such definitive agreement or consummation of any Acquisition Proposal; provided, that, solely for purposes of this Section 9.2(e), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 6.2(a), except that all references to twenty percent (20%) or more therein shall be changed to a majority or more.
          (f) If Parent terminates this Agreement pursuant to Section 9.1(g), and if (i) after the date hereof and prior to the date of such termination, an Acquisition Proposal was disclosed to the Company, is publicly announced or generally made known to the Company’s stockholders, or any Person or group of Persons informs the Company or publicly announces or makes generally known to the Company’s stockholders that it intends to make an Acquisition Proposal subject to this Agreement being terminated, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal, or an Acquisition Proposal is consummated, the Company shall pay to Parent the Termination Fee concurrently with the earlier of the entry into such definitive agreement or consummation of any Acquisition Proposal; provided, that, solely for purposes of this Section 9.2(f), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 6.2(a), except that all references to twenty percent (20%) or more therein shall be changed to a majority or more.
          (g) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(h) or Parent pursuant to Section 9.1(g), then the Company shall reimburse Parent upon demand for all reasonable out-of-pocket expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement (including the Debt Commitment Letter and the transactions contemplated thereby), the Offer, the Merger and the other transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants and consultants and lenders; provided, however, that the Company shall not be obligated to make payments pursuant to this Section 9.2(g) in excess of $2,000,000.00; provided, further, than any payments by the Company made pursuant to this Section 9.2(g) shall be credited against any Termination Fee that is or becomes payable.
          (h) The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 9.2(a) through 9.2(g), as applicable, and, in order to obtain such payment, Parent commences a suit which results in a final non-appealable judgment against the Company, the Company shall pay to Parent its reasonable attorneys’ fees and expenses actually incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of J.P. Morgan Chase N.A. in effect on the date such payment was required to be made from the date such payment was required to be made until the date such payment is actually made. All amounts to be paid pursuant to this Section 9.2 shall be paid by wire transfer of immediately available funds to an account specified in writing by Parent.
          Section 9.3 Fees and Expenses. Except as otherwise expressly provided in Section 7.5(b), Section 7.5(f), Section 7.9(b) and Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including the preparation, printing, filing and mailing of, the Proxy Statement, the solicitation of the Company Stockholder Approval, regulatory filings and notices and all other matters related to the closing of the transactions contemplated by this Agreement.
          Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Stockholder Approval, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. In addition, following the election or appointment of Parent’s designees to the Company Board of Directors pursuant to Section 1.3(a) and until the Effective Time, any amendment of this Agreement shall only be effected if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office (or by the sole Continuing Director if there shall be only one Continuing Director).
          Section 9.5 Waiver. At any time prior to the Effective Time, each party hereto may, by action authorized by its Board of Directors, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, or (c) waive compliance with any of the agreements of any other party or any conditions to its own obligations; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party; provided, further, that such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. In addition, following the election or appointment of Parent’s designees to the Company Board of Directors pursuant to Section 1.3(a) and until the Effective Time, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or its stockholders (other than Parent, Merger Sub or their Affiliates), officers, directors or employees shall only be effected if there are in office one or more Continuing Directors and such waiver is approved by a majority of the Continuing Directors then in office (or by the sole Continuing Director if there shall be only one Continuing Director).
          Section 10. Miscellaneous.
          Section 10.1 Entire Agreement. This Agreement, together with the Company Disclosure Schedule, the Company Letter, the Parent Disclosure Schedule and the Stockholder Agreements and the Registration Rights Agreement (as defined in the Stockholder Agreement), contains the entire agreement among the parties with respect to the Offer, the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement and the Parent Confidentiality Agreement, each of which shall survive execution of this Agreement and shall terminate in accordance with the provisions thereof. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE PARTIES HERETO HAVE MADE OR HAVE RELIED UPON, OR OTHERWISE BEEN INDUCED BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER PURPORTED REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES OR AFFILIATES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE OFFER, THE MERGER, OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREUNDER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
          Section 10.2 No Survival. None of the representations, warranties and, except as provided in the following sentence, covenants contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10, the agreements of Parent and the Company in Sections 1, 2, 3, 6.3 and 7.5 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.
          Section 10.3 Parent Guarantee. Parent agrees to take all action necessary to cause US Corp. and Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Acceptance Date and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by US Corp. and by Merger Sub or the Surviving Corporation, as applicable, of their respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of US Corp. and of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against US Corp. or Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.3.
          Section 10.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) If to Parent , US Corp. or Merger Sub:	With copies (which shall not constitute notice) to:

SXC Health Solutions Corp.	Sidley Austin LLP
SXC Health Solutions, Inc.	One South Dearborn St.
Comet Merger Corporation	Chicago, Illinois 60603
c/o SXC Health Solutions Corp.	Telephone: (312) 853-7000
2441 Warrenville Road, Suite 610	Facsimile: (312) 853-7036
Lisle, Illinois 60532-3246	Attn.: Gary D. Gerstman
Facsimile: (630) 328-2190	Scott R. Williams
Attn.: Chief Financial Officer

(b) If to the Company:	With copies (which shall not constitute notice) to:

National Medical Health Card Systems, Inc.	Bass, Berry & Sims PLC
26 Harbor Park Drive	315 Deaderick Street, Suite 2700
Port Washington, NY 11050	Nashville, TN 37238
Telephone: (516) 605-6625	Telephone: (615) 742-6200
Facsimile: (516) 605-6989	Facsimile: (615) 742-6293
Attn.: George McGinn	Attn: J. Allen Overby, Esq.
Jennifer H. Noonan, Esq.

Any party may by notice given in accordance with this Section 10.4 to the other parties designate another address or person for receipt of notices hereunder. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          Section 10.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.
          (a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that Parent, US Corp. or Merger Sub may assign any of its rights hereunder (but effective only if and when the Merger is consummated) to any of the lenders in connection with obtaining the Debt Financing. Subject to the preceding sentence, but without relieving any party (including any assignor) hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          (b) Other than as set forth in Section 7.5, this Agreement is not intended to and shall not confer any rights or remedies hereunder upon any Person other than Parent, US Corp., Merger Sub and the Company.
          Section 10.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to negotiate in good faith to replace such invalid or unenforceable provision of this Agreement, or invalid or unenforceable portion thereof, with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision or portion thereof.
          Section 10.7 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          Section 10.8 Submission to Jurisdiction; Waiver. Each of the Company, Parent, US Corp. and Merger Sub irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each of the Company, Parent, US Corp. and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE COMPANY, PARENT, US CORP. AND MERGER SUB WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          Section 10.9 Specific Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury could be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to all other remedies available to it any other party shall be entitled to seek an injunction (without posting a bond or other undertaking) to enforce compliance with the provisions of this Agreement or to restrain any violation or threatened violation of the provisions of this Agreement.
          Section 10.10 Interpretation.
          (a) When a reference is made in this Agreement to a Section, subsection or clause, such reference shall be to a Section, subsection or clause of this Agreement unless otherwise indicated.
          (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (c) This Agreement is the result of the joint efforts of Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.
          (d) To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent, the Company shall be deemed to have satisfied such obligation if the Company or its Representatives made such information or document available prior to the date hereof through the Merrill online data room to Parent and its Representatives.
          (e) The term “affiliate” or “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.
          (f) The term “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.
          (g) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”
          (h) The term “knowledge” of the Company shall mean the actual knowledge of the officers of the Company listed on Section 10.10(h) of the Company Disclosure Schedule. The term “knowledge” of Parent shall mean the actual knowledge of the officers of Parent listed on Section 10.10(h) of the Parent Disclosure Schedule.
          (i) The disclosure of any matter or item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is a material exception to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect. The inclusion of a dollar amount in any representation, warranty, covenant or agreement shall not be construed as an acknowledgement that such dollar amount is a material amount and such dollar amount shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” or any word or phrase of similar import. Certain matters have been disclosed in the Company Disclosure Schedule for informational purposes only. Certain matters have been disclosed in the Parent Disclosure Schedule for informational purposes only.
          (j) The term “person” or “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          (k) The term “subsidiary” or “Subsidiary,” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).
          Section 10.11 No Waiver of Rights. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
          Section 10.12 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.
          Section 10.13 Obligations of Subsidiaries.
Whenever this Agreement requires any Subsidiary of Parent or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By: Name:	/s/ Thomas W. Erickson Thomas W. Erickson
Title:	Chairman and Interim C.E.O.

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Gordon S. Glenn
Name:	Gordon S. Glenn
Title:	Chairman and Chief Executive Officer

SXC HEALTH SOLUTIONS, INC.

By:	/s/ Gordon S. Glenn
Name:	Gordon S. Glenn
Title:	Chairman and Chief Executive Officer

COMET MERGER CORPORATION

By:	/s/ Gordon S. Glenn
Name:	Gordon S. Glenn
Title:	President
Signature Page to Agreement and Plan of Merger

ANNEX A
Index of Defined Terms

	Section

Acceptance Date	1.1	(d)
Acquisition Proposal	6.2	(a)
Actions	4.8
affiliate	10.10	(e)
Agreement	Preamble
Benefits Continuation Period	6.3	(a)
Book-Entry Shares	3.4	(a)
business day	10.10	(f)
Cash Consideration	3.1	(a)
Canadian GAAP	5.6	(b)
Certificates	3.4	(a)
Certificate of Amendment	4.2
Certificate of Designations	4.3	(a)
Certificate of Merger	2.1	(a)
Change in Recommendation	6.2	(c)
Change in Structure Event	1.5
Closing	2.2
Closing Date	2.2
Code	3.5
Company	Preamble
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Convertible Preferred Stock	1.1	(a)
Company Disclosure Schedule	4
Company Insurance Policies	4.12
Company Intellectual Property	4.10
Company Letter	4.23
Company Material Adverse Effect	4.1	(a)
Company Options	3.3	(a)
Company Recommendation	1.2	(a)
Company Representations	4.23
Company Requisite Vote	4.2
Company SEC Reports	4.5	(a)
Company Share Value	3.3	(a)
Company Stock	1.1	(b)
Company Stockholder Approval	4.2
Company Stockholders Meeting	7.2	(a)
Company Subsidiary	4.1	(a)
Confidentiality Agreement	1.2	(b)
Continuing Directors	1.3	(c)
Continuing Employees	6.3	(a)
Contract	4.9	(a)
Controlled Group	4.14	(b)

	Section

Current Premium	7.5	(d)
D&O Insurance	7.5	(d)
Debt Commitment Letter	5.17
Debt Financing	5.17
Determination	7.4	(a)
Disclosed Conditions	5.17
Dissenting Shares	3.2	(a)
DGCL	Recitals
Effective Time	2.1	(a)
Employment Agreements	6.3	(a)
End Date	9.1	(b)
Environmental Laws	4.16	(b)
Environmental Permits	4.16	(b)
Equity Incentive Plans	3.3	(a)
ERISA	4.14	(a)
Exchange Act	4.3	(f)
Exchange Agent	3.4	(a)
Exchange Fund	3.4	(b)
Exchange Ratio	3.1	(a)
Excluded Shares	3.1	(a)
Existing Orders	4.8
Financial Statements	4.5	(b)
FTC	7.4	(a)
GAAP	4.5	(b)
Governmental Entity	4.1	(a)
Hazardous Substances	4.16	(b)
HSR Act	4.17
Indemnified Parties	7.5	(b)
Initial Offer Period	1.1	(c)
Intellectual Property	4.10
IRS	4.14	(a)
knowledge	10.10	(h)
Laws	4.1	(a)
Lender	5.17
Liens	4.4	(a)
Material Contract	4.9	(a)
Merger	Recitals
Merger Consideration	3.1	(a)
Merger Sub	Preamble
Minimum Condition	1.1	(b)
Nasdaq	1.1	(c)
New Debt Commitment Letter	5.17
Notice of Superior Proposal	6.2	(c)
Offer	Recitals
Offer Conditions	1.1	(b)
Offer Documents	1.1	(g)
Offer Price	Recitals
One Step Merger	Recitals

	Section

Option Share Equivalent	3.3	(a)
Order	8.1	(b)
Parent	Preamble
Parent Common Stock	Recitals
Parent Confidentiality Agreement	9.2	(a)
Parent Disclosure Schedule	5
Parent Financial Statements	5.6	(b)
Parent Material Adverse Effect	5.1
Parent Material Contract	5.10	(a)
Parent SEC Reports	5.6	(a)
Parent Share Issuance	5.2
Parent Subsidiaries	5.1	(a)
Permits	4.7	(a)
Permitted Liens	4.11
person	10.10	(j)
Plan	4.14	(a)
Preliminary Prospectus	1.1	(g)
Prospectus	1.1	(q)
Proxy Statement	4.19
Registration Statement	1.1	(g)
Release	4.16	(c)
Relevant Date	6.2	(b)
Representatives	6.2	(a)
Restricted Shares	3.3	(b)
Schedule 14D-9	1.2	(c)
Schedule TO	1.1	(g)
SEC	1.1
Second Step Merger	Recitals
Securities Act	4.5	(a)
Short Form Condition	ANNEX B
Solvent	5.16
Stock Consideration	3.1	(a)
Stockholder Agreement	Recitals
Stockholder Party	Recitals
Subsequent Offering Period	1.1	(c)
Subsidiary	10.10	(k)
Superior Proposal	6.2	(b)
Surviving Corporation	2.1	(b)
Takeover Laws	4.22
Tax	4.13	(a)
Taxable	4.13	(a)
Tax Return	4.13	(a)
Termination Fee	9.2	(b)
Top-Up Closing	1.1	(c)
Top-Up Option	1.4	(a)
Top-Up Exercise Notice	1.4	(a)
Top-Up Option Shares	1.4	(a)
Transaction Amount	5.17

Section

US Corp.	Preamble

ANNEX B
Conditions of Offer
     Capitalized terms used but not defined in this Annex B have the meanings set forth in the Agreement and Plan of Merger to which this Annex B is attached (the “Agreement”). Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of the Company Common Stock, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer (as it may be extended in accordance with the terms of Section 1.1.(c)), (ii) there shall be any order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect, or any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment or decree, preventing, prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Agreement or any Governmental Entity shall have instituted any proceeding that is pending seeking any such an order, (iii) the shares of Parent Common Stock issuable in connection with the Offer and the Merger have not been authorized for listing on Nasdaq and the Toronto Stock Exchange, subject to official notice of issuance, (iv) the Registration Statement shall not have become effective in accordance with the provisions of the Securities Act or any applicable blue sky securities filings, permits or approvals shall not have been made or received in accordance with applicable Laws, (v) any stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or any state securities administrator or any proceedings for that purpose shall be pending, or to the knowledge of Parent or the Company, threatened by the SEC or any state securities administrator, (vi) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated, (vii) any other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of the Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Agreement by the Company and Parent and their respective Subsidiaries shall not have been made or obtained, as the case may be, except for any failure which would not, individually or on the aggregate, render the Offer or the Merger or any of the transactions contemplated hereby illegal or result in a Company Material Adverse Effect or Parent Material Adverse Effect, (viii) (1) the Company shall not have secured a determination from the Delaware Commissioner of Insurance that the Company is primarily engaged in business other than the business of insurance or (2) the acquisition of control of NMHC Group Solutions, Inc. in connection with the transactions contemplated hereby shall not have been approved by the Delaware Department of Insurance, (ix) the Agreement shall have been terminated or a Change in Structure Event shall have occurred, (x) Merger Sub will not be able to effect a short-form merger pursuant to Section 253 of the DGCL promptly following the Acceptance Date (without the acquisition of any additional shares of Company Common Stock other than the Top Up Option Shares, by Merger Sub or any of its Affiliates or any reduction in the number of shares of Company Common Stock then outstanding) (the “Short Form Condition”), (xi) Parent shall not have received the approvals of any Governmental Entity that requires a Form A application in connection with the transactions contemplated hereby, (xii) Parent and/or the Company shall not have filed

B-1

a “pre acquisition notification” with the Delaware Commissioner of Insurance or the applicable waiting period shall not have expired or been terminated or (xiii) any of the following conditions exists:
     (a) The representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.4 (with respect to significant Company Subsidiaries, as determined under Rule 1-02(w) of Regulation S-X), 4.18 and 4.22 of the Agreement shall not be true and correct in all material respects as of the date of the Agreement and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all material respects as of such specified date). The representations and warranties of the Company set forth in the Agreement, other than those listed in the preceding sentence, shall not be true and correct as of the date of the Agreement and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent any such representation and warranty expressly speaks as of a specified date which shall be true and correct in all respects as of such specified date) unless the inaccuracies (without giving effect to any knowledge, materiality or Company Material Adverse Effect qualifications or exceptions contained therein) in respect of such representations and warranties, taking all the inaccuracies in respect of all such representations and warranties together in their entirety, have not had and would not result in a Company Material Adverse Effect or, after giving effect to the Merger, a Parent Material Adverse Effect. Parent shall not have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company to such effect.
     (b) The Company shall have failed to performed in all material respects all obligations or shall have failed to comply in all material respects with all agreements and covenants of the Company to be performed and complied with by it under the Agreement. Parent shall not have received a certificate dated the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company to such effect.
     (c) Since the date hereof, there shall have been any events, circumstances, developments, changes and effects that, individually or in the aggregate with other such events, circumstances, developments, changes and effects, has had, or would have, a Company Material Adverse Effect.
     (d) Parent shall not have received the Debt Financing on terms consistent with the Debt Commitment Letter and if the Debt Financing contemplated by the Debt Commitment Letter is unavailable, Parent shall not have received the alternative financing described in Section 7.9(a).
     (e) The Offer shall have been otherwise terminated with the prior written consent of the Company.
The foregoing conditions are for the sole benefit of Parent, US Corp. and Merger Sub and, except for the Minimum Condition, may be waived (if legally permitted) by Parent, US Corp. or Merger Sub, in whole or in part at any time and from time to time, in the sole and absolute discretion of Parent and Merger Sub, provided that the Minimum Condition may be waived in part to the extent such waiver would not result in Merger Sub purchasing less than a majority of the outstanding shares of Company Common Stock (treating each share of Company Convertible Preferred Stock as having been converted into Company Common Stock pursuant to the Certificate of Designations). The failure of Parent, US Corp. or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case, prior to the acceptance for payment of tendered shares of the Company Common Stock.

B-2

Annex C
Form of Stockholders Agreement

STOCKHOLDER AGREEMENT
BY AND AMONG
SXC HEALTH SOLUTIONS CORP.,
NEW MOUNTAIN PARTNERS, L.P.,
AND
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
DATED AS OF FEBRUARY 25, 2008

INDEX OF DEFINED TERMS

Page
Agreement	1
Beneficial Ownership	2
Beneficially Own	2
Beneficially Owned	2
Claims	11
Company	1
Company Common Stock	1
Company Convertible Preferred Stock	1
Company Stock	1
Covered Shares	2
Depositary	3
Encumbrance	2
Existing Shares	2
Fundamental Amendment	13
Grantees	5
Lock-Up Period	8
Meeting Right	12
Merger	1
Merger Agreement	1
Merger Sub	1
Offer	1
Operative Date	2
Other Stockholder	2
Parent	1
Prohibited Activity	11
Registration Rights Agreement	8
Releasees	11
Section 3.1(a) Matters	5
Stockholder	1
Tender Documents	3
Traded Securities	11
Transfer	2
US Corp.	1
Valuation Period	11

STOCKHOLDER AGREEMENT
          STOCKHOLDER AGREEMENT, dated as of February 25, 2008 (this “Agreement”), by and among SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“Parent”), New Mountain Partners, L.P., a Delaware limited partnership (the “Stockholder”), and National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
          WHEREAS, concurrently with the execution of this Agreement, Parent, SXC Health Solutions, Inc., a Texas corporation (“US Corp.”), Comet Merger Corporation, a newly-formed Delaware corporation that is wholly-owned by US Corp. and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), and following the consummation of the Offer (or, subject to certain conditions, in lieu thereof), Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of Company Common Stock and each outstanding share, if any, of the Company’s Series A 7% Convertible Preferred Stock, par value $0.10 per share (“Company Convertible Preferred Stock”, and together with the Company Common Stock, “Company Stock”), will be converted into the right to receive the merger consideration specified therein.
          WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner, in the aggregate, of 6,790,797 outstanding shares of the Company Convertible Preferred Stock;
          WHEREAS, as a material inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
GENERAL
     1.1. Defined Terms . The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
          “Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Company Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Stock or other voting capital stock of the Company, in each case, that the Stockholder acquires Beneficial Ownership of on or after the date hereof.
          “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities laws and excluding any Encumbrance set forth in the Certificate of Designations.
          “Existing Shares” means, with respect to the Stockholder, the number of shares of Company Stock Beneficially Owned and owned of record by the Stockholder, as set forth in the recitals.
          “Operative Date” means the Acceptance Date, if the transactions contemplated by the Merger Agreement are effected by means of the Offer followed by the Second Step Merger, and means the Closing, if the transactions contemplated by the Merger Agreement are effected as a One Step Merger.
          “Other Stockholder” means New Mountain Affiliated Investors, L.P., a Delaware limited partnership and the holder of the outstanding shares of Company Convertible Preferred Stock not held by the Stockholder.
          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise) (but does not include any conversion of the Company Convertible Preferred Stock into Company Common Stock after the Certificate of Amendment has become effective).
ARTICLE II
TENDERING
     2.1. Agreement to Tender.
          (a) The Stockholder hereby agrees that, within five business days after commencement of the Offer, the Stockholder shall validly tender or cause to be tendered in the Offer all of the shares of Company Stock represented by the Stockholder’s Covered Shares pursuant to and in accordance with the terms of the Offer, by delivering to the depositary designated in the Offer (the “Depositary”) (i) an executed letter of transmittal with respect to the Covered Shares, (ii) a certificate or certificates representing the Covered Shares, (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and (iv) a letter of instruction signed by the Stockholder instructing the Company to convert the Covered Shares into Company Common Stock effective upon receipt of a certificate from an executive officer of Parent stating that (1) all of the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived, (2) upon the conversion by the Stockholder of its Covered Shares into Company Common Stock and the conversion by the Other Stockholder of the shares of Company Stock owned by it into Company Common Stock, the Minimum Condition will have been satisfied, and (3) Merger Sub stands ready to, and will, immediately following such conversion by the Stockholder and the Other Stockholder, accept for payment all shares of Company Common Stock validly tendered in the Offer and not theretofore withdrawn (all of the foregoing documents, the “Tender Documents”).
          (b) The Stockholder hereby agrees that once the Tender Documents shall have been delivered to the Depositary, the Stockholder will not withdraw, nor permit the withdrawal of, any Tender Documents from the Offer, unless and until (i) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 6.1.
          (c) Notwithstanding the provisions of Sections 2.1(a) and 2.1(b), in the event of a Change in Recommendation made in compliance with the Merger Agreement, the obligation of the Stockholder to tender and not withdraw its Covered Shares in the manner set forth in this Section 2.1 shall only apply to an aggregate number of Covered Shares that is equal to 30% of the total number of shares of Company Stock outstanding on the Acceptance Date, and the Stockholder may or may not tender the balance of its Covered Shares in the Offer, and may withdraw from the Offer all or any portion of such balance of its Covered Shares that it may previously have tendered, as the Stockholder, in its sole discretion, determines.

ARTICLE III
VOTING
     3.1. Agreement to Vote.
          (a) The Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the earliest of (x) the Operative Date, (y) the termination of the Merger Agreement in accordance with its terms or (z) the termination of this Agreement in accordance with its terms, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, the Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:
          (i) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and
          (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote (or, if applicable, only such portion of the Covered Shares as is provided in Section 3.1(b)) (i) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders; (ii) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholder knows is in opposition to, or competitive or materially inconsistent with, the Offer or the Merger or that the Stockholder knows would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company (including capital stock or other equity interest in its Subsidiaries) or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except for any amendment to increase the authorized capital stock); and (F) any change in the capitalization of the Company or the Company’s corporate structure.

The obligations of the Stockholder specified in this Section 3.1(a) shall apply whether or not the Offer, the Merger or any action described above is recommended by the Board of Directors of the Company. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.
          (b) Notwithstanding the provisions of Section 3.1(a), in the event of a Change in Recommendation made in compliance with the Merger Agreement, the obligation of the Stockholder to vote (or cause to be voted), or to deliver (or cause to be delivered) a written consent with respect to, the Covered Shares in the manner set forth in this Section 3.1 shall, with respect to any combined vote of holders of Company Common Stock and Company Convertible Preferred Stock, only apply to an aggregate number of Covered Shares entitled to vote in respect of such matter that is equal to 30% of the total vote of the shares of Company Stock entitled to vote in respect of such matter, and shall terminate, together with the authority of each of the proxies set forth in Section 3.3, with respect to the balance of the Covered Shares, and the Stockholder may vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, such balance of its Covered Shares as the Stockholder, in its sole discretion, determines.
     3.2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement or as set forth in Section 7 of the Certificate of Designations, and except as may be permitted by Section 5.4(b), it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares with respect to any of the matters described in Section 3.1(a)(ii) (the “Section 3.1(a) Matters”), (b) has not granted, and shall not grant at any time while this Agreement remains in effect (except pursuant to Section 3.3), a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 3.1(a) Matters and (c) has not knowingly taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.
     3.3. Proxy. Without in any way limiting the Stockholder’s right to vote the Covered Shares in its sole discretion on any matters other than the Section 3.1(a) Matters that may be submitted to a stockholder vote, consent or other approval, the Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Gordon Glenn and Jeffrey Park, pursuant to a proxy to be delivered to Parent substantially in the form attached hereto as Annex A, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares as to which the Stockholder controls the right to vote in accordance with Section 3.1 (or, if applicable, only such portion of the Covered Shares as is provided in Section 3.1(b)) and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company at which any of the Section 3.1(a) Matters was to be considered. This proxy is coupled with an interest and shall be irrevocable until the earliest of (i) the Operative Date, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) the termination of this Agreement in accordance with its terms, in which event this proxy shall automatically be revoked without any further action by any party. The Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Covered Shares with respect to any of the Section 3.1(a) Matters. So long as the proxy granted under this Section 3.3 is a valid uncontested proxy that is effective to deliver the votes of the Covered Shares (or, if applicable, only such portion of the Covered Shares as is provided in Section 3.1(b)), the Stockholder shall be deemed to be fulfilling its obligations under Section 3.1. If Parent believes that such proxy is not a valid proxy or if Parent otherwise does not wish to utilize the proxy, Parent will so notify the Stockholder in writing so that the Stockholder will be able to perform its obligations under Section 3.1.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:
          (a) Organization; Authorization; Validity of Agreement; Necessary Action . The Stockholder is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Operative Date will be, Beneficially Owned and owned of record by the Stockholder, except that, in the case of the Offer, the Company Convertible Preferred Stock will have been converted into Company Common Stock in accordance with the terms of this Agreement. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Stock Beneficially Owned or owned of record by the Stockholder. Except for the rights granted to Parent hereby, the Stockholder has and will have at all times through the Operative Date sole voting power (including the right to control such vote as contemplated herein) with respect to the Section 3.1(a) Matters, sole power of disposition, sole power to issue instructions with respect to the Section 3.1(a) Matters, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Operative Date.
          (c) No Violation. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of formation or bylaws or other comparable governing documents, as applicable, of the Stockholder, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Stockholder is a party or by which it is bound or (iii) violate any Law applicable to the Stockholder or by which any of the Stockholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (d) Consents and Approvals. Other than compliance with applicable securities laws and Laws relating to competition (including any filing under the HSR Act), the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent or delay the performance by the Stockholder of any of its obligations under this Agreement.
          (e) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates before or by any Governmental Entity that would impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (f) Finder’s Fees. Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, US Corp., Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or at the direction of the Stockholder.
          (g) Reliance by Parent, US Corp. and Merger Sub. The Stockholder understands and acknowledges that Parent, US Corp. and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

ARTICLE V
OTHER COVENANTS
     5.1. Prohibition on Transfers, Other Actions.
          (a) Except as permitted by Section 5.4(b), the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into another tender or exchange offer), except to participate in the Offer or the Merger; (ii) enter into any agreement, arrangement or understanding with any Person (other than Parent, US Corp. or Merger Sub), or knowingly take any other action, that violates or conflicts with the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) knowingly take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.
          (b) The Stockholder hereby covenants and agrees that for a period of one year following the Operative Date (the “Lock-Up Period”), the Stockholder shall not Transfer, or consent to any Transfer of, any shares of Parent Common Stock, or any interest therein, or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any shares of Parent Common Stock or any interest therein to any person; provided that the Stockholder may participate during the Lock-Up Period with respect to its shares of Parent Common Stock in any merger, tender offer or other business combination or other transaction, in each case, which the Board of Directors of Parent has recommended to Parent’s stockholders. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Stockholder’s Parent Common Stock. Parent agrees that it will cause any stop transfer instructions imposed pursuant to this Section 5.1(b) to be lifted, and any legended certificates of Parent Common Stock delivered to the Stockholder pursuant to the Merger Agreement to be replaced with certificates not bearing such legend, promptly following the termination of the Lock-Up Period. The restrictions on transfer provided in this Section 5.1(b) shall be in addition to any restrictions on transfer of the Parent Common Stock imposed by any applicable Laws.
     5.2. Registration Rights Agreement. Concurrently with the execution of this Agreement, Parent and the Stockholder are entering into a Registration Rights Agreement (the “Registration Rights Agreement”).
     5.3. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

     5.4. No Solicitation.
          (a) The Stockholder hereby agrees that during the term of this Agreement, except as permitted by Section 5.4(b), it shall not, and shall use its reasonable best efforts to ensure that any of its Affiliates or Representatives do not, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, (ii) participate or enter into or engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, (iii) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Stock in connection with any vote or other action on any of the Section 3.1(a) Matters, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement or to otherwise vote or consent with respect to Covered Shares in a manner that would not violate Section 3.1, (iv) vote, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any letter of intent, memorandum of understanding, agreement, option agreement or other agreement relating to an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (v) agree to do any of the foregoing. The Stockholder hereby agrees immediately to cease and cause to be terminated all existing solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal or any offer, proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal, and will inform its Affiliates and Representatives of the obligations undertaken by the Stockholder pursuant to this Agreement, including this Section 5.4(a). If any of the Stockholder’s Affiliates or Representatives takes any action that the Stockholder is not permitted to take under this Section 5.4, it shall be deemed to be a breach of this Section 5.4 by the Stockholder. Notwithstanding anything in this Agreement (including the immediately preceding sentence) to the contrary, no action taken by the Company or any of its Affiliates or Representatives in compliance with Section 6.2 of the Merger Agreement shall be a violation by the Stockholder of this Section 5.4(a).
          (b) Notwithstanding anything contained in this Agreement to the contrary, in the event that the Company Board of Directors exercises its rights under Section 6.2 of the Merger Agreement to (i) furnish information concerning, and provide access to, the Company’s business, properties, employees and assets to any Person or Persons (and their Representatives acting in such capacity), and/or (ii) participate, engage or assist in discussions and negotiations with any Person or Persons (and their Representatives acting in such capacity), in each case, in compliance with Section 6.2 of the Merger Agreement, then (x) the Stockholder and its Representatives likewise may furnish any such information to such Person or Persons, provide such Person or Persons with any such access, and/or participate, engage or assist in any such discussions and negotiations with such Person or Persons; provided that any action taken by the Stockholder shall be taken only in coordination with the Company Board of Directors, and (y) in connection with the Company’s termination of the Merger Agreement pursuant to Section 9.1(f) thereof in order to enter into a transaction which is a Superior Proposal, the Stockholder shall be entitled to enter into a voting or other support agreement with the Person making the Superior Proposal, provided that the effectiveness of such agreement shall be conditioned on the termination of the Merger Agreement in compliance with Section 6.2(c) thereof.
     5.5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. The Stockholder hereby agrees to notify Parent in writing (a) as promptly as practicable (and in any event within one business day following such acquisition by the Stockholder) of the number of any additional shares of Company Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (b) as promptly as practicable (and in any event within the earlier of (i) one business day or (ii) 48 hours) after receipt by the Stockholder of any Acquisition Proposal or any offer, proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal or after any request for information is sought from or initiated with the Stockholder, and shall disclose the material terms of such Acquisition Proposal, proposal, offer or inquiry, including the identity of the Person or Persons making such Acquisition Proposal, proposal, offer or inquiry (unless prohibited by the confidentiality agreement with such Person) and provide a copy thereof if in writing and any related available material documentation or correspondence. The Stockholder will keep Parent informed on a prompt basis of the status and any material discussions or negotiations (including material amendments and proposed material amendments) relating to any Acquisition Proposal or any such offer, proposal or inquiry.
     5.6. Stockholder Profit.
          (a) In the event that the Merger Agreement shall have been terminated under circumstances in which a Termination Fee is payable or may be payable by the Company to Parent with respect to such termination upon the occurrence of certain events specified in the Merger Agreement, but in each case, subject to such Termination Fee actually becoming payable under the Merger Agreement, the Stockholder shall pay to Parent an amount equal to 50% of the Stockholder’s profit (determined in accordance with Section 5.6(b) below) from the sale or other Transfer of any Covered Shares pursuant to an Acquisition Proposal (including a Superior Proposal) so long as the agreement with respect to such Acquisition Proposal is entered into or such Acquisition Proposal is consummated within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt by the Stockholder of the proceeds from such sale or other disposition and shall only be required to be paid if such sale or other disposition is completed or, if later, when the Termination Fee is paid.
          (b) For purposes of this Section 5.6, the profit of the Stockholder shall equal (A) the aggregate consideration for or on account of the Covered Shares that were sold or otherwise Transferred as described in Section 5.6(a) including extraordinary distributions directly or indirectly made in connection with any Acquisition Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) the product of (x) $11.50 and (y) the number of Covered Shares so sold or otherwise Transferred by the Stockholder.
          (c) For purposes of this Section 5.6, the fair market value of any non-cash consideration consisting of:

          (i) securities listed on a national securities exchange or traded or quoted on the Nasdaq (“Traded Securities”) shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination (the “Valuation Period”); and
          (ii) consideration which is other than cash or Traded Securities shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholder within ten business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided, further, that the fees and expenses of such investment banking firm shall be borne equally by Parent and the Stockholder. The determination of the investment-banking firm shall be binding upon the parties.
          (d) Any payment of profit under this Section 5.6 shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by the Stockholder in the Acquisition Proposal or other disposition.
          (e) In the event that the Merger Agreement shall have been terminated under circumstances in which a Termination Fee is payable or may be payable by the Company to Parent with respect to such termination upon the occurrence of certain events specified in the Merger Agreement, then the Stockholder shall not, until the 12-month anniversary of the termination of this Agreement, Transfer any of the Covered Shares (i) to its limited partners or (ii) to any of its Affiliates unless such Affiliate agrees in writing to be bound by the provisions of this Section 5.6.
          (f) Neither the Stockholder nor Parent shall, and each shall use its reasonable best efforts to ensure that its respective Affiliates do not, engage in any Prohibited Activity with respect to any subject Traded Securities during an applicable Valuation Period. “Prohibited Activity” means any acquisition or disposition, in open market transactions, private transactions or otherwise, during the Valuation Period of any of the subject Traded Securities or any securities convertible into or exchangeable for or derivative of the subject Traded Securities or any other action, in the case of any of the foregoing, taken intentionally for the purpose of manipulating the price of the subject Traded Securities during the Valuation Period.
     5.7. Release. From and after the Effective Time, the Stockholder finally and forever releases Parent and the Company, and their respective successors, assigns, officers, directors, employees and all affiliates and Subsidiaries, past and present, of Parent and the Company (the “Releasees”) from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a “Claim” and collectively, the “Claims”) that (A) the Stockholder may have had in the past, may have as of the date hereof or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any of the Releasees and (B) has arisen or arises directly out of the Stockholder’s interest as a stockholder of the Company or any of its Subsidiaries; except with respect to any such Claims arising under this Agreement, the Merger Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and any Claim by the Stockholder for failure by the Company to pay all accrued and unpaid dividends on the Company Convertible Preferred Stock prior to the Operative Date.
     5.8. Waiver of Appraisal Rights. The Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.
     5.9. Further Assurances. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.
     5.10. Disclosure. Neither Parent, the Company nor the Stockholder will issue any press release or make any other public statement, and shall not authorize or permit any of its Subsidiaries or Affiliates or any of its or their Representatives to issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Registration Rights Agreement or any of the transactions contemplated by the Merger Agreement, this Agreement or the Registration Rights Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing requirement with the Nasdaq or the Toronto Stock Exchange, including any filings required under the Securities Act or the Exchange Act.
     5.11. Meeting Rights. During the Lock-Up Period, the Stockholder shall be entitled to meet one time in each calendar quarter with the Chief Executive Officer and the Chief Financial Officer of Parent (the “Meeting Right”). The Stockholder may exercise the Meeting Right by providing written notice to Parent at least ten business days in advance of any such meeting. The time, place and method of each meeting shall be as reasonably agreed by the parties. The Other Stockholder shall be entitled to attend any such meeting.
     5.12. Rule 144. Parent agrees to use its reasonable best efforts to file all reports required to be filed by it under the Exchange Act to the extent required to enable the Stockholder, after the expiration of the Lock-Up Period, to sell the Parent Common Stock pursuant to and in accordance with Rule 144.
     5.13. Affiliate Agreements. The Stockholder shall take all actions necessary to cause (a) the Registration Rights Agreement, dated as of March 19, 2004, by and among the Company, the Stockholder, the Other Stockholder, and such other persons who became signatories thereto as provided therein and (b) the Management Rights Letter, dated as of March 19, 2004, by and between the Stockholder and the Company to be terminated (without any payment), effective as of and contingent upon the earlier to occur of the Acceptance Date and the Effective Time, such that such agreements shall be of no further force or effect immediately thereafter. The Stockholder has approved the Certificate of Amendment. The Stockholder hereby waives its right of first offer under the Amended and Restated Preferred Stock Purchase Agreement, dated as of November 26, 2003, by and between the Company and the Stockholder, in connection with the Merger Agreement and the transactions contemplated thereby.
ARTICLE VI
MISCELLANEOUS
     6.1. Termination. This Agreement shall remain in effect until the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, and (ii) the delivery of written notice of termination by the Stockholder to Parent following any Fundamental Amendment effected without the prior written consent of the Stockholder, and upon the occurrence of the earliest of such events this Agreement shall terminate and be of no further force; provided, however, that the provisions of Section 5.6, this Section 6.1, the last sentence of Section 6.2(a) and Sections 6.4 through 6.13 shall survive any termination of this Agreement. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for willful breach of this Agreement. “Fundamental Amendment” means the execution by the Company, Parent, US Corp. and Merger Sub of an amendment to, or waiver by the Company, Parent, US Corp. or Merger Sub of any provision of, the Offer or the Merger Agreement that reduces the amount of the Offer Price or the Merger Consideration, changes the form of the Offer Price or the Merger Consideration to include or substitute therefor a form other than cash and Parent Common Stock, or decreases the ratio of cash to Parent Common Stock included in the Offer Price or the Merger Consideration. If the Stockholder does not exercise the termination right described above within five business days following the date the Stockholder is notified that such Fundamental Amendment is effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect.
     6.2. Legends; Stop Transfer Order.
          (a) In furtherance of this Agreement, the Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares held of record by the Stockholder and to legend the share certificates. The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Company Stock and to legend the share certificates. The Company agrees that, (i) if this Agreement is terminated in accordance with Section 6.1, then, promptly following the termination of this Agreement, (ii) if Merger Sub accepts the Covered Shares for payment pursuant to the terms of the Offer, then, concurrently with such acceptance (and in any event within such time as would not delay receipt by the Stockholder of the Offer Price), or (iii) if the transactions contemplated by the Merger Agreement are effected as a One Step Merger, then, immediately following the Closing (and in any event within such time as would not delay receipt by the Stockholder of the Merger Consideration), the Company will cause any stop transfer instructions imposed pursuant to this Section 6.2 to be lifted and any legended certificates delivered pursuant to this Section 6.2 to be replaced with certificates not bearing such legend.
          (b) Each certificate representing Covered Shares held of record by the Stockholder shall bear the following legend on the face thereof:

          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 25, 2008, AMONG SXC HEALTH SOLUTIONS CORP., NEW MOUNTAIN PARTNERS, L.P. AND NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH STOCKHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.”
          The Stockholder will cause all of its Existing Shares held of record by the Stockholder and any securities that become Covered Shares held of record by the Stockholder after the date hereof to be delivered to the Company for the purpose of applying such legend (if not so endorsed upon issuance). The Company shall return to the delivering party, as promptly as possible, any securities so delivered. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.
     6.3. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
     6.4. Notices.
          (a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing in accordance with this Section 6.4 by the party to receive such notice.
(i)	if to Parent, to:
SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, IL 60532-3246
Fax: (630) 328-2190
Attention: Chief Financial Officer
with a copy to:
Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603
Fax: (312) 853-7036

Attention: Gary D. Gerstman
                  Scott R. Williams
(ii)	if to the Company, to:
National Medical Health Card Systems, Inc.
26 Harbor Park Drive
Port Washington, NY 11050
Fax: (516) 605-6989
Attention: George McGinn, Esq.
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238
Fax: (615) 742-6293
Attention: J. Allen Overby, Esq.
                 Jennifer H. Noonan, Esq.
(iii)	if to the Stockholder, to:
New Mountain Partners, L.P.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Fax: (212) 582-2277
Attention: Mr. Michael B. Ajouz
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Fax: (212) 859-4000
Attention: Aviva F. Diamant, Esq.
          (b) A copy of all notices and other communications from Parent or Merger Sub to the Company (and vice versa) under the Merger Agreement shall be sent at the same time to the Stockholder at the above address, with a copy to its counsel at the above address, and the provisions of this Section 6.4 shall apply to such notices and communications; provided that no failure to provide such notice to the Stockholder shall relieve the Stockholder of its obligations under this Agreement.
     6.5. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     6.6. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     6.7. Entire Agreement. This Agreement, the Registration Rights Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
     6.8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6.8.
     6.9. Amendment; Waiver; Expenses.
          (a) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent, the Company and the Stockholder.
          (b) The Stockholder agrees that it is solely responsible (without reimbursement from the Company) for all costs and expenses (including all fees and expenses of counsel) incurred by the Stockholder in connection with this Agreement and the Registration Rights Agreement.
     6.10. Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     6.11. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders or partners, as applicable. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.
     6.12. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     6.13. Stockholder Capacity. The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Agreement.
[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SXC HEALTH SOLUTIONS CORP.

By:
Name:
Title:

NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments, L.P.,
its general partner

By:	New Mountain GP, LLC,
its general partner

By:

Name:
Title:

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:

Name:
Title:

ANNEX A
IRREVOCABLE PROXY
Dated as of February 25, 2008
     The undersigned Stockholder (the “Stockholder”) of National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Gordon Glenn and Jeffrey Park, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Covered Shares”), in accordance with the terms of this Proxy. The Covered Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Covered Shares. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Covered Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Covered Shares, with respect to any of the matters referred to in any of clauses (a) through (c) below until after the Expiration Time (as defined below).
     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Agreement of even date herewith (the “Stockholder Agreement”) by and among SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“Parent”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, SXC Health Solutions, Inc., a Texas corporation (“US Corp.”), Comet Merger Corporation, a newly-formed Delaware corporation that is wholly-owned by US Corp. and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides that Merger Sub will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), and following the consummation of the Offer (or, subject to certain conditions, in lieu thereof), Merger Sub will merge with and into the Company (the “Merger”) and the Stockholder will be entitled to receive the merger consideration specified therein. The term “Expiration Time”, as used in this Proxy, shall mean the earliest to occur of (i) the Operative Date, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the termination of the Stockholder Agreement in accordance with its terms.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Time, to act as the Stockholder’s attorney and proxy to vote all of the Covered Shares (or, if applicable, only such portion of the Covered Shares as is provided in Section 3.1(b) of the Stockholder Agreement), and to exercise all voting, consent and similar rights of the undersigned with respect to all of the

Covered Shares (or, if applicable, only such portion of the Covered Shares as is provided in Section 3.1(b) of the Stockholder Agreement) (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:
     (a) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders;
     (b) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholder knows is in opposition to, or competitive or materially inconsistent with, the Offer or the Merger or that the Stockholder knows would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in the Stockholder Agreement; and
     (c) against any Acquisition Proposal (as defined in the Merger Agreement) and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Offer or the Merger or the other transactions contemplated by the Merger Agreement or the Stockholder Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under the Stockholder Agreement, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company (including capital stock or other equity interests in its Subsidiaries) or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except for any amendment to increase the authorized capital stock); and (F) any change in the capitalization of the Company or the Company’s corporate structure.
     Any term or provision of this Proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Proxy.
     Any obligation of the Stockholder hereunder shall be binding upon the successors and assigns of the Stockholder.
     This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.
[signature page follows]

COUNTERPART SIGNATURE PAGE
     IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments, L.P.,
its general partner

By:	New Mountain GP, LLC,
its general partner

By: Name:
Title:
NUMBER OF OUTSTANDING SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY THE STOCKHOLDER:

SERIES A 7% CONVERTIBLE PREFERRED STOCK	6,790,797

COMMON STOCK	6,790,797 (upon conversion)

Stockholder Address:
New Mountain Partners, L.P.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Attention: Mr. Michael B. Ajouz
Fax: (212) 582-2277
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Aviva F. Diamant, Esq.
Fax: (212) 859-4000

STOCKHOLDER AGREEMENT
BY AND AMONG
SXC HEALTH SOLUTIONS CORP.,
NEW MOUNTAIN AFFILIATED INVESTORS, L.P.,
AND
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
DATED AS OF FEBRUARY 25, 2008

INDEX OF DEFINED TERMS

Page
Agreement	1
Beneficial Ownership	2
Beneficially Own	2
Beneficially Owned	2
Claims	11
Company	1
Company Common Stock	1
Company Convertible Preferred Stock	1
Company Stock	1
Covered Shares	2
Depositary	3
Encumbrance	2
Existing Shares	2
Fundamental Amendment	12
Grantees	5
Lock-Up Period	8
Merger	1
Merger Agreement	1
Merger Sub	1
Offer	1
Operative Date	2
Other Stockholder	2
Parent	1
Prohibited Activity	11
Registration Rights Agreement	8
Releasees	11
Section 3.1(a) Matters	5
Stockholder	1
Tender Documents	3
Traded Securities	10
Transfer	2
US Corp.	1
Valuation Period	10

STOCKHOLDER AGREEMENT
          STOCKHOLDER AGREEMENT, dated as of February 25, 2008 (this “Agreement”), by and among SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“Parent”), New Mountain Affiliated Investors, L.P., a Delaware limited partnership (the “Stockholder”), and National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”).
WITNESSETH:
          WHEREAS, concurrently with the execution of this Agreement, Parent, SXC Health Solutions, Inc., a Texas corporation (“US Corp.”), Comet Merger Corporation, a newly-formed Delaware corporation that is wholly-owned by US Corp. and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), and following the consummation of the Offer (or, subject to certain conditions, in lieu thereof), Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of Company Common Stock and each outstanding share, if any, of the Company’s Series A 7% Convertible Preferred Stock, par value $0.10 per share (“Company Convertible Preferred Stock”, and together with the Company Common Stock, “Company Stock”), will be converted into the right to receive the merger consideration specified therein.
          WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner, in the aggregate, of 165,725 outstanding shares of the Company Convertible Preferred Stock;
          WHEREAS, as a material inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
GENERAL
     1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.
          “Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Company Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Stock or other voting capital stock of the Company, in each case, that the Stockholder acquires Beneficial Ownership of on or after the date hereof.
          “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities laws and excluding any Encumbrance set forth in the Certificate of Designations.
          “Existing Shares” means, with respect to the Stockholder, the number of shares of Company Stock Beneficially Owned and owned of record by the Stockholder, as set forth in the recitals.
          “Operative Date” means the Acceptance Date, if the transactions contemplated by the Merger Agreement are effected by means of the Offer followed by the Second Step Merger, and means the Closing, if the transactions contemplated by the Merger Agreement are effected as a One Step Merger.
          “Other Stockholder” means New Mountain Partners, L.P., a Delaware limited partnership and the holder of the outstanding shares of Company Convertible Preferred Stock not held by the Stockholder.
          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise) (but does not include any conversion of the Company Convertible Preferred Stock into Company Common Stock after the Certificate of Amendment has become effective).
ARTICLE II
TENDERING
     2.1. Agreement to Tender.
          (a) The Stockholder hereby agrees that, within five business days after commencement of the Offer, the Stockholder shall validly tender or cause to be tendered in the Offer all of the shares of Company Stock represented by the Stockholder’s Covered Shares pursuant to and in accordance with the terms of the Offer, by delivering to the depositary designated in the Offer (the “Depositary”) (i) an executed letter of transmittal with respect to the Covered Shares, (ii) a certificate or certificates representing the Covered Shares, (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and (iv) a letter of instruction signed by the Stockholder instructing the Company to convert the Covered Shares into Company Common Stock effective upon receipt of a certificate from an executive officer of Parent stating that (1) all of the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived, (2) upon the conversion by the Stockholder of its Covered Shares into Company Common Stock and the conversion by the Other Stockholder of the shares of Company Stock owned by it into Company Common Stock, the Minimum Condition will have been satisfied, and (3) Merger Sub stands ready to, and will, immediately following such conversion by the Stockholder and the Other Stockholder, accept for payment all shares of Company Common Stock validly tendered in the Offer and not theretofore withdrawn (all of the foregoing documents, the “Tender Documents”).
          (b) The Stockholder hereby agrees that once the Tender Documents shall have been delivered to the Depositary, the Stockholder will not withdraw, nor permit the withdrawal of, any Tender Documents from the Offer, unless and until (i) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 6.1.
          (c) Notwithstanding the provisions of Sections 2.1(a) and 2.1(b), in the event of a Change in Recommendation made in compliance with the Merger Agreement, the obligation of the Stockholder to tender and not withdraw its Covered Shares in the manner set forth in this Section 2.1 shall terminate automatically without any further action by any party, and the Stockholder may or may not tender all or any portion of its Covered Shares in the Offer, and may withdraw from the Offer all or any portion of its Covered Shares that it may previously have tendered, as the Stockholder, in its sole discretion, determines.

ARTICLE III
VOTING
     3.1. Agreement to Vote.
          (a) The Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the earliest of (x) the Operative Date, (y) the termination of the Merger Agreement in accordance with its terms or (z) the termination of this Agreement in accordance with its terms, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, the Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Covered Shares are entitled to vote thereon or consent thereto:
          (i) appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and
          (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholder controls the right to vote (i) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders; (ii) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholder knows is in opposition to, or competitive or materially inconsistent with, the Offer or the Merger or that the Stockholder knows would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company (including capital stock or other equity interest in its Subsidiaries) or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except for any amendment to increase the authorized capital stock); and (F) any change in the capitalization of the Company or the Company’s corporate structure.

Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.
          (b) Notwithstanding the provisions of Section 3.1(a), in the event of a Change in Recommendation made in compliance with the Merger Agreement, the obligation of the Stockholder to vote (or cause to be voted), or to deliver (or cause to be delivered) a written consent with respect to, the Covered Shares in the manner set forth in this Section 3.1 shall terminate, together with the authority of each of the proxies set forth in Section 3.3, and the Stockholder may vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, the Covered Shares as the Stockholder, in its sole discretion, determines.
     3.2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement or as set forth in Section 7 of the Certificate of Designations, and except as may be permitted by Section 5.4(b), it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares with respect to any of the matters described in Section 3.1(a)(ii) (the “Section 3.1(a) Matters”), (b) has not granted, and shall not grant at any time while this Agreement remains in effect (except pursuant to Section 3.3), a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 3.1(a) Matters and (c) has not knowingly taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.
     3.3. Proxy. Without in any way limiting the Stockholder’s right to vote the Covered Shares in its sole discretion on any matters other than the Section 3.1(a) Matters that may be submitted to a stockholder vote, consent or other approval, the Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Gordon Glenn and Jeffrey Park, pursuant to a proxy to be delivered to Parent substantially in the form attached hereto as Annex A, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares as to which the Stockholder controls the right to vote in accordance with Section 3.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company at which any of the Section 3.1(a) Matters was to be considered. This proxy is coupled with an interest and shall be irrevocable until the earliest of (i) the Operative Date, (ii) a Change in Recommendation, (iii) the termination of the Merger Agreement in accordance with its terms, or (iv) the termination of this Agreement in accordance with its terms, in which event this proxy shall automatically be revoked without any further action by any party. The Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Covered Shares with respect to any of the Section 3.1(a) Matters. So long as the proxy granted under this Section 3.3 is a valid uncontested proxy that is effective to deliver the votes of the Covered Shares, the Stockholder shall be deemed to be fulfilling its obligations under Section 3.1. If Parent believes that such proxy is not a valid proxy or if Parent otherwise does not wish to utilize the proxy, Parent will so notify the Stockholder in writing so that the Stockholder will be able to perform its obligations under Section 3.1.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:
          (a) Organization; Authorization; Validity of Agreement; Necessary Action . The Stockholder is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Operative Date will be, Beneficially Owned and owned of record by the Stockholder, except that, in the case of the Offer, the Company Convertible Preferred Stock will have been converted into Company Common Stock in accordance with the terms of this Agreement. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Stock Beneficially Owned or owned of record by the Stockholder. Except for the rights granted to Parent hereby, the Stockholder has and will have at all times through the Operative Date sole voting power (including the right to control such vote as contemplated herein) with respect to the Section 3.1(a) Matters, sole power of disposition, sole power to issue instructions with respect to the Section 3.1(a) Matters, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Operative Date.
          (c) No Violation. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of formation or bylaws or other comparable governing documents, as applicable, of the Stockholder, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Stockholder is a party or by which it is bound or (iii) violate any Law applicable to the Stockholder or by which any of the Stockholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (d) Consents and Approvals. Other than compliance with applicable securities laws and Laws relating to competition (including any filing under the HSR Act), the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent or delay the performance by the Stockholder of any of its obligations under this Agreement.
          (e) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates before or by any Governmental Entity that would impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (f) Finder’s Fees. Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, US Corp., Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or at the direction of the Stockholder.
          (g) Reliance by Parent, US Corp. and Merger Sub. The Stockholder understands and acknowledges that Parent, US Corp. and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.
ARTICLE V
OTHER COVENANTS
     5.1. Prohibition on Transfers, Other Actions.
          (a) Except as permitted by Section 5.4(b), the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into another tender or exchange offer), except to participate in the Offer or the Merger; (ii) enter into any agreement, arrangement or understanding with any Person (other than Parent, US Corp. or Merger Sub), or knowingly take any other action, that violates or conflicts with the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) knowingly take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.
          (b) The Stockholder hereby covenants and agrees that for a period of one year following the Operative Date (the “Lock-Up Period”), the Stockholder shall not Transfer, or consent to any Transfer of, any shares of Parent Common Stock, or any interest therein, or enter into any Contract, option or other arrangement (including any profit sharing or other derivative arrangement) with respect to the Transfer of, any shares of Parent Common Stock or any interest therein to any person; provided that the Stockholder may participate during the Lock-Up Period with respect to its shares of Parent Common Stock in any merger, tender offer or other business combination or other transaction, in each case, which the Board of Directors of Parent has recommended to Parent’s stockholders. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Stockholder’s Parent Common Stock. Parent agrees that it will cause any stop transfer instructions imposed pursuant to this Section 5.1(b) to be lifted, and any legended certificates of Parent Common Stock delivered to the Stockholder pursuant to the Merger Agreement to be replaced with certificates not bearing such legend, promptly following the termination of the Lock-Up Period. The restrictions on transfer provided in this Section 5.1(b) shall be in addition to any restrictions on transfer of the Parent Common Stock imposed by any applicable Laws.
     5.2. Registration Rights Agreement. Concurrently with the execution of this Agreement, Parent and the Stockholder are entering into a Registration Rights Agreement (the “Registration Rights Agreement”).
     5.3. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
     5.4. No Solicitation.
          (a) The Stockholder hereby agrees that during the term of this Agreement, except as permitted by Section 5.4(b), it shall not, and shall use its reasonable best efforts to ensure that any of its Affiliates or Representatives do not, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, (ii) participate or enter into or engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, (iii) make or participate in, directly or indirectly, a “solicitation” of

“proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Stock in connection with any vote or other action on any of the Section 3.1(a) Matters, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement or to otherwise vote or consent with respect to Covered Shares in a manner that would not violate Section 3.1, (iv) vote, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any letter of intent, memorandum of understanding, agreement, option agreement or other agreement relating to an Acquisition Proposal or any proposal, offer or inquiry that may reasonably be expected to lead to an Acquisition Proposal, or (v) agree to do any of the foregoing. The Stockholder hereby agrees immediately to cease and cause to be terminated all existing solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal or any offer, proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal, and will inform its Affiliates and Representatives of the obligations undertaken by the Stockholder pursuant to this Agreement, including this Section 5.4(a). If any of the Stockholder’s Affiliates or Representatives takes any action that the Stockholder is not permitted to take under this Section 5.4, it shall be deemed to be a breach of this Section 5.4 by the Stockholder. Notwithstanding anything in this Agreement (including the immediately preceding sentence) to the contrary, no action taken by the Company or any of its Affiliates or Representatives in compliance with Section 6.2 of the Merger Agreement shall be a violation by the Stockholder of this Section 5.4(a).
          (b) Notwithstanding anything contained in this Agreement to the contrary, in the event that the Company Board of Directors exercises its rights under Section 6.2 of the Merger Agreement to (i) furnish information concerning, and provide access to, the Company’s business, properties, employees and assets to any Person or Persons (and their Representatives acting in such capacity), and/or (ii) participate, engage or assist in discussions and negotiations with any Person or Persons (and their Representatives acting in such capacity), in each case, in compliance with Section 6.2 of the Merger Agreement, then (x) the Stockholder and its Representatives likewise may furnish any such information to such Person or Persons, provide such Person or Persons with any such access, and/or participate, engage or assist in any such discussions and negotiations with such Person or Persons; provided that any action taken by the Stockholder shall be taken only in coordination with the Company Board of Directors, and (y) in connection with the Company’s termination of the Merger Agreement pursuant to Section 9.1(f) thereof in order to enter into a transaction which is a Superior Proposal, the Stockholder shall be entitled to enter into a voting or other support agreement with the Person making the Superior Proposal, provided that the effectiveness of such agreement shall be conditioned on the termination of the Merger Agreement in compliance with Section 6.2(c) thereof.
     5.5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. The Stockholder hereby agrees to notify Parent in writing (a) as promptly as practicable (and in any event within one business day following such acquisition by the Stockholder) of the number of any additional shares of Company Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (b) as promptly as practicable (and in any event within the earlier of (i) one business day or (ii) 48 hours) after receipt by the Stockholder of any Acquisition Proposal or any offer, proposal or inquiry that may reasonably be expected to lead to an Acquisition Proposal or after any request for information is sought from or initiated with the Stockholder, and shall disclose the material terms of such Acquisition Proposal, proposal, offer or inquiry, including the identity of the Person or Persons making such Acquisition Proposal, proposal, offer or inquiry (unless prohibited by the confidentiality agreement with such Person) and provide a copy thereof if in writing and any related available material documentation or correspondence. The Stockholder will keep Parent informed on a prompt basis of the status and any material discussions or negotiations (including material amendments and proposed material amendments) relating to any Acquisition Proposal or any such offer, proposal or inquiry.
     5.6. Stockholder Profit.
          (a) In the event that the Merger Agreement shall have been terminated under circumstances in which a Termination Fee is payable or may be payable by the Company to Parent with respect to such termination upon the occurrence of certain events specified in the Merger Agreement, but in each case, subject to such Termination Fee actually becoming payable under the Merger Agreement, the Stockholder shall pay to Parent an amount equal to 50% of the Stockholder’s profit (determined in accordance with Section 5.6(b) below) from the sale or other Transfer of any Covered Shares pursuant to an Acquisition Proposal (including a Superior Proposal) so long as the agreement with respect to such Acquisition Proposal is entered into or such Acquisition Proposal is consummated within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt by the Stockholder of the proceeds from such sale or other disposition and shall only be required to be paid if such sale or other disposition is completed or, if later, when the Termination Fee is paid.
          (b) For purposes of this Section 5.6, the profit of the Stockholder shall equal (A) the aggregate consideration for or on account of the Covered Shares that were sold or otherwise Transferred as described in Section 5.6(a) including extraordinary distributions directly or indirectly made in connection with any Acquisition Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) the product of (x) $11.50 and (y) the number of Covered Shares so sold or otherwise Transferred by the Stockholder.
          (c) For purposes of this Section 5.6, the fair market value of any non-cash consideration consisting of:
          (i) securities listed on a national securities exchange or traded or quoted on the Nasdaq (“Traded Securities”) shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination (the “Valuation Period”); and
          (ii) consideration which is other than cash or Traded Securities shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholder within ten business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided, further, that the fees and expenses of such investment banking firm shall be borne equally by Parent and the Stockholder. The determination of the investment-banking firm shall be binding upon the parties.
          (d) Any payment of profit under this Section 5.6 shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by the Stockholder in the Acquisition Proposal or other disposition.
          (e) In the event that the Merger Agreement shall have been terminated under circumstances in which a Termination Fee is payable or may be payable by the Company to Parent with respect to such termination upon the occurrence of certain events specified in the Merger Agreement, then the Stockholder shall not, until the 12-month anniversary of the termination of this Agreement, Transfer any of the Covered Shares (i) to its limited partners or (ii) to any of its Affiliates unless such Affiliate agrees in writing to be bound by the provisions of this Section 5.6.
          (f) Neither the Stockholder nor Parent shall, and each shall use its reasonable best efforts to ensure that its respective Affiliates do not, engage in any Prohibited Activity with respect to any subject Traded Securities during an applicable Valuation Period. “Prohibited Activity” means any acquisition or disposition, in open market transactions, private transactions or otherwise, during the Valuation Period of any of the subject Traded Securities or any securities convertible into or exchangeable for or derivative of the subject Traded Securities or any other action, in the case of any of the foregoing, taken intentionally for the purpose of manipulating the price of the subject Traded Securities during the Valuation Period.
     5.7. Release. From and after the Effective Time, the Stockholder finally and forever releases Parent and the Company, and their respective successors, assigns, officers, directors, employees and all affiliates and Subsidiaries, past and present, of Parent and the Company (the “Releasees”) from each and every agreement, commitment, indebtedness, obligation and claim of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a “Claim” and collectively, the “Claims”) that (A) the Stockholder may have had in the past, may have as of the date hereof or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any of the Releasees and (B) has arisen or arises directly out of the Stockholder’s interest as a stockholder of the Company or any of its Subsidiaries; except with respect to any such Claims arising under this Agreement, the Merger Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and any Claim by the Stockholder for failure by the Company to pay all accrued and unpaid dividends on the Company Convertible Preferred Stock prior to the Operative Date.
     5.8. Waiver of Appraisal Rights. The Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.
     5.9. Further Assurances. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.
     5.10. Disclosure. Neither Parent, the Company nor the Stockholder will issue any press release or make any other public statement, and shall not authorize or permit any of its Subsidiaries or Affiliates or any of its or their Representatives to issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Registration Rights Agreement or any of the transactions contemplated by the Merger Agreement, this Agreement or the Registration Rights Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing requirement with the Nasdaq or the Toronto Stock Exchange, including any filings required under the Securities Act or the Exchange Act.
     5.11. Meeting Rights. During the Lock-Up Period, the Stockholder shall be entitled to attend any meeting held pursuant to the Other Stockholder’s exercise of its right to meet each calendar quarter with the Chief Executive Officer and the Chief Financial Officer of Parent.
     5.12. Rule 144. Parent agrees to use its reasonable best efforts to file all reports required to be filed by it under the Exchange Act to the extent required to enable the Stockholder, after the expiration of the Lock-Up Period, to sell the Parent Common Stock pursuant to and in accordance with Rule 144.
     5.13. Affiliate Agreements. The Stockholder shall take all actions necessary to cause the Registration Rights Agreement, dated as of March 19, 2004, by and among the Company, the Stockholder, the Other Stockholder, and such other persons who became signatories thereto as provided therein to be terminated (without any payment), effective as of and contingent upon the earlier to occur of the Acceptance Date and the Effective Time, such that such agreement shall be of no further force or effect immediately thereafter. The Stockholder has approved the Certificate of Amendment. The Stockholder hereby waives its right of first offer under the Amended and Restated Preferred Stock Purchase Agreement, dated as of November 26, 2003, by and between the Company and the Stockholder, in connection with the Merger Agreement and the transactions contemplated thereby.
ARTICLE VI
MISCELLANEOUS
     6.1. Termination. This Agreement shall remain in effect until the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, and (ii) the delivery of written notice of termination by the Stockholder to Parent following any Fundamental Amendment effected without the prior written consent of the Stockholder, and upon the occurrence of the earliest of such events this Agreement shall terminate and be of no further force; provided, however, that the provisions of Section 5.6, this Section 6.1, the last sentence of Section 6.2(a) and Sections 6.4 through 6.13 shall survive any termination of this Agreement. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for willful breach of this Agreement. “Fundamental Amendment” means the execution by the Company, Parent, US Corp. and Merger Sub of an amendment to, or waiver by the Company, Parent, US Corp. or Merger Sub of any provision of, the Offer or the Merger Agreement that reduces the amount of the Offer Price or the Merger Consideration, changes the form of the Offer Price or the Merger Consideration to include or substitute therefor a form other than cash and Parent Common Stock, or decreases the ratio of cash to Parent Common Stock included in the Offer Price or the Merger Consideration. If the Stockholder does not exercise the termination right described above within five business days following the date the Stockholder is notified that such Fundamental Amendment is effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect.
     6.2. Legends; Stop Transfer Order.
          (a) In furtherance of this Agreement, the Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares held of record by the Stockholder and to legend the share certificates. The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Company Stock and to legend the share certificates. The Company agrees that, (i) if this Agreement is terminated in accordance with Section 6.1, then, promptly following the termination of this Agreement, (ii) if Merger Sub accepts the Covered Shares for payment pursuant to the terms of the Offer, then, concurrently with such acceptance (and in any event within such time as would not delay receipt by the Stockholder of the Offer Price), or (iii) if the transactions contemplated by the Merger Agreement are effected as a One Step Merger, then, immediately following the Closing (and in any event within such time as would not delay receipt by the Stockholder of the Merger Consideration), the Company will cause any stop transfer instructions imposed pursuant to this Section 6.2 to be lifted and any legended certificates delivered pursuant to this Section 6.2 to be replaced with certificates not bearing such legend.
          (b) Each certificate representing Covered Shares held of record by the Stockholder shall bear the following legend on the face thereof:
          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 25, 2008, AMONG SXC HEALTH SOLUTIONS CORP., NEW MOUNTAIN AFFILIATED INVESTORS, L.P. AND NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH STOCKHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.”
          The Stockholder will cause all of its Existing Shares held of record by the Stockholder and any securities that become Covered Shares held of record by the Stockholder after the date hereof to be delivered to the Company for the purpose of applying such legend (if not so endorsed upon issuance). The Company shall return to the delivering party, as promptly as possible, any securities so delivered. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.

     6.3. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
     6.4. Notices.
          (a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing in accordance with this Section 6.4 by the party to receive such notice.
          (i) if to Parent, to:
SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, IL 60532-3246
Fax: (630) 328-2190
Attention: Chief Financial Officer
              with a copy to:
Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603
Fax: (312) 853-7036
Attention: Gary D. Gerstman
Scott R. Williams
          (ii) if to the Company, to:
National Medical Health Card Systems, Inc.
26 Harbor Park Drive
Port Washington, NY 11050
Fax: (516) 605-6989
Attention: George McGinn, Esq.
              with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238

Fax: (615) 742-6293
Attention: J. Allen Overby, Esq.
Jennifer H. Noonan, Esq.
          (iii) if to the Stockholder, to:
New Mountain Affiliated Investors, L.P.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Fax: (212) 582-2277
Attention: Mr. Michael B. Ajouz
              with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Fax: (212) 859-4000
Attention: Aviva F. Diamant, Esq.
          (b) A copy of all notices and other communications from Parent or Merger Sub to the Company (and vice versa) under the Merger Agreement shall be sent at the same time to the Stockholder at the above address, with a copy to its counsel at the above address, and the provisions of this Section 6.4 shall apply to such notices and communications; provided that no failure to provide such notice to the Stockholder shall relieve the Stockholder of its obligations under this Agreement.
     6.5. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     6.6. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     6.7. Entire Agreement. This Agreement, the Registration Rights Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
     6.8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          (b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6.8.
     6.9. Amendment; Waiver; Expenses.
          (a) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent, the Company and the Stockholder.
          (b) The Stockholder agrees that it is solely responsible (without reimbursement from the Company) for all costs and expenses (including all fees and expenses of counsel) incurred by the Stockholder in connection with this Agreement and the Registration Rights Agreement.
     6.10. Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     6.11. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders or partners, as applicable. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.
     6.12. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     6.13. Stockholder Capacity. The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Agreement.
[Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SXC HEALTH SOLUTIONS CORP.

By: Name:
Title:

NEW MOUNTAIN AFFILIATED INVESTORS, L.P.

By:	New Mountain GP, LLC, its general partner

By:

Name:
Title:

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:

Name:
Title:

ANNEX A
IRREVOCABLE PROXY
Dated as of February 25, 2008
     The undersigned Stockholder (the “Stockholder”) of National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Gordon Glenn and Jeffrey Park, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Covered Shares”), in accordance with the terms of this Proxy. The Covered Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the signature page of this Proxy, along with the number(s) of the stock certificate(s) representing such Covered Shares. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Covered Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Covered Shares, with respect to any of the matters referred to in any of clauses (a) through (c) below until after the Expiration Time (as defined below).
     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Stockholder Agreement of even date herewith (the “Stockholder Agreement”) by and among SXC Health Solutions Corp., a corporation organized under the laws of Yukon Territory, Canada (“Parent”), the Company and the undersigned Stockholder of the Company, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, SXC Health Solutions, Inc., a Texas corporation (“US Corp.”), Comet Merger Corporation, a newly-formed Delaware corporation that is wholly-owned by US Corp. and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides that Merger Sub will commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), and following the consummation of the Offer (or, subject to certain conditions, in lieu thereof), Merger Sub will merge with and into the Company (the “Merger”) and the Stockholder will be entitled to receive the merger consideration specified therein. The term “Expiration Time”, as used in this Proxy, shall mean the earliest to occur of (i) the Operative Date, (ii) a Change in Recommendation, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) the termination of the Stockholder Agreement in accordance with its terms.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Time, to act as the Stockholder’s attorney and proxy to vote all of the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Covered Shares

(including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:
     (a) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote or written consent of stockholders;
     (b) against any action or agreement submitted for the vote or written consent of stockholders that the Stockholder knows is in opposition to, or competitive or materially inconsistent with, the Offer or the Merger or that the Stockholder knows would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in the Stockholder Agreement; and
     (c) against any Acquisition Proposal (as defined in the Merger Agreement) and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Offer or the Merger or the other transactions contemplated by the Merger Agreement or the Stockholder Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under the Stockholder Agreement, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company (including capital stock or other equity interests in its Subsidiaries) or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except for any amendment to increase the authorized capital stock); and (F) any change in the capitalization of the Company or the Company’s corporate structure.
     Any term or provision of this Proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Proxy.
     Any obligation of the Stockholder hereunder shall be binding upon the successors and assigns of the Stockholder.
     This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.
[signature page follows]

COUNTERPART SIGNATURE PAGE
     IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

NEW MOUNTAIN AFFILIATED INVESTORS, L.P.

By:	New Mountain GP, LLC, its general partner

By: Name:
Title:
NUMBER OF OUTSTANDING SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY THE STOCKHOLDER:

SERIES A 7% CONVERTIBLE PREFERRED STOCK	165,725

COMMON STOCK	165,725 (upon conversion)

Stockholder Address:
New Mountain Affiliated Investors, L.P.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Attention: Mr. Michael B. Ajouz
Fax: (212) 582-2277
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Aviva F. Diamant, Esq.
Fax: (212) 859-4000

Annex D
Certificate of Amendment
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A 7% CONVERTIBLE PREFERRED STOCK OF
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

          National Medical Health Card Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
          1. That by resolution of the Board of Directors of the Corporation (the “Board”) pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, and by a Certificate of Designations, Preferences and Rights (the “Series A Certificate of Designations”) filed in the office of the Secretary of the State of Delaware effective as of March 19, 2004, the Corporation authorized shares of Series A 7% Convertible Preferred Stock, $0.10 par value per share, of the Corporation (the “Series A Preferred Stock”) and established the powers, designations, preferences and relative, participating, optional and other rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof.
          2. That the Board deemed it advisable to amend the Series A Certificate of Designations as set forth herein (the “Amendment to the Series A Certificate of Designations”).
          3. That the stockholders of the Corporation adopted the Amendment to the Series A Certificate of Designations in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
          4. That the Series A Certificate of Designations is hereby amended as follows:
     Section 3(a)(iii) is deleted in its entirety and replaced with the following:
     (iii) Each such dividend shall be payable on the applicable Dividend Payment Date to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock ledger of the Corporation at the close of business on the day immediately preceding such Dividend Payment Date. Any dividend that is not otherwise paid in cash on the applicable Dividend Payment Date (whether due to the Corporation’s inability to pay such dividend in cash or otherwise) shall automatically, and without any action on the part of the Corporation, accrue and compound and be added to the Accrued Value on such Dividend Payment Date. Once such dividends have been added to the Accrued Value, dividends shall accrue and accumulate thereon in accordance with clause (i) or (ii) of this Section 3(a), as applicable, until such time, if any, as such dividends, together with all accrued and unpaid dividends thereon, are subsequently paid in cash by the Corporation (at which time such dividends, to the extent paid as aforesaid, shall be deducted from the Accrued Value). Dividends shall cease to accrue and accumulate in respect of the Series A Preferred Stock on the Optional Redemption Date, the Redemption Date or the Conversion Date for such shares as the case may be, unless (1) in the case of the Optional Redemption Date or the Redemption Date, the Corporation fails to pay any amount necessary for such redemption (including any accrued but unpaid dividends required to be paid at such time) when due in accordance with Section 4(c) or Section 5(c) hereof, as applicable, or, (2) in the case of a Conversion Date, the Corporation fails to deliver certificates representing the Common Stock or other assets or securities issuable upon such conversion within three Business Days of the Conversion Date; in the case of either clause (1) or (2) above, dividends shall continue to accumulate and accrue from the Redemption Date or the Conversion Date, as the case may be, at the rate indicated above, or from the Optional Redemption Date as set forth in Section 4(f), until such payment (and payment of such additional dividends) and/or delivery (and delivery of such additional shares or money owed by reason of the continued accumulation and accrual of dividends) is made. Any holder may request in writing that the Corporation pay any dividend or all dividends authorized with respect to any or all Dividend Payment Dates by means of wire transfer to an account specified by the holder in such notice. Such notice shall not apply to a Dividend Payment Date if received less than five days prior thereto.
     Section 6 is amended to add the following paragraph (e):
     (e) Notwithstanding anything to the contrary in this Certificate of Designations, (i) neither the entry into the Merger Agreement or the Stockholder Agreements by the Corporation or any of the other parties thereto, nor the exercise by Parent or Merger Sub of any of their rights under the Merger Agreement or the Stockholder Agreements, nor the consummation of the Offer or the Merger, shall constitute a Change in Control or Liquidation, and (ii) if shares are accepted for payment in the

Offer in accordance with the terms of the Offer, any shares of Series A Preferred Stock outstanding immediately prior to such acceptance for payment shall, upon their conversion into shares of Common Stock, only have the right to receive the Offer Price, or, if the One Step Merger is consummated, any shares of Series A Preferred Stock outstanding immediately prior to the One Step Merger shall be converted into the right to receive only the Merger Consideration.
     Section 8 is amended to add the following paragraph (g):
     (g) Notwithstanding anything to the contrary in this Certificate of Designations, from and after the date of the Merger Agreement until the termination of the Merger Agreement in accordance with its terms, any shares of Series A Preferred Stock that convert into shares of Common Stock shall convert at a ratio of one share of Common Stock for each share of Series A Preferred Stock and no adjustment shall be made to such ratio.
     Section 11 is amended to add the following definitions:
     “Board of Directors” means the Board of Directors of the Corporation.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Merger” has the meaning set forth in the Merger Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of February 25, 2008, by and among the Corporation, SXC Health Solutions Corp. (“Parent”), SXC Health Solutions, Inc. and Comet Merger Corporation, as amended from time to time; a copy of the Merger Agreement will be made available without charge to any stockholder of the Corporation upon request.
     “Merger Consideration” has the meaning set forth in the Merger Agreement.
     “Offer” has the meaning set forth in the Merger Agreement.
     “Offer Price” has the meaning set forth in the Merger Agreement.
     “One Step Merger” has the meaning set forth in the Merger Agreement.
     “Parent” has the meaning set forth in the definition of Merger Agreement.

     “Stockholder Agreement” has the meaning set forth in the Merger Agreement.

          IN WITNESS WHEREOF, National Medical Health Card Systems, Inc. has caused this Certificate of Amendment of the Certificate of Designations, Preferences and Rights to be executed by its duly authorized officer this ___day of ___, 2008.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
By:
Name:
Title:

D-5